UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AK STEEL HOLDING CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AK Steel | NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

AK Steel Holding Corporation 9227 CENTRE POINTE DRIVE WEST CHESTER, OHIO 45069	Dr. James A. Thomson NON-EXECUTIVE CHAIRMAN OF THE BOARD	Roger K. Newport CHIEF EXECUTIVE OFFICER

April 10, 2017

             Dear Fellow Stockholders:

It is our pleasure to invite you to the 2017 Annual Meeting of Stockholders of AK Steel Holding Corporation (“Annual Meeting”). The meeting will be held at 1:30 p.m., Eastern Daylight Saving Time, on Thursday, May 25, 2017, and will be a webcast meeting of stockholders.

You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/AKS2017. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person. The Annual Meeting is being held on a virtual-only basis in order to reach the broadest number of stockholders possible and to save costs relative to holding a physical meeting.

Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 27, 2017, or their duly appointed proxies. We strongly encourage you to participate by voting your proxy in one of the methods explained in the Notice of Annual Meeting of Stockholders that you received in the mail.

This year we have once again elected to furnish proxy materials to our stockholders on the Internet. We believe this allows us to provide our stockholders with the information they need in an accessible format, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions for each of your voting options as described in the Proxy Statement and the Notice.

Please read the Notice of Annual Meeting of Stockholders and Proxy Statement carefully. Your vote is important. There are five proposals included in the Proxy Statement. The Board of Directors recommends that you vote your shares as follows:

1. FOR the election of each of the eleven nominee Directors (Proposal No. 1).

2. FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017 (Proposal No. 2).

3. FOR the approval of Named Executive Officer compensation (Proposal No. 3).

4. FOR the option of an annual advisory vote (that is, vote for “ONE YEAR”) with respect to the frequency of future stockholder votes concerning Named Executive Officer compensation (Proposal No. 4).

5. FOR the approval of the material terms of the performance goals under the new Omnibus Management Incentive Plan (Proposal No. 5).

Please read the Notice of Annual Meeting of Stockholders and Proxy Statement carefully. Your vote is important.
On behalf of your Board of Directors, we thank you for your continued support. Your continuing interest in our company is greatly appreciated.

Sincerely,

Dr. James A. Thomson	Roger K. Newport

2017 Proxy Statement

AK STEEL HOLDING CORPORATION

9227 Centre Pointe Drive

West Chester, Ohio 45069

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

OF AK STEEL HOLDING CORPORATION (THE “COMPANY”)

Date:	Thursday, May 25, 2017

Time:	The meeting will begin at 1:30 p.m., Eastern Daylight Saving Time

Place:	The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/AKS2017. There is no physical location for the Annual Meeting.

Purposes:	1. To elect as Directors the eleven candidates nominated by the Board;

2. To ratify, by a non-binding advisory vote, the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017;

3. To vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers;

4. To select, on a non-binding advisory basis, the frequency of future stockholder votes concerning Named Executive Officer compensation;

5. To approve the material terms of the performance goals under the new Omnibus Management Incentive Plan; and

6. To transact such other business as properly may come before the meeting.

Who Can Vote:	AK Steel stockholders of record as of the close of business on March 27, 2017.

How You Can Vote:

You may vote in advance of the meeting via the Internet, by telephone, or by using the proxy card that will be enclosed with those materials (if you received a printed copy of the proxy materials). If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice or proxy card that you received (if you received a printed copy of the proxy materials). Every stockholder’s vote is important.

Right to Revoke Your Proxy:

You may revoke your proxy at any time before the vote is taken at the virtual meeting. If you are a stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); (2) providing a written notice of revocation to AK Steel’s Corporate Secretary at AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, OH 45069, prior to your shares being voted; or (3) participating in the virtual meeting and voting. Attendance at the virtual meeting will not cause your previously granted proxy to be revoked unless you vote at the meeting or specifically so request. For shares you hold beneficially in “street name”, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the online meeting and voting.

Who May Attend:

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/AKS2017. The webcast will start at 1:30 p.m. Eastern Daylight Saving Time. You will need the sixteen-digit control number that is included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to vote and submit questions while attending the meeting online. If you do not have your sixteen-digit control number, you will only be able to listen to the Annual Meeting.

By Authorization of the Board of Directors,
Joseph C. Alter, Corporate Secretary

West Chester, Ohio

April 10, 2017

2017 Proxy Statement

2017 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our 2016 performance, please review the Annual Report on Form 10-K for the year ended December 31, 2016, a copy of which is available at the Investors section of our website at www.aksteel.com.

Voting Matters and Recommendation

Our Board’s Recommendation
PROPOSAL 1. Election of Directors (page 7)

The Board and the members of the Nominating and Governance Committee believe that the eleven Director nominees possess the necessary and preferred qualifications to provide effective oversight of the business and quality advice and counsel to our Management to maximize long-term value for our stockholders.

FOR each Director Nominee
PROPOSAL 2. Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm (page 95)

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Independent Registered Public Accounting Firm for the year ending 2017 is in our and our stockholders’ best interests. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public account firm. Ernst & Young has served as our auditor since 2013.

FOR
PROPOSAL 3. Advisory vote to approve Named Executive Officer Compensation (page 96)

We seek a non-binding advisory vote from our stockholders to approve the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis (“CD&A”) section beginning on page 36. The Board values stockholders’ opinions and the Management Development and Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions, as it has done each year since the inception of our annual advisory vote.

FOR
PROPOSAL 4. Advisory vote with respect to the frequency of future stockholder votes concerning Named Executive Officer compensation (page 99)

We seek a non-binding advisory vote from our stockholders on the frequency of future stockholder votes concerning compensation of our Named Executive Officers as described in the CD&A section beginning on page 36. Stockholders may vote for having the vote annually, every two years, or every three years. The Board recommends that stockholders vote to continue holding the advisory vote on compensation annually. The Board values stockholders’ opinions and the Management Development and Compensation Committee will strongly weight the outcome of the advisory vote when determining the frequency of future stockholder votes on Named Executive Officer compensation.

1 YEAR

i	2017 Proxy Statement

PROPOSAL 5. Approval of the material terms of the performance goals under the new Omnibus Management Incentive Plan (page 100)

We are submitting the material terms of the performance-based goals of the new Omnibus Management Incentive Plan (“Omnibus Plan”) for stockholder approval in accordance with Section 162(m) of the United States Internal Revenue Code of 1986, as amended, as further described in Proposal 5. The Board believes that the Omnibus Plan is in the best interests of AK Steel and our stockholders, as it will enable the continuation of the most important aspect of our compensation program – namely, to align Management’s incentive compensation with our performance.

FOR

Governance Highlights

We are committed to the highest standards of corporate governance, which we believe promote the long-term interests of our business and maximizing returns for our stockholders, while strengthening Board and Management accountability. The following are some highlights of our governance framework:

❖	10 of 11 Director nominees are independent
❖	Independent leadership of the Board through our Non-Executive Chairman
❖	All Committees comprised entirely of independent Directors
❖	4 of 11 Director nominees (36%) are diverse in terms of gender, race and/or ethnicity
❖	Annual election of Directors
❖	Majority voting for Directors
❖	Mandatory retirement age for Directors and Executive Officers
❖	Robust risk oversight by the Board and its Committees
❖	Executive compensation clawback policy
❖	Regular Board and Committee self-evaluations
❖	Regular Executive Sessions of independent Directors
❖	Stockholder outreach program
❖	Pay-for-performance-based executive compensation program
❖	Stock retention guidelines for Directors and Executive Officers
❖	Majority of Director compensation in the form of restricted stock units
❖	Policy prohibiting insider trading, hedging transactions and pledging of securities
❖	Proxy access rights – We amended our By-laws in January 2017 to include proxy access provisions permitting eligible stockholders to include in our proxy statement nominees for election to our Board.

ii	2017 Proxy Statement

Director Nominee Snapshot

Set forth below is a summary of relevant biographical information for each of our Director nominees.

Name	Age	Director Since	Independent	Primary Occupation	Committee Memberships(1)	Other Public Boards
Dennis C. Cuneo	67	2008	Yes	Partner, Fisher & Phillips, LLP; President, DC Strategic Advisors, LLC	Audit, Finance, P&EI (Chair)	1
Sheri H. Edison	60	2014	Yes	Senior Vice President, Chief Legal Officer and Secretary, Bemis Company, Inc.	Audit, MD&C, N&G	0
Mark G. Essig	59	2013	Yes	Chief Executive Officer, FKI Security Group	Audit, Finance (Chair), P&EI	0
William K. Gerber	63	2007	Yes	Managing Director, Cabrillo Point Capital LLC	Audit (Chair), Finance, P&EI	1
Gregory B. Kenny	64	2016	Yes	Retired Chief Executive Officer & President of General Cable Corporation	Finance, MD&C, N&G	2
Ralph S. Michael, III	62	2007	Yes	Executive Vice President and Group Regional President, Fifth Third Bancorp, and Regional President of Fifth Third Bank, Greater Cincinnati	Audit, Finance, MD&C (Chair)	1
Roger K. Newport	52	2016	No	Chief Executive Officer, AK Steel Holding Corporation	None	0
James A. Thomson	72	1996	Yes	Non-Executive Chairman of the Board of Directors	MD&C, N&G (Chair), P&EI	0
Dwayne A. Wilson	58	2017	Yes	Retired Senior Vice President, Fluor Corporation	(2)	1
Vicente Wright	64	2013	Yes	Retired President and Chief Executive Officer of California Steel Industries	Finance, N&G, P&EI	0
Arlene M. Yocum	59	2017	Yes	Retired Executive Vice President and Managing Executive of Client Service, PNC Asset Management	(3)	0

(1)	MD&C = Management Development and Compensation Committee; N&G = Nominating and Governance Committee; P&EI = Public and Environmental Issues Committee
(2)	Mr. Wilson joined the Board effective January 9, 2017. He and the Board are in the process of determining his Committee assignments.
(3)	Mrs. Yocum joined the Board effective January 9, 2017. She and the Board are in the process of determining her Committee assignments.

iii	2017 Proxy Statement

Director Average Age and Average Board Tenure Snapshot

The below charts provide the respective ages and tenures of service for each of our Director nominees, in addition to the average age and tenure.

iv	2017 Proxy Statement

Director Skill/Experience Snapshot

Set forth below is information for each of our Director nominees detailing their tenure and skills illustrating the high level of experience and skills each brings to the Board. The Director nominees are presented in order of their respective mandatory retirement dates under the Board’s mandatory retirement age policy.

2017 AK Steel Board of Directors Skills/Experience Matrix
Director	Thomson	Cuneo	Kenny	Wright	Gerber	Michael	Edison	Essig	Yocum	Wilson	Newport
Board Tenure
Year of Election	1996	2008	2016	2013	2007	2007	2014	2013	2017	2017	2016
Mandatory Retirement Date	2019	2024	2026	2027	2028	2029	2032	2032	2032	2033	2038
Compliance
Independent (NYSE)	yes	yes	yes	yes	yes	yes	yes	yes	yes	yes	no
Outside Director (IRS § 162m)	yes	yes	yes	yes	yes	yes	yes	no	yes	yes	no
Non-employee Director	yes	yes	yes	yes	yes	yes	yes	yes	yes	yes	no
Financially Literate (NYSE)	yes	yes	yes	yes	yes	yes	yes	yes	yes	yes	n/a
Audit Comm. Financial Expert	no	no	no	no	yes	yes	no	yes	no	no	n/a
Industry Experience
Present CEO or Executive						x	x	x			x
Past CEO	x		x	x				x		x
Executive Officer (past or present)	x	x	x	x	x	x	x	x	x	x	x
Steel Industry				x			x	x			x
Manufacturing or Related		x	x	x		x		x		x
Operations (including P&L)			x	x		x	x	x	x	x	x
International Business	x	x	x	x	x	x	x	x	x	x
Mergers and Acquisitions	x	x	x	x	x	x	x	x	x	x	x
Environmental or Energy	x	x		x		x	x	x	x	x
Specialty Skills / Experience
U.S. Public Company Board	x	x	x		x	x	x	x	x	x
Audit / Finance Committee (U.S. Public Company)	x	x	x		x	x	x	x	x
Compensation Committee (U.S. Public Company)	x		x		x	x	x	x		x
Governance Committee (U.S. Public Company)	x		x		x		x
Finance/Accounting/Audit		x	x	x	x	x	x	x	x		x
Legal		x					x		x
Human Resources		x		x			x	x
Technology/Engineering	x			x						x
Communications/Pub. Relations		x		x			x				x
Governmental Affairs	x	x		x			x				x
Diversity (ethnicity, gender, race, etc.)				x			x		x	x

v	2017 Proxy Statement

Management Development and Compensation Committee’s Executive Compensation Philosophy

Pay-for-performance is the foundational principle of our executive compensation program. Our compensation philosophy, as shaped by the Management Development and Compensation Committee and approved by the Board, is that an executive compensation program should strengthen the commonality of interests between Management and our stockholders, while at the same time enabling us to attract, motivate and retain executives of high caliber and ability who will drive our success. Consistent with that objective, the Committee believes that a significant portion of the overall compensation package for each of our Executive Officers should be performance-based, including performance-based vesting provisions for a significant portion of the equity incentives awarded to each Executive Officer. The Committee believes that a well-designed executive compensation program also includes both annual and long-term performance incentives. The Committee further believes that our compensation program should be designed to reward superior performance and to provide financial consequences for subpar performance.

Overview of 2016 Executive Compensation

Set forth below is the 2016 compensation for each Named Executive Officer as determined under Securities and Exchange Commission (“SEC”) rules, plus an additional, final column, entitled “Total Not Including Change in Pension Value.” The amounts reported in this final column differ substantially from, and are not a substitute for, the amounts reported in the “SEC Total” column. The amounts reported in the final column are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation reported in the Summary Compensation Table in any given year. To facilitate that understanding, this column shows total compensation without pension value changes. See the 2016 Summary Compensation Table and the accompanying notes to the table beginning on page 75 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	SEC Total	Total Not Including Change in Pension Value
Roger K. Newport	$850,000	$0	$505,470	$253,111	$2,515,519	$1,771,220	$49,087	$5,944,407	$4,173,187
Chief Executive Officer

Kirk W. Reich	700,000	0	153,468	76,835	1,739,630	1,470,650	35,145	4,175,728	2,705,078
President and Chief Operating Officer

Jaime Vasquez	375,000	0	88,566	45,066	773,753	615,415	25,818	1,923,618	1,308,203
Vice President, Finance and Chief Financial Officer

Joseph C. Alter	350,000	75,000	53,766	26,924	546,101	350,048	31,630	1,433,469	1,083,421
Vice President, General Counsel and Corporate Secretary

Maurice A. Reed	310,000	0	47,502	23,876	554,351	545,526	37,326	1,518,581	973,055
Vice President, Engineering, Raw Materials and Energy

vi	2017 Proxy Statement

AK STEEL HOLDING CORPORATION

9227 Centre Pointe Drive

West Chester, Ohio 45069

PROXY STATEMENT

We are furnishing this Proxy Statement in connection with the solicitation by the Board of Directors of AK Steel Holding Corporation (the “Company,” “AK Steel,” “us,” “we,” or “our”) of proxies to be voted at the 2017 Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 25, 2017, at 1:30 p.m. via live webcast at www.virtualshareholdermeeting.com/AKS2017, and at any and all postponements or adjournments thereof.

On or about April 10, 2017, we mailed to stockholders of record a notice containing instructions on how to access our 2017 Proxy Statement and 2016 Annual Report to Stockholders on the Internet and on how to vote online. That notice also contains instructions on how you can receive a paper copy of the Proxy Statement and Annual Report to Stockholders via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.

QUESTIONS AND ANSWERS ABOUT THE PROXY AND ANNUAL MEETING

1. Why is the Annual Meeting being webcast?

The Annual Meeting is being held on a virtual-only basis in order to reach the broadest number of stockholders possible and to save costs compared to a physical meeting, particularly in view of the very low in-person attendance at Annual Meetings in recent years. We are one of many prominent Delaware publicly-traded companies that have held virtual-only meetings and, as such, we are confident in the technology. In September 2016, we held a Special Meeting of Stockholders as a virtual-only meeting and found it to be efficient and convenient for our stockholders.

2. What is a “proxy?”

A proxy is a person or entity authorized to act for another person. In this instance, the Board of Directors has appointed a Proxy Committee to vote the shares represented by proxy forms submitted by stockholders to us prior to the Annual Meeting. Giving the Proxy Committee your proxy means that you authorize the Proxy Committee to vote your shares on your behalf at the Annual Meeting as you specifically instruct on your proxy card for each proposal, or if a matter that is not raised on the proxy card comes up for a vote at the Annual Meeting, in accordance with the Proxy Committee’s best judgment.

3. Whom am I appointing as my proxy?

The Proxy Committee consists of Roger K. Newport, our Chief Executive Officer; Kirk W. Reich, our President and Chief Operating Officer; and Joseph C. Alter, our Vice President, General Counsel and Corporate Secretary.

4. What is a Proxy Statement?

The document you are reading is a Proxy Statement. It is intended to provide our stockholders with information necessary to vote in an informed manner on matters to be presented at the Annual Meeting. It is sent in conjunction with a solicitation of your proxy.

1	2017 Proxy Statement

5. Why did I receive more than one Proxy Statement or proxy card?

You may receive more than one Proxy Statement and proxy card if you hold our stock in different ways (e.g., joint tenancy, in trust, or in a custodial account) or in multiple accounts.

6. Why are you soliciting my proxy?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting because, at the close of business on March 28, 2016, the record date, you were: (1) a “stockholder of record,” which means that you were shown on our records as the owner of our common stock, or (2) the beneficial owner of shares held in street name. All stockholders of record are entitled to vote at the meeting. It is important that as many stockholders as possible vote on the issues to be decided at the Annual Meeting. The process of soliciting proxies is intended to increase the number of stockholders who vote on those issues. In addition, stockholders who vote by proxy are deemed to be in attendance at the meeting for purposes of determining if there is a quorum.

7. What is the difference between a “stockholder of record” and a beneficial owner of shares held in “street name?”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the stockholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, broker or other institution, then you are the “beneficial owner” of shares held in “street name.” The entity holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that entity on how to vote the shares held in your account.

8. How do I obtain voting instructions if my stock is held in “street name?”

If your stock is held in “street name,” you will receive a notice, typically entitled “Voting Instruction Form” or something similar, either electronically or by mail from the bank, broker or other institution holding your stock. This notice contains instructions regarding how to access the proxy materials and how to vote.

9. If I hold my stock in street name and fail to provide specific voting instructions to the bank, broker or other institution holding it on my behalf, will my stock still get voted?

Not on all matters. If you hold your shares in street name and want a vote to be cast on your behalf for all proposals described in this Proxy Statement, you must submit your specific voting instructions to the bank, broker or other institution holding the stock on your behalf in response to the notice you receive from it.

10.  If I hold my stock in street name and do not provide specific voting instructions to the bank, broker or other institution holding it on my behalf, for which proposals will a vote not be cast on my behalf?

If you are a holder of shares in street name and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, a vote will not be cast on your behalf with respect to the following proposals:

•	the election of Directors (Proposal No. 1);

•	the advisory vote on Named Executive Officer compensation (Proposal No. 3);

•	the advisory vote on the frequency of future stockholder votes on Named Executive Officer compensation (Proposal No. 4); and,

2	2017 Proxy Statement

•	the approval of the material terms of the performance goals under the new Omnibus Plan (Proposal No. 5).

11.  If I hold my stock in street name and do not provide specific voting instructions to the bank, broker or other institutions holding it on my behalf, for which proposals may a vote be cast on my behalf?

If you are a holder of shares in street name and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, that entity may cast a vote on your behalf only with respect to the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2).

12. What are “broker non-votes” and how are they counted for voting purposes?

“Broker non-votes” occur when a broker (or a bank or other institution holding someone’s shares) returns a proxy, but does not vote the shares represented by that proxy on a particular proposal, usually because the beneficial owners of those shares have not provided direction to the holder on how to vote them and the holder does not have discretionary voting power with respect to the proposal. Broker non-votes do not count for voting purposes, but are considered “present” at the meeting and are counted to determine whether there is a quorum present at the meeting.

13. What documentation must I provide to be admitted to the online Annual Meeting and how do I attend?

If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Notice. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/AKS2017 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/AKS2017 until the 2018 Annual Meeting of Stockholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

14. What documentation must I provide to vote online at the Annual Meeting?

If you are a stockholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a stockholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

15. Is there any way for me to vote my shares other than during the webcast of the Annual Meeting?

Yes. If you are a stockholder of record, you may vote over the telephone or via the Internet in advance of the Annual Meeting. Our proxy card that you received in the mail contains instructions for voting by these methods. If you hold your shares in street name, you must follow the instructions contained in the Voting Instruction Form provided to you by the broker, bank or other institution holding your shares on your behalf.

3	2017 Proxy Statement

16. Do I vote only once regardless of how many shares I own? If not, how many votes do I get to cast?

You are entitled to one vote for each share of our common stock that you held as of the close of business on March 27, 2017.

17. How do I submit a question at the Annual Meeting?

If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/AKS2017, simply type your question in the “ask a question” box and click “submit”.

18. When should I submit my question at the Annual Meeting?

Each year at the Annual Meeting we hold a question-and-answer session following the formal business of the meeting during which stockholders may submit questions to us. We anticipate having such a question-and-answer session at the 2017 Annual Meeting. You can submit a question up to fifteen minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

19. What is a quorum and why is it important?

In the context of the Annual Meeting, a quorum is the presence at the meeting, either virtually or by proxy, of stockholders holding the minimum number of shares of stock necessary to make the proceedings of that meeting valid under our By-laws and applicable law. More specifically, the presence of stockholders at the meeting, virtually or represented by proxy, holding a majority of our issued and outstanding shares constitutes a quorum. As of March 27, 2017, there were 314,785,342 issued and outstanding shares of our common stock, which is the only class of stock outstanding. The number of shares necessary to constitute a quorum in the context of the Annual Meeting is 157,392,672.

20. What are my choices when voting on a particular proposal?

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each proposal except Proposal No. 4, which is the advisory vote on the frequency of future stockholder votes concerning Named Executive Officer compensation. With respect to Proposal No. 4, you may vote for one of four options: “ONE YEAR”, “TWO YEARS”, “THREE YEARS” or “ABSTAIN.”

21. How many votes are needed for the proposals to pass?

Election of Directors (Proposal No. 1). The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required for election as a Director. The “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” a Director Nominee’s election exceeds the number of votes cast “AGAINST” such Director Nominee’s election. Abstentions and broker non-votes are not counted as votes in this context.

Advisory vote to ratify appointment of Ernst & Young LLP as independent registered public accounting firm (Proposal No. 2) and Advisory vote to approve Named Executive Officer compensation (Proposal No 3). Each of these proposals can be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. In this context, the “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” a proposal exceeds the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes are not counted as votes for any of these proposals. Please note, however, that the results of

4	2017 Proxy Statement

the votes regarding the appointment of the independent registered public accounting firm (Proposal No. 2) and the approval of Named Executive Officer compensation (Proposal No. 3) are non-binding.

Advisory Vote on the Frequency of Future Stockholder Votes Concerning Named Executive Officer Compensation (Proposal No. 4). The voting option, if any, that receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the issue will be the option adopted by the stockholders. This vote regarding frequency of future votes on executive compensation, however, is a non-binding, advisory vote. Proxies that are signed and returned but which do not make an election on the frequency of stockholder advisory votes on Named Executive Officer compensation will be voted for “ONE YEAR”, as recommended by the Board of Directors.

Approval of the material terms of the performance goals under the new Omnibus Management Incentive Plan (Proposal No. 5). The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required for approval of the material terms of the performance goals under the new Omnibus Plan. The “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” the approval of the material terms of the performance goals under the Omnibus Plan, exceeds the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes are not counted as votes in this context.

22. What does it mean to “ABSTAIN” from voting and what impact does that have?

If you indicate on your proxy card that you wish to “ABSTAIN” from voting with respect to a particular proposal, your shares will not be voted with respect to that proposal. Your shares, however, will be considered “present” and “entitled to vote” at the meeting and will be counted to determine whether there is a quorum present at the Annual Meeting. Beyond being counted for purposes of establishing a quorum, the practical effect of voting to “ABSTAIN” may vary depending upon the proposal for which you submit it. Voting to “ABSTAIN” will have no effect on the outcome of any of the proposals because the outcome of the vote on each proposal will be based upon the number of votes cast and votes to “ABSTAIN” are not counted as votes cast. However, with respect to Proposal No. 2 (Ratification of the appointment of the independent registered public accounting firm), Proposal No. 3 (Approval of Named Executive Officer compensation), and Proposal No. 4 (advisory vote with respect to the frequency of future stockholder votes concerning Named Executive Officer compensation), the vote is advisory in nature and, to the extent that the Board considers and gives weight to the voting results when considering future action on the subject of the proposal, a vote to “ABSTAIN” provides no input to the Board with respect to your preference on that subject.

23. Who will count the votes?

The votes will be counted by an inspector of election appointed by the Board. The Board has appointed Mrs. Amy Pavich of Broadridge as the inspector of election and Ms. Sara Blaser, also of Broadridge, as an alternate inspector of election in the event Mrs. Pavich is unable to serve.

24. What happens if I return my proxy card but do not mark how I want my votes to be cast?

If you timely return a signed and dated proxy card, but do not mark how your shares are to be voted, those shares will be voted by the Proxy Committee as recommended by the Board of Directors.

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25. How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares:

1.	FOR the election of each of the nominee Directors (Proposal No. 1).

2.	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017 (Proposal No. 2).

3.	FOR the approval of Named Executive Officer compensation (Proposal No. 3).

4.

FOR the approval of the option of an annual advisory vote (that is, vote for “ONE YEAR”) with respect to the frequency of future stockholder votes concerning Named Executive Officer compensation (Proposal No. 4).

5.	FOR the approval of the material terms of the performance goals under the new Omnibus Management Incentive Plan (Proposal No. 5).

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ELECTION OF DIRECTORS (Proposal No. 1 on the proxy card)

Eleven of our incumbent Directors will stand for election at the Annual Meeting. One of them—Mr. Robert H. Jenkins—who has been a valuable contributor to the Board since joining it in 1996, including serving as Non-Executive Chairman of the Board from 2003 to 2005, as Lead Director from 2006 to 2015, and Chairman of the Nominating & Governance Committee from 2000 to 2015, is not eligible to be re-nominated because of the Board’s mandatory retirement age policy. If elected, each nominee will serve as a Director for a term expiring on the date of the next succeeding Annual Meeting and until his or her successor is duly elected and qualified. If any nominee is unable to serve, or determines prior to his or her election that he or she will be unable to serve, proxies may be voted by the proxy holders for another person designated by the Board of Directors. We have no reason to believe that any nominee will be unable to serve.

Overview

We are proud to have a Board of Directors comprised of a diverse group of distinguished and highly accomplished individuals, all of whom are independent except for Mr. Newport, our Chief Executive Officer. Collectively, our Directors bring a wide range of viewpoints and backgrounds to the Board, rooted in a broad base of complementary experience and expertise. They share a record of substantial achievements and extraordinary service in the public and private sectors and in charitable endeavors.

The Board’s members include current and former top executives of leading American and international companies. Having overseen successful companies themselves, these Directors are able to assist our Management in reaching and implementing key tactical and strategic decisions, leveraging experiences from their combined decades of leadership and experience. In many instances, the companies with which the Directors are or were formerly executives conduct business in areas that either are related to our ongoing business or operations (such as the steel industry or automotive business), or else share similar characteristics with our business or operations (such as operating in the manufacturing sector).

Many of our Directors also have served and currently serve on other boards of directors, including the boards of some of the world’s top companies, premier academic institutions and leading charitable organizations. Their experiences on these other boards enhance their base of experience and facilitate their ability to provide strategic oversight and direction to our Management.

As with all boards of directors, the composition of our Board changes over time, as new Directors replace those whose service on the Board has ended. The Nominating and Governance Committee, comprised entirely of independent Directors, is responsible for identifying, screening and recommending persons for nomination by the Board to serve as a Director. Directors are selected on the basis of, among other things, the following criteria listed in our Corporate Governance Guidelines:

•	personal qualities and characteristics, such as judgment, integrity, reputation in the business community and record of public service;

•	business and/or professional expertise, experience and accomplishments;

•	ability and willingness to devote sufficient time to the affairs of the Board and our Company;

•	diversity of viewpoints, backgrounds and experience they will bring to the Board; and

•

our needs at the time of nomination to the Board and the fit of a particular individual’s skills and personality with those of other Directors in building a Board that is effective and responsive to our needs.

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One of the explicit criteria listed above for selection as a Director nominee is the diversity of viewpoints, backgrounds and experience the potential nominee will bring to the Board. Thus, the Nominating and Governance Committee specifically considers diversity in discharging its duty to identify, screen and review individuals qualified to serve as Directors. In addition, pursuant to its Charter, the Committee also annually reviews the size and composition of the Board as a whole to consider whether the Board reflects the appropriate balance of skills, experience and other characteristics, including diversity. The Committee does not, however, apply a narrow definition of diversity that would limit it to an individual’s gender, race, ethnic background or other such personal characteristics. Rather, the Committee views diversity as an expansive criteria that encompasses differing backgrounds, perspectives, personal qualities, technical skills, professional experience, expertise, education and other desired qualities. It utilizes this inclusive view in the context of identifying and evaluating nominees whose viewpoints, attributes and experiences, taken as a whole, will complement the existing Board and facilitate its ability to be effective and responsive to our needs and the needs of our stockholders.

The below charts provide, in graphic form, some aspects of the diversity profile of our Board nominees.

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Information Concerning Nominees for Directors

Director Since: January 21, 2008

Age: 67

Current Principal Occupation:

Partner, Washington DC office, Fisher & Phillips LLP and President, DC Strategic Advisors, LLC

Current AK Steel Board Committees:

• Public and Environmental Issues (Chair)

• Audit

• Finance

Other Public Company Boards:*

Current

• BorgWarner Inc. (2009 — present)

Prior - None

Education:

• Bachelor of Science in Business Administration degree from Gannon College

• Master of Business Administration degree from Kent State University

• Juris Doctor degree from Loyola University

Dennis C. Cuneo

Prior Significant Positions Held:

Served as an attorney at Arent Fox LLP from 2006 to 2010; Senior Vice President of Toyota Motor North America, Inc. from 2000 to 2006; Corporate Secretary and Chief Environmental Officer of Toyota Motor North America, Inc. from 2004 to 2006; and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006.

Other Information:

Serves on the boards of directors for the Center for Automotive Research and SSOE Group. Serves on the Board of Trustees for Loyola University in New Orleans. Served as Board Chairman of the Cincinnati Branch of the Federal Reserve from 2003 to 2004. Former member of the executive committee and chair of the human resources group of the National Association of Manufacturers. Previous gubernatorial appointments in California, Kentucky, and Mississippi. Serves on the Advisory Board of View Inc.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Cuneo brings a wealth of experience in, and a deep understanding of, the automotive industry, our most significant product market and a focus of our corporate strategy. Mr. Cuneo is a former senior executive and officer at Toyota Motor North America, Inc. and Toyota Motor Manufacturing North America. Mr. Cuneo’s Toyota career spanned more than 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, environmental affairs, corporate advertising, government relations, philanthropy, planning, research and Toyota’s Latin America Research Group. As one of Toyota’s earliest American manufacturing executives, he was instrumental in the launch of the company’s manufacturing operations in North America, and led Toyota’s site selection team for North America for over 10 years. He continues to consult in the automotive industry, and sits on the Boards of BorgWarner Inc., a publicly-traded automotive supplier, and the Center for Automotive Research, a leading auto industry think tank. Thus, he not only brings to the Board his knowledge of the automotive industry and its trends, he also contributes significantly to its expertise and experience in a broad range of Board oversight areas. Mr. Cuneo also is a licensed attorney, so he is able to provide a legal perspective on issues facing the Board and our company, particularly with respect to corporate governance and regulatory matters.

*

Included in this section for Mr. Cuneo, and similarly for all other nominees below, are all directorships at public companies and registered investment companies held currently or at any time since January 1, 2012.

9	2017 Proxy Statement

Director Since: August 1, 2014

Age: 60

Current Principal Occupation:

Senior Vice President, Chief Legal Officer and Secretary, Bemis Company, Inc.

Current AK Steel Board Committees:

• Audit

• Management Development and Compensation

• Nominating and Governance

Other Public Company Boards:

• Current - None

• Prior - None

Education:

• Bachelor of Arts degree in History and Journalism from the University of Southern California

• Juris Doctor degree from Northwestern University School of Law

Sheri H. Edison

Prior Significant Positions Held:

Senior Vice President, Chief Administrative Officer and Assistant Secretary of Hill-Rom, Inc. from 2007 to 2010; Vice President, Global Quality System, General Counsel, and Secretary of Hill-Rom, Inc. from 2006 to 2007; Vice President, General Counsel and Secretary of Hill-Rom, Inc. from 2003 to 2007; Vice President and General Counsel and Secretary of Batesville from 2002 to 2003; Assistant General Counsel of LTV Steel Company from 1999 to 2002.

Other Information:

Member, National Association of Corporate Directors (NACD) and NACD Fellow; Member of Board of Directors, Fox Cities Performing Arts Center; Alumnae, DirectWomen Board Institute; Member of Board of Directors, Community Foundation.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mrs. Edison brings valuable knowledge and insight to the Board as a current executive officer of a large, publicly-traded manufacturer, as well as by virtue of her prior steel industry experience. As Senior Vice President, Chief Legal Officer and Secretary of Bemis Company, she is able to share with the Board her experience and acumen dealing with the contemporary, evolving issues present in a complex, multinational manufacturer. In addition, Mrs. Edison’s service at Bemis and her prior roles in the legal department of other large manufacturing companies enables her to contribute a broad and deep understanding of the dynamic environment with respect to the legal, regulatory, enterprise risk and corporate governance issues that we regularly face. Mrs. Edison also brings experience in the steel industry, having previously served in a senior management position with LTV Steel Company.

10	2017 Proxy Statement

Director Since: November 1, 2013

Age: 59

Current Principal Occupation:

Chief Executive Officer,

FKI Security Group

Current AK Steel Board Committees:

• Finance (Chair)

• Audit

• Public and Environmental Issues

Other Public Company Boards: • Current - None • Prior - None Education: • Bachelor degree from Loyola University • Master of Business Administration degree from the University of Illinois
Mark G. Essig

Prior Significant Positions Held:

Served as Chief Executive Officer of RathGibson LLC from January 2011 to May 2012; served as President and CEO of Sangamon Industries LLC from May 2008 to January 2011; served as Chief Executive Officer of Aviation, Power & Marine, Inc. from January 2009 to January 2010; served as President and CEO of Barjan LLC from August 2002 to May 2008; served as Chief Executive Officer, President and Chairman of the Board of GS Industries from January 1998 to August 2002; held several positions at AK Steel, including Executive Vice President—Operations and Sales from 1997 to January 1998, Executive Vice President—Sales 1994 to 1997, Vice President—Sales and Marketing from 1992 to 1994 and Assistant to CEO and Vice President—Human Resources in 1992; served as Chief Financial Officer of Washington Steel Corporation from 1990 to 1992 and as Vice President—Finance and Administration from 1988 to 1990.

Other Information:	Served on the Board of Directors of Steel Technologies from 2002 to 2008.

Narrative Description of Experience, Qualifications, Attributes and Skills:

As a current and former chief executive of several companies, Mr. Essig brings to the Board the perspective of a leader facing a dynamic business environment on a daily basis. He is an accomplished senior operating executive with a wealth of finance, sales and management experience in a number of diverse industries, including significant experience with manufacturing businesses. In light of his past service as an executive officer of AK Steel and of Washington Steel, he brings with him to the Board a deep understanding of the steel industry and its challenges and opportunities. Mr. Essig also has experience heading various portfolio companies of private equity firms, where he maintained a keen focus on operational efficiency and maximizing shareholder value.

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William K. Gerber

Director Since: January 1, 2007

Age: 63

Current Principal Occupation:

Managing Director, Cabrillo Point Capital LLC

Current AK Steel Board Committees:

• Audit (Chair)

• Finance

• Public and Environmental Issues

Other Public Company Boards:

Current

• Wolverine World Wide, Inc. (2008 — present)

Prior

• Kaydon Corporation (2007 — 2013)

Education:

• Bachelor of Science in Economics degree from the Wharton School at the University of Pennsylvania

• Master of Business Administration from the Harvard Graduate School of Business Administration

Prior Significant Positions Held:

Served as Executive Vice President and Chief Financial Officer of Kelly Services, Inc. from 1998 to December 2007; served as Vice President-Finance from 1993 to 1998 and Vice President-Corporate Controller from 1987 to 1993 of L Brands Inc. (f/k/a The Limited Brands Inc.)

Other Information:	Member, National Association of Corporate Directors (NACD); served on the Board of Directors of Brylane, L.P. from 1993 to 1997.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Gerber brings an impressive background in corporate finance and accounting to AK Steel’s Board. Mr. Gerber currently is Managing Director of Cabrillo Point Capital LLC, a private investment fund. Prior to that, he was Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a global staffing solutions company. Prior to joining Kelly Services, Mr. Gerber held senior management positions in corporate finance for The Limited, Inc. By virtue of these and other positions, Mr. Gerber is one of the Board’s “audit committee financial experts.” He thus contributes a broad and keen understanding of complex financial and accounting matters to the Board and its Audit Committee, which he chairs. The Board also benefits from Mr. Gerber’s membership on the audit committee of Wolverine World Wide, Inc., as he is able to share best practices and ideas learned and developed during his service on that committee.

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Gregory B. Kenny

Director Since: January 1, 2016

Age: 64

Current Principal Occupation:

Retired Chief Executive Officer and President of General Cable Corporation

Current AK Steel Board Committees:

• Finance

• Management Development and Compensation

• Nominating & Governance

Other Public Company Boards:

Current

• Cardinal Health, Inc. (2007— present); Ingredion Incorporated (2005 — present)

Prior

• General Cable Corporation (1997 — 2015)

Education:

• Bachelor of Science, Business Administration degree from Georgetown University

• Master of Business Administration degree from The George Washington University

• Master of Public Administration from Harvard University

Prior Significant Positions Held:

Served as the former Chief Executive Officer and President of General Cable Corporation. Previously held executive level positions at Penn Central Corporation and began his career as a Foreign Service officer with the United States Department of State.

Other Information:

Served on the Board of Directors of IDEX Corporation from February 2002 to December 2007; Director of The Federal Reserve Bank of Cleveland, Cincinnati branch, from January 2009 to December 2014; Former Member of the Board of Governors of the National Electrical Manufacturers Association, Former Member of the Board of Directors of the Cincinnati Museum Center and Former Member of the Board of Big Brothers / Big Sisters of Greater Cincinnati.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Kenny is the retired Chief Executive Officer and President of General Cable Corporation, a publicly-traded, global manufacturer and distributor of wire and cable products. Having run a large, complex manufacturing company whose business is similar in many ways to our own, Mr. Kenny provides the Board with a deep understanding of the most significant factors affecting AK Steel’s business. His leadership experience at General Cable also enables him to share unique insights on key trends and emerging issues to help enhance our focus on driving shareholder value. In addition, Mr. Kenny serves on two other public company boards of directors, including acting as Lead Independent Director for Cardinal Health, Inc., a Fortune 50 healthcare services and products company. Mr. Kenny’s leadership of and experience on other boards allow him to share best practices on matters including corporate governance, management succession, executive compensation, risk management and other key areas of Board oversight.

13	2017 Proxy Statement

Director Since: July 20, 2007

Age: 62

Current Principal Occupation:

Executive Vice President and Group Regional President, Fifth Third Bancorp and Regional President of Fifth Third Bank, Greater Cincinnati

Current AK Steel Board Committees:

• Management Development and Compensation (Chair)

• Finance

• Audit

Other Public Company Boards:

Current

• Arlington Asset Investment Corporation (2006 — present)

Prior

• FBR & Co. (2009 — 2013)

• Key Energy Services Inc. (2003 — 2016)

Education:

• Bachelor of Arts degree in economics from Stanford University

• Master of Business Administration degree from the University of California at Los Angeles (UCLA) Graduate School of Management

Ralph S. Michael, III

Prior Significant Positions Held:

Former President and Chief Operating Officer of the Ohio Casualty Insurance Company from July 2005 until its sale in August 2007; served as Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association, and then as Executive Vice President and Manager of Private Asset Management for U.S. Bank, from 2004 through July 2005; served as President of U.S. Bank Oregon from 2003 to 2005; served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing, from 2001 to 2002; served as Executive Vice President and Chief Executive Officer of PNC Corporate Banking from 1996 to 2001.

Other Information:

Serves as Vice Chairman for the Cincinnati Center City Development Corporation. Serves on the board of directors of The Cincinnati Bengals, Inc., CSAA Insurance Exchange and AAA Auto Club Alliance. Serves as Vice Chair of the Board of Trustees of Xavier (OH) University. Serves as vice Chairman of the Board of Trustees of TriHealth, Inc. and on the board of trustees of the Cincinnati Chapter of The American Red Cross.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Michael brings a strong business, banking and financial background to the Board. Mr. Michael has held executive level positions with several companies in the insurance and financial sectors, including in his current capacity as EVP and Group Regional President, Fifth Third Bancorp and Regional President of Fifth Third Bank, Greater Cincinnati. Previously, Mr. Michael held various executive and management positions with Ohio Casualty Insurance Company, U.S. Bank and PNC Financial Services Group. As a result of these years of experience in executive management and financial services, Mr. Michael is one of the Board’s “audit committee financial experts.” His experience and background also enable him to provide valuable insights on a variety of Board oversight matters, including complex banking and financial issues. In addition, the Board and Management benefit from the experience and knowledge Mr. Michael provides from service on other public company boards. These include capital markets and finance matters as a former director for FBR & Co. and energy-related issues as a former member of the board and former Lead Director of Key Energy Services, Inc.

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Director Since: January 1, 2016 Age: 52 Current Principal Occupation: Chief Executive Officer of AK Steel Holding Corporation Current AK Steel Board Committees: • None

Other Public Company Boards:

• Current - None

• Prior - None

Education:

• Bachelor of Science degree in accounting from the University of Cincinnati

• Master of Business Administration degree from Xavier University

Roger K. Newport

Prior Significant Positions Held:

Executive Vice President, Finance and Chief Financial Executive Officer from May 2015 to December 2015; Senior Vice President, Finance and Chief Financial Officer since May 2014; Vice President, Finance and Chief Financial Officer since May 2012; Vice President, Business Planning and Development since June 2010. Prior to that, Mr. Newport served in a variety of other capacities since joining us in 1985, including Controller and Chief Accounting Officer, Assistant Treasurer, Investor Relations, Manager—Financial Planning and Analysis, Product Manager, Senior Product Specialist and Senior Auditor.

Other Information:

Serves on the executive advisory board for the Williams College of Business at Xavier (OH) University; serves as a member of the Board of Directors of the American Iron and Steel Institute and the World Steel Association; serves as Chairman of the Steel Market Development Institute CEO Group; and serves as a member of the Board of the Cincinnati USA Regional Chamber.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Newport is our Chief Executive Officer. He began his career with us in 1985 in the accounting department and quickly advanced through a number of increasingly responsible finance, sales and marketing roles at the corporate headquarters and at Middletown Works. He has broad and deep experience with our business, serving in a variety of officer-level roles. These roles began with Mr. Newport being elected Controller, then progressed to Chief Accounting Officer. Later, Mr. Newport was named Vice President, Business Planning and Development, and Vice President, Finance and Chief Financial Officer. In 2014, he was named Senior Vice President, Finance and Chief Financial Officer, and Executive Vice President, Finance and Chief Financial Officer in 2015. His long and varied tenure with us provides him with comprehensive knowledge of our business and the steel industry generally. In addition, Mr. Newport provides insight into the broader industry as a member of the Board of Directors of the American Iron and Steel Institute and the World Steel Association, and member of the Steel Market Development Institute CEO Group. As the only Director on the Board who is also a member of Management, he is able to provide the Board with an “insider’s view” of all facets of our business. Mr. Newport constantly engages with employees at multiple levels, and through his communication, experience and leadership skills provides the Board with valuable input and acumen.

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Director Since: March 18, 1996

Age: 72

Current Principal Occupation:

Non-Executive Chairman of our Board of Directors

Current AK Steel Board Committees:

• Management Development & Compensation

• Nominating and Governance (Chair)

• Public and Environmental Issues

Other Public Company Boards: • Current - None • Prior - None Education: • Bachelor of Science degree in physics from the University of New Hampshire • M.S. and Ph.D. in physics from Purdue University
Dr. James A. Thomson

Prior Significant Positions Held:

President and Chief Executive Officer of The RAND Corporation from 1989 to 2011. From 1977 to 1981, Dr. Thomson was a member of the National Security Council staff at the White House. He served on the staff of the Office of the Secretary of Defense from 1974 to 1977.

Other Information:

Member of the Council on Foreign Relations, New York; serves on the board of directors of Praedicat, Inc., the International Institute for Strategic Studies, London, the Los Angeles World Affairs Council and the Los Angeles Regional Food Bank. Former member of the National Security Council staff at the White House, where he was primarily responsible for defense and arms-control matters related to Europe. He also served on the staff of the Office of the Secretary of Defense.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Dr. Thomson is the former President and Chief Executive Officer of The RAND Corporation. Prior to his retirement, Dr. Thomson had served as President and Chief Executive Officer of The RAND Corporation since 1989 and as a member of its staff since 1981. RAND is a nonprofit, nonpartisan institution that seeks to improve public policy through research and analysis. RAND’s agenda is broad, including international security, supply chains, health policy, energy and environment, and economics, to name just a few. Through his position as the top executive of, and years of service with, a think tank providing policy-related research and analysis, Dr. Thomson is able to provide the Board an unparalleled perspective and depth of knowledge with respect to public policy issues and global trends that affect our business. This experience, plus his depth of knowledge of our business as a result of his tenure on the Board, makes Dr. Thomson well-suited for his position as independent Non-Executive Chairman of the Board. As a former CEO, Dr. Thomson also provides valuable perspective on the current issues confronting executive management.

16	2017 Proxy Statement

Director Since: January 9, 2017 Age: 58 Current Principal Occupation: Retired, Senior Vice President, Fluor Corporation Current AK Steel Board Committees: • None*

Other Public Company Boards:

• Current - Ingredion Incorporated (2010 - present)

• Prior - None

Education:

• Bachelor of Science degree in Civil Engineering from Loyola Marymount University, Los Angeles, CA

Dwayne A. Wilson

Prior Significant Positions Held:

President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC from 2011 to 2014; Group President, Fluor Industrial from 2007 to 2011; President, Fluor Mining & Minerals from 2003 to 2007; President, Fluor Commercial and Industrial Institutional from 2002 to 2003.

Other Information:

Serves as a trustee of the Fluor Foundation and serves on the Board of Trustees of the Greenville (SC) Health System; past director of the Urban League of Upstate South Carolina; served as Chairman of the Engineering and Construction Contracting Association from 2002 to 2006.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Wilson is a retired Senior Vice President of Fluor Corporation. He gained a wide array of experience with different industries and in varied global geographies during his distinguished 35-year career with Fluor, an international, public-traded professional services company providing engineering, construction, commissioning, project management and other services to companies around the world. Much of Mr. Wilson’s experience at Fluor was serving manufacturing and raw materials companies with businesses facing similar issues, risks and opportunities to AK Steel. He also served as President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC, the managing and operating contractor of the U.S. Department of Energy’s Savannah River Site, including the Savannah River National Laboratory. In this position, Mr. Wilson gained multi-faceted experience, including navigating complex government regulations and managing a significant workforce in challenging circumstances. He is also a civil engineer, which enables him to provide the Board and Management with a unique, valuable perspective on operational matters.

*Mr. Wilson joined the Board effective January 9, 2017. He and the Board are in the process of determining his Committee assignments.

17	2017 Proxy Statement

Director Since: November 1, 2013

Age: 64

Current Principal Occupation:

Retired President and Chief Executive Officer of California Steel Industries

Current AK Steel Board Committees:

• Finance

• Nominating and Governance

• Public and Environmental Issues

Other Public Company Boards: • Current - None • Prior - None Education: • Bachelor degree in marketing from Marquette University
Vicente Wright

Prior Significant Positions Held:

President and Chief Executive Officer of California Steel Industries from July 2008 to July 2012; director of iron ore and pellet sales for VALE SA from January 2007 to June 2008; President and CEO of Rio Doce America Inc. (RDA) and Rio Doce Limited (RDL), a subsidiary of VALE SA, from October 2004 to December 2006; President and CEO of California Steel Industries from March 2003 to June 2004, and as Executive Vice President, Finance and CFO from February 1998 to February 2003.

Other Information:

Former Chairman and former member of the board of directors for Children’s Fund; former member of the board of directors of American Iron and Steel Institute; former Chairman of California Steel Industries; former board member of Acominas steel mill in Brazil; former board member of CSN steel mill in Brazil; former Chairman and board member of Nova Era Silicon ferro silicon mill in Brazil; and former board member of SEAS ferro manganese mill in France.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Wright’s extensive experience in the steel, iron ore and related industries enables him to contribute a wealth of strategic and operational knowledge with respect to key issues affecting us. As a former Chief Executive Officer of another major steel company, he is able to provide valuable insights into the current challenges and opportunities for our business. In addition, by virtue of his experience working for one of the world’s largest iron ore producers, he is able to provide guidance with respect to significant trends and emerging issues pertaining to one of our most significant raw materials. Having served as an executive for several large international metals and mining companies, he brings to the Board a global and diverse perspective to our business. Mr. Wright also is multi-lingual and has worked in various regions of the world throughout his distinguished career.

18	2017 Proxy Statement

Director Since: January 9, 2017

Age: 59

Current Principal Occupation:

Retired, Executive Vice President and Managing Executive of Client Service, PNC Asset Management

Current AK Steel Board Committees:

• None*

Other Public Company Boards:

• Current - None

• Prior - Key Energy Services, Inc. (2007 — 2016); Protection One Inc. (2007-2010); Integrated Alarm Services Group, which was acquired by Protection One Alarm Monitoring Inc. (2005-2007)

Education:

• Bachelor of Arts degree in Economics and Political Science from Dickinson College

• Juris Doctor degree from Villanova School of Law

Arlene M. Yocum

Prior Significant Positions Held:

Executive Vice President and Managing Executive of Client Service, PNC Asset Management, 2003 to 2016; Executive Vice President of the Institutional Investment Group, PNC Asset Management, 1998-2003; Director, PNC Private Bank, 1995 to 1998.

Other Information:

Serves on the board of the Community College of Philadelphia Foundation; served on the board of LaSalle College High School; previously served as trustee of Pierce College and the Philadelphia Bar Foundation.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mrs. Yocum brings extensive business and management experience to the Board, drawing from her distinguished career in the financial services industry and from her prior service on several other public company boards. As an executive at PNC Bank, including recently heading the bank’s Client Sales and Service for PNC’s Asset Management Group, she contributes expertise in a variety of investment and finance areas. Mrs. Yocum has also served on, and assumed leadership roles with, multiple other public company boards of directors, including chairing audit committees and a special committee overseeing a complex government investigation. Our Board benefits from this deep and varied board and committee experience. In addition, Mrs. Yocum has former board experience with an energy services company, through which she acquired and shares with the Board a broad understanding of the energy industry, which is important in light of the fact that energy is and will always be a vital input and significant expense for our business.

*Mrs. Yocum joined the Board effective January 9, 2017. She and the Board are in the process of determining her Committee assignments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING NOMINEES.

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CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors has five standing committees: an Audit Committee, a Finance Committee, a Management Development and Compensation Committee, a Nominating and Governance Committee, and a Public and Environmental Issues Committee. The table below shows the current membership for each Board committee.

Director	Audit Committee	Finance Committee	Management Development and Compensation Committee	Nominating and Governance Committee	Public and Environmental Issues Committee
Dennis C. Cuneo	✓	✓			✓(Chair)
Sheri H. Edison	✓		✓	✓
Mark G. Essig	✓	✓(Chair)			✓
William K. Gerber	✓(Chair)	✓			✓
Robert H. Jenkins(1)	✓		✓	✓
Gregory B. Kenny		✓	✓	✓
Ralph S. Michael, III	✓	✓	✓(Chair)
Roger K. Newport
Dr. James A. Thomson(2)			✓	✓(Chair)	✓
Dwayne A. Wilson(3)
Vicente Wright		✓		✓	✓
Arlene M. Yocum(3)

(1)

Mr. Jenkins will cease to be a member of the Board and, therefore, a member of these Committees, following the 2017 Annual Meeting. As previously disclosed, he is not eligible to be re-nominated because of the Board’s mandatory retirement age policy.

(2)	Dr. Thomson is the independent Non-Executive Chairman of the Board.

(3)	Mr. Wilson and Mrs. Yocum joined the Board effective January 9, 2017. They are each working with the Board to determine their respective Committee assignments.

Audit Committee

The Audit Committee currently has six members and met ten times in 2016. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Management’s conduct of our financial reporting process, including:

•	overseeing the integrity of our financial statements;

•	monitoring compliance with legal and regulatory requirements;

•	assessing the independent registered public accounting firm’s qualifications and independence;

•	assessing the performance of the independent registered public accounting firm and internal audit function;

•	determining annually that one or more of its members meets the definition of “audit committee financial expert” within the meaning of the Sarbanes-Oxley Act of 2002; and,

•	reviewing annually the financial literacy of each of its members, as required by the New York Stock Exchange listing standards.

In fulfilling these responsibilities, the Audit Committee selects and appoints the independent registered public accounting firm that will serve as the independent auditor of our annual financial statements. As a matter of good corporate governance, the Committee seeks non-binding ratification

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by our stockholders of the appointment of that firm as our independent registered public accounting firm. The Committee also meets with representatives of that accounting firm to review the plan, scope and results of the annual audit, our critical accounting policies and estimates, and the recommendations of the independent registered public accounting firm regarding our internal accounting systems and controls. The report of the Audit Committee is located on page 94.

At its March 2017 meeting, the Board of Directors determined that all of the members of the Audit Committee are financially literate and that each of Messrs. Essig, Gerber and Michael is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board further determined that each member of the Audit Committee satisfies the independence requirements of New York Stock Exchange (“NYSE”) Listed Company Manual Sections 303A.02, 303A.06 and 303A.07 and Rule 10A-3 of the Exchange Act. The Audit Committee and each of its members also satisfy all other requirements of those provisions.

Finance Committee

The Finance Committee currently has six members and met seven times in 2016. The primary purpose of the Finance Committee is to advise and assist the Board in fulfilling its oversight responsibilities with respect to:

•	our exposure to short- and long-term financial risk and Management’s strategies, plans and procedures to manage such risks, including its hedging strategies;

•	our capital structure and liquidity, including credit facilities;

•	Management’s assessment of our cash needs, evaluation of capital market and other options to assist in addressing those needs, and recommendations with respect to those options;

•	reviewing and recommending to the Board the annual Business Plan; and,

•

the performance of the members of any Benefit Plans Administrative Committee and any Benefit Plans Asset Review Committee, and the performance of assets under the direction of the Benefit Plans Asset Review Committee.

Management Development and Compensation Committee

The Management Development and Compensation Committee currently has five members and met five times in 2016. The primary purpose of the Management Development and Compensation Committee is to assist the Board in overseeing our management compensation policies and practices, including:

•	overseeing and reporting to the Board on the development and implementation of our policies and programs for the development of our senior leadership;

•	overseeing and reporting to the Board on the development and implementation of our Executive Officer succession plan;

•	determining and approving the compensation of our Chief Executive Officer;

•	determining and approving compensation levels for our other Executive Officers;

•	reviewing and approving management incentive compensation policies and programs;

•	reviewing and approving equity compensation programs for employees;

•	reviewing and approving the CD&A for inclusion in the proxy statement;

•	reviewing and assessing our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking;

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•

reviewing and assessing any stockholder advisory vote on the compensation of our Named Executive Officers (“say-on-pay vote”) and feedback from Management’s stockholder engagement program considering whether to make any adjustments to our executive compensation policies and practices in light of such assessments;

•	reviewing and recommending to the Board the frequency with which we should submit to the stockholders a say-on-pay vote; and,

•	reviewing the independence of compensation committee consultant(s).

At its March 2017 meeting, the Board of Directors determined that all of the members of the Management Development and Compensation Committee are “non-employee directors” as that term is defined in Rule 16b-3(b)(3) under the Exchange Act. The Board also determined that all of the current members of the Committee are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Board further determined that each member of the Management Development and Compensation Committee satisfies the independence requirements of NYSE Listed Company Manual Section 303A.02. The Management Development and Compensation Committee and each of its members also satisfy all of the requirements of NYSE Rule 303A.05. For additional information concerning the Management Development and Compensation Committee and its activities, see “Compensation Discussion and Analysis” beginning on page 36.

Nominating and Governance Committee

The Nominating and Governance Committee currently has five members and met five times in 2016. The primary purpose of the Nominating and Governance Committee is to assist the Board in:

•

reviewing the size and composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•

identifying, screening and reviewing individuals qualified to serve as Directors and recommending to the Board candidates for nomination for election at the Annual Meeting of Stockholders or to fill Board vacancies;

•	overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board;

•	developing, recommending to the Board and overseeing implementation of our Corporate Governance Guidelines;

•	reviewing on a regular basis our overall corporate governance policies and recommending improvements when necessary or appropriate;

•	considering the independence and related qualifying determinations of each Director and nominee for Director and making a recommendation to the Board with respect to such matters; and,

•

reviewing our policies and procedures for the review, approval or ratification of reportable transactions with related persons, including reviewing and addressing conflicts of interest of Directors and Executive Officers, and making a recommendation to the Board with respect to such matters.

At its March 2017 meeting, the Board of Directors determined that all of the members of the Nominating and Governance Committee satisfy the independence requirements of NYSE Listed Company Manual Sections 303A.02 and 303A.04. The Nominating and Governance Committee and each of its members also satisfy all other requirements of those provisions.

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In fulfilling its responsibility of identifying, screening and recommending persons for nomination by the Board to serve as a Director, the Committee may solicit input and/or recommendations from other members of the Board and/or independent advisors. After the Committee deliberates, it reports its findings and recommendations to the Board. The Board then considers that recommendation and proposes a slate of nominees to the stockholders for election to the Board. In addition to meeting independence requirements, nominees for the Board must not have reached their 74th birthday at the time of their election. The principal criteria used for the selection of nominees, as well as the focus of the Committee on diversity as part of the selection process, is described more fully above at page 7 under “Overview.”

The Nominating and Governance Committee will give appropriate consideration to candidates for Board membership nominated by stockholders in accordance with our By-laws, or as otherwise recommended, and will evaluate such candidates in the same manner as other candidates identified to the Committee. Any such recommendations may be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, and should contain all required information and any other supporting material the stockholder considers appropriate. The Committee also will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our By-laws relating to stockholder nominations as described below at page 104 in “Stockholder Proposals for the 2018 Annual Meeting and Nominations of Directors.” No such nominee was recommended by any stockholder or stockholder group for election at the 2017 Annual Meeting. As part of the Committee’s ongoing review of corporate governance best practices, in January 2017 the Board adopted proxy access by-law provisions pursuant to the Committee’s recommendation.

Public and Environmental Issues Committee

The Public and Environmental Issues Committee currently has five members and met five times in 2016. The primary purpose of the Public and Environmental Issues Committee is to review on behalf of the Board, and to advise Management with respect to:

•	the responsibilities of good corporate citizenship with respect to public policy, trade, environmental, legal, health and safety issues;

•	contemporary and emerging public policy and trade issues;

•	environmental policies, procedures and performance;

•	health and safety policies, procedures and performance;

•	major litigation and other significant legal matters, including policies and procedures for complying with legal and regulatory obligations;

•	the activities of the AK Steel Foundation and policies and procedures with respect to charitable contributions;

•	the activities of the AK Steel Political Action Committee and policies and procedures with respect to political contributions; and,

•	the national and international developments in political, legislative, regulatory and other matters involving public policy that may impact our business, including with respect to trade matters.

Majority Voting

Section 7(a) of our By-laws provides that each Director in an uncontested election shall be elected by the vote of the majority of votes cast at any meeting for the election of Directors. The By-laws also include a Director resignation procedure consistent with the majority vote standard requiring an incumbent Director who does not receive the requisite affirmative majority of the votes cast for the

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Director’s re-election to tender his or her resignation to the Board within 30 days. The Board, after considering the recommendation of the Nominating and Governance Committee on the matter, will publicly disclose its decision as to whether to accept the tendered resignation within 90 days after the certification of election results.

Director nominees in contested elections will continue to be elected by the vote of a plurality of the votes cast.

Attendance at Meetings

The Board of Directors met eleven times in 2016. We expect each Director to make a diligent effort to attend all Board meetings and meetings of those committees of which he or she is a member. During 2016, all Directors attended at least 90% of the aggregate of the total meetings of the Board and those committees of which he or she was a member. We do not have a formal written policy regarding Director attendance at the Annual Meeting, although Directors are encouraged to attend. All Directors in office at that time attended the 2016 Annual Meeting in person.

Director Stock Ownership Guidelines

Under the stock ownership guidelines for non-employee Directors, each such Director is expected to hold at least 25% of the shares of our common stock issued to that Director pursuant to a restricted stock unit award until at least six months following the Director’s termination of service on the Board. All of the Directors currently are in compliance with the stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and officers, and persons who own beneficially more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of their ownership of such equity securities and to report any changes in that ownership. Exchange Act Rule 16a-3(e) requires officers, Directors and greater-than-ten-percent beneficial owners to furnish us with copies of all reports that they file pursuant to Section 16(a). To our knowledge, based upon a review of the copies of the reports furnished to us and written representations from our Executive Officers and Directors that no other reports were required, all Section 16(a) filing requirements applicable to our officers and Directors were complied with during 2016.

Board Leadership Structure

Our Board is currently led by Dr. Thomson, who serves as independent, Non-Executive Chairman of the Board. Upon the appointment of Mr. Newport as Chief Executive Officer and Director on January 1, 2016, the Board determined that the optimal leadership structure for us in consideration of our new Executive leadership was to appoint a Non-Executive Chairman. During a brief five-month transition period from January 1, 2016 until late May 2016, our former Chief Executive Officer and Chairman, Mr. James L. Wainscott, served as Non-Executive Chairman, with Dr. Thomson serving as independent Lead Director. On May 26, 2016, Dr. Thomson became independent Non-Executive Chairman and has served in this role ever since. We have benefitted from Dr. Thomson’s extensive Board leadership experience and tenure. During Dr. Thomson’s service on our Board, he has gained a deep understanding of our business and the steel industry, while also maintaining his independence from Management. We believe this Board leadership structure provides the optimal situation for Mr. Newport to focus principally on his day-to-day role as our Chief Executive Officer, while also serving as a member of the Board. The Board presently believes that separating the Chief Executive Officer and Chairman roles is currently the best and most efficient leadership structure for us. However, the Board reviews the issue of Board leadership structure on at least an annual basis and may re-assess the appropriateness of this structure at any time.

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In determining that we and our stockholders are best served with Dr. Thomson serving as Non-Executive Chairman and leading the Board as it oversees our strategic direction, business and other significant affairs, the Board considered a number of factors. Chief among the factors were the following:

•

Our recent leadership transition, with Mr. Newport assuming the role of CEO. The Board believes that Mr. Newport’s near-term focus should be his oversight responsibilities as our top Executive Officer and managing AK Steel’s daily business. As a member of the Board, Mr. Newport also has the opportunity to share his perspectives directly with the Board and contribute to our strategic direction.

•

The Board’s view that, under the current circumstances, a governance structure separating the CEO and Chairman roles promotes balance between (i) the Board’s oversight of Management, its ability to carry out its roles and responsibilities on behalf of our stockholders, and overall corporate governance, and (ii) the CEO’s management of our business and strategy on a day-to-day basis.

•	The benefits the Board derives from Dr. Thomson serving as Non-Executive Chairman, including:

(i)	his leadership experience, as a former CEO himself, as well as with our Board, having previously served in Committee chair roles and working closely with the other Directors during his tenure;

(ii)

his fierce independence, by which he is able to serve as a valuable liaison between the Board and senior Management, while also enabling independent Directors to raise issues and concerns for Board consideration without immediately involving Management; and

(iii)	his extensive understanding of our business specifically, and the steel industry generally, as a result of his service on our Board.

In making the determination concerning the Board’s leadership structure, the Board also considered the impact of the structure on its risk oversight role. The Board concluded that its role with respect to risk oversight is fully consistent with, and supported by, the current separated leadership structure that includes a Non-Executive Chairman and CEO. In addition, there are policies and practices in place to ensure effective and independent Board oversight of Management, including: (1) all members of the Board, other than Mr. Newport, are independent Directors; (2) each of the Board’s Committees is chaired by and comprised entirely of independent Directors; (3) the Board, upon the recommendation of its Management Development and Compensation Committee, will annually establish goals and objectives for Mr. Newport and review his performance; (4) the Management Development and Compensation Committee will annually determine Mr. Newport’s compensation package; and (5) the Directors meet in “Executive Session” without non-independent Directors, led by Dr. Thomson as Non-Executive Chairman, typically at least once during each regularly scheduled Board meeting and also during most of the meetings of its Committees.

Board Leadership Structure
•   Non-Executive Chairman of the Board: Dr. James A. Thomson
•   All Committees of the Board are chaired by independent Directors
•   Active engagement by all Directors, as well as regular “Executive Sessions” with independent Directors
•   Sole member of Management on the Board is Mr. Newport, our Chief Executive Officer

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Communication with the Board of Directors

Stockholders and interested parties may send communications to the Chairman of the Board, or to any one or more of the other Directors by addressing such correspondence to the name(s) of any specific Director(s), or to the “Board of Directors” as a whole, and mailing it to: Corporate Secretary, c/o AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

Board Independence

In accordance with the requirements of the NYSE, the Board has adopted a policy requiring that at least a majority of its members shall be “independent,” as determined under applicable law and regulations, including without limitation Section 303A of the NYSE Listed Company Manual. Our Corporate Governance Guidelines include categorical standards for determining the independence of all non-employee Directors. Those standards are set forth in guidelines attached as Exhibit A to our Corporate Governance Guidelines, which are available on our website at www.aksteel.com. A Director who meets all of the categorical standards set forth in the Corporate Governance Guidelines shall be presumed to satisfy the NYSE’s definition of “independence” and thus be “independent” within the purview of the Board’s policy on Director independence.

At its March 2017 meetings, the Board of Directors reviewed the independence of all current non-employee Directors. In advance of that meeting, each incumbent Director was asked to provide the Board with detailed information regarding his or her business and other relationships with us and our affiliates, and with Executive Officers and their affiliates, to enable the Board to evaluate his or her independence.

Upon the recommendation of the Audit Committee regarding audit committee independence, the Management Development and Compensation Committee as to compensation committee independence, and the Nominating and Governance Committee with respect to all other aspects of Board independence, and after considering all relevant facts and circumstances with the assistance of legal counsel, the Board affirmatively determined that none of the current incumbent Directors, except for Mr. Newport, has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), other than being a Director, and all such incumbent Directors other than Mr. Newport meet the categorical standards of independence set forth in our Corporate Governance Guidelines and therefore are “independent” as that term is used and defined in Section 303A of the NYSE Listed Company Manual and in Rule 10A-3 under the Exchange Act. The Board further determined that each of the incumbent Directors other than Mr. Essig (who served as one of our Executive Officers in the 1990s) and Mr. Newport is an “Outside Director” as that term is used in Section 162(m) of the Internal Revenue Code and the associated Treasury Regulations, 26 CFR § 1.162-27 et seq., and that each of the incumbent Directors other than Mr. Newport is a “Non-Employee Director,” as defined in Rule 16b-3(b)(3) promulgated under the Exchange Act.

Under our Corporate Governance Guidelines, Directors have an affirmative ongoing obligation to inform the Board of any material changes that might impact the foregoing determinations by the Board. This obligation includes all business relationships between the Director and/or an immediate family member, on the one hand, and us and/or our affiliates and/or Executive Officers, on the other.

Board Oversight of Risk

As an integral part of its oversight function, the Board oversees the material risks facing us, both with respect to the relative probability and magnitude of the risks and also as to Management’s strategies to mitigate those risks. The Board engages in its risk oversight role in a variety of different ways.

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The Board as a whole typically discusses and addresses the key strategic risks facing us. Specific strategic risks facing us are addressed at Board meetings, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. In addition, at least once annually, the Board has a session devoted exclusively to strategic planning, including identifying and addressing our principal strategic risks and potential opportunities.

In addition, the Board delegates responsibility for oversight of specific risk categories to its Committees. Generally, each Committee has responsibility to identify and address risks which are associated with the purpose of, and responsibilities delegated to, that Committee. For example, the Audit Committee oversees risks related to financial reporting, internal controls, accounting and cyber security matters; the Finance Committee oversees our exposure to short- and long-term financial risk, including risks relating to our capital structure, liquidity, hedging strategies, pension and benefit plans, pension fund asset performance and cash needs; the Nominating and Governance Committee manages risks related to board composition, director independence, governance, and corporate compliance and reporting obligations; the Management Development and Compensation Committee deals with risks related to senior Management development and succession planning, Management compensation, and employment benefits and policies; and the Public and Environmental Issues Committee handles risks related to health and safety issues, public policy, international trade and our reputation. Each Committee Chair reports to the full Board with respect to any significant risks that the Committee has discussed. Depending upon the nature and severity of the risk, the Committee may simply report to the Board on that risk or it may make recommendations to the Board, which then are discussed and acted upon by the Board as a whole. For those risks that cross several disciplines or that could have impacts across various stakeholder groups, multiple Committees may review the relevant aspects of the risk in the committee setting prior to a discussion at the full Board session.

The Board’s oversight of risk is enhanced by the detailed information it receives as a result of our Total Enterprise Risk Management (“TERM”) program. We commenced the TERM program as a tool for identifying our key risks and discussing them with the Board in a prompt, logical and efficient manner. The TERM assessment is performed quarterly and involves evaluation of the key risks that we currently face or are likely to encounter in the near- and medium-term. During the quarterly TERM assessment, each manager responsible for a significant area of our business will review and, to the extent necessary, update or supplement a list of key risks affecting his or her respective business area. As part of that process, the manager evaluates each risk according to its likelihood of occurrence in the succeeding twelve months and, assuming that the development or event at risk was to occur, its most likely impact on our financial condition, operations, industry or reputation. The most significant risk items identified in each quarterly report are discussed with the Audit Committee. In addition, a complete copy of the full TERM report is distributed to and discussed by the full Board, typically in the Board’s regularly scheduled January meeting.

The Board’s consideration of risk is not limited to discussions during Board and Committee meetings. Rather, the Board communicates with senior Management as a group, or individually, concerning our most significant risks whenever it deems such communications to be appropriate. In addition, each Director has complete access to all of our employees to the extent he or she may have questions concerning a particular risk.

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Risk Assessment with Respect to Compensation Policies and Practices

At its January 2016 meeting, the Management Development and Compensation Committee (for purposes of this section, the “Committee”) reviewed the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. The scope of this review included aspects of executive compensation, as well as consideration of the items of our compensation policies and practices that affect all employees. In general, the process used by the Committee to complete its risk evaluation was as follows:

•	the Committee identified the most significant risks facing us;

•	the Committee identified the material design elements of our compensation policies and practices with respect to all employees; and

•

the Committee then evaluated whether there is a relationship between any of those design elements and any of our most significant risks, specifically considering whether any of the design elements of our compensation policies and practices encourage our employees to take excessive or inappropriate risks that are reasonably likely to have a material adverse impact on us.

The result of the Committee’s evaluation was a conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. More specifically, the Committee concluded that our compensation program is designed to encourage employees to take actions and pursue strategies that support our best interests and the best interests of our stockholders, without promoting excessive or inappropriate risk.

The design elements of our program (which are described in detail in the CD&A section beginning at page 36) do not include unusual or problematic compensatory schemes that have been linked to excessive risk-taking in the financial and other industries. Furthermore, the design elements of our compensation program that directly tie compensatory rewards to our performance include various counter-balances designed to offset potentially excessive or inappropriate risk-taking. For example, there is a balance between the fixed components of the program and the performance-based components. Similarly, the performance-based components are balanced between annual and longer-term incentives. Thus, the overall program is not too heavily weighted towards incentive compensation, in general, or short-term incentive compensation, in particular. The financial incentives are not based simply upon revenue. Rather, they are tied to performance metrics such as net income and EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), which more closely align the interests of Management with the interests of our stockholders. The performance metrics for incentive payments are established annually (either for the then-current year or for a three-year performance period beginning with the then-current year) and reflect goals that are challenging, but not so high that they require performance outside of what the Committee believes is reasonable for us or could motivate Management to take actions in which we assume unreasonable levels of risk. In addition, there are caps on how much performance-based compensation may be earned in a particular performance period and the Board of Directors has adopted a policy for clawback of performance-based compensation that was paid out as a result of fraudulent or illegal conduct on the part of the employee who received it. The Committee also maintains an ongoing dialogue with our Management to track progress on performance-based goals in order to foresee and avoid any excessive or inappropriate risk-taking that may otherwise be driven by a desire to maximize performance-based compensation.

Related Person Transactions

All related person transactions, as defined by Item 404(a) of Regulation S-K under the Exchange Act, must be reviewed and approved or ratified by the Board (or a committee of the Board to which such responsibility is delegated by the Board) for the purpose of determining whether such transactions are in, or not inconsistent with, our best interests and the interests of our stockholders.

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Based on information submitted to us by Directors and Executive Officers on an annual basis (and Director nominees prior to their election or appointment), we develop a list of related persons, which we distribute annually to individuals internally who have, or who might reasonably be expected to have, responsibility for a transaction or proposed transaction between us and a related person. Directors, Director nominees and Executive Officers are expected to timely update the information they submit to us in the event of relevant changes or developments.

The recipients of the list must provide prior notice to our General Counsel of any plans or intentions for anyone within their respective business units, departments or areas of responsibility to enter into any agreement by or on our behalf with a related person. If the General Counsel determines that the proposed transaction is a related person transaction, the transaction will be submitted to the Nominating and Governance Committee for its consideration and approval at its next meeting.

The Nominating and Governance Committee considers all available and relevant facts and circumstances in determining whether to approve a related person transaction submitted for its review, including, if applicable:

•	the benefits of the transaction to us;

•

the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director, or an entity in which a Director is a partner, stockholder or Executive Officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally for a comparable transaction.

The Nominating and Governance Committee approves only those related person transactions that it determines are in, or are not inconsistent with, our best interests and the interests of our stockholders.

In the event that we enter into a legally binding related person transaction before approval by the Nominating and Governance Committee, then the Nominating and Governance Committee will review the transaction at its next meeting unless it is subject to an exemption. The Nominating and Governance Committee will determine whether to ratify a related person transaction by applying the same procedures and standards that it would have used to determine whether to approve a related person transaction in advance. In the event that the Nominating and Governance Committee determines that it would not be appropriate to ratify the transaction, the Nominating and Governance Committee will identify the options available to us, including but not limited to rescission, amendment or termination of the related person transaction.

During 2016, we participated in two series of transactions of immaterial size, each of which constituted a related person transaction under the Exchange Act. The first of these transactions involved routine machine maintenance and repair services provided by Whitt Machine Inc., a company whose sole owner is Mr. Dean Whitt, the father-in-law of Mr. Kirk Reich, our President and Chief Operating Officer. In consideration for these services, we paid a total of approximately $554,277 to Whitt Machine in 2016. The transactions were performed under our standard terms and conditions at competitive prices. The second series of transactions involved routine machine maintenance and repair services by Dalton Industries, Inc. at our Butler, Mansfield, Middletown and Rockport Works. Mr. Reich’s wife is a sales person for Dalton Industries, Inc. In consideration for these services, we paid a total of approximately $7.5 million to Dalton Industries, Inc. in 2016. These transactions also were performed under our standard terms and conditions at competitive prices. In 2016, the Nominating and Governance Committee reviewed the facts and circumstances relevant to each of

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these series of transactions and, in accordance with our Related Person Transaction Policy and applicable securities law, determined that they were in, or not inconsistent with, our best interests and the interest of our stockholders. The Nominating and Governance Committee then approved these 2016 transactions pursuant to our Related Person Transaction Policy.

Documents Available on Our Website

The charters of the Audit, Finance, Management Development and Compensation, Nominating and Governance, and Public and Environmental Issues Committees, as well as our Corporate Governance Guidelines, Code of Business Conduct and Ethics for AK Steel Directors, Officers and Employees, and Code of Ethics for Principal Officers of AK Steel, are posted on our website at www.aksteel.com.

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DIRECTOR COMPENSATION

Each non-employee Director receives an annual Board retainer fee for service on the Board in the amount of $170,000, of which $105,000 is paid in the form of restricted stock units (“RSUs”) and $65,000 is paid in the form of cash or, at the Director’s option, in the form of additional RSUs. RSUs vest immediately upon grant, but are not settled (i.e., paid out in the form of common stock) until one year after the date of the grant, unless a Director elects deferred settlement. As set forth in the Stock Incentive Plan, Directors may elect to defer the settlement of their RSUs until six months following the date their service on the Board has ended. If a Director elects the deferral option, he or she also may elect to take distribution of the shares upon settlement in a single distribution or in annual installments not to exceed 15 years. Prior to settlement, the holder of an RSU is entitled to receive the value of all dividends and other distributions paid or made on our common stock in the form of additional RSUs, but does not otherwise have any of the rights of a stockholder, including the right to vote the shares underlying the RSUs. The following chart illustrates the composition of our Board retainer:

Annual Board Retainer: Cash v. Equity

Our Non-Executive Chairman and each Director who chairs a committee of the Board of Directors receives an additional annual retainer. These additional annual retainers are as follows:

Chair Position	Additional Annual Retainer
Non-Executive Chairman of the Board	$60,000
Audit Committee	$20,000
Finance Committee	$10,000
Management Development & Compensation Committee	$15,000
Nominating & Governance Committee	$10,000
Public and Environmental Issues Committee	$10,000

We pay non-employee Directors $2,000 for each Board meeting they attend and for attending each meeting of a committee on which they are a member. Annual retainers for service as a committee chair and attendance fees are paid in cash or, at the Director’s option, in the form of additional RSUs. We reimburse all Directors for the expenses they incur in attending meetings.

Director compensation is paid quarterly. Annual retainers are paid prospectively; attendance fees are paid retrospectively. RSUs are issued quarterly at the time the cash compensation is paid and are settled one-for-one (i.e., one RSU equals one share of our common stock) on the settlement date.

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Under the Director Deferred Compensation Plan, each year a Director may elect to defer any portion of his or her annual retainer or other director fees that are not paid in the form of RSUs. There are no preferential or above-market earnings in the Director Deferred Compensation Plan, and we do not make any contributions under the plan.

An employee who serves as a Director receives no additional compensation for such service. Mr. Newport is currently the sole employee who also serves on the Board of Directors.

At the Board’s March 2016 meeting, the Management Development and Compensation Committee recommended, and the Board approved, an Amended and Restated Stock Incentive Plan (“Amended Stock Plan”), which was subsequently approved by our stockholders at the 2016 Annual Stockholder Meeting. Among other changes, the Amended Stock Plan provides that no Director may receive more than $750,000 in total annual compensation, in any form. As set forth in the Director Compensation Table below, the highest paid Director in 2016 received significantly less compensation than this limitation. However, the Board determined that such limitation is meaningful, reasonable and reflects good corporate governance practices.

DIRECTOR COMPENSATION TABLE

The following table sets forth the total compensation paid to non-employee Directors during the fiscal year ended December 31, 2016:

Name(1)	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Richard A. Abdoo(2)	$38,000	$82,500	$0	$5,000	$125,500
John S. Brinzo(2)	62,500	52,500	0	5,000	120,000
Dennis C. Cuneo	139,000	105,000	0	5,000	249,000
Sheri H. Edison	119,000	105,000	0	2,500	226,500
Mark G. Essig	134,989	105,000	0	0	239,989
William K. Gerber	149,000	105,000	0	2,500	256,500
Robert H. Jenkins	125,000	105,000	0	5,000	235,000
Gregory B. Kenny	8,000	222,000	0	5,000	235,000
Ralph S. Michael, III	142,984	105,000	0	5,000	252,984
Dr. James A. Thomson	182,934	105,000	0	2,500	290,434
James L. Wainscott(2)	110,000	52,500	0	5,000	167,500
Vicente Wright	121,000	105,000	0	5,000	231,000

(1)

Mr. Newport, our Chief Executive Officer, is not included in this table because he was an employee on December 31, 2016, and thus receives no compensation for his service as a Director. The compensation Mr. Newport received for his service as an employee and Executive Officer is reported in the Summary Compensation Table beginning at page 75.

(2)	Messrs. Abdoo, Brinzo and Wainscott retired as Directors on May 26, 2016.

(3)

The amounts in this column reflect the aggregate grant date fair value of RSUs granted in 2016, computed in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The average of the high and low selling price of our common stock on the date the fee is to be paid is used to calculate the number of RSUs to be issued. The actual number of RSUs granted each quarter is calculated by dividing the quarterly annualized amount (e.g., $26,250) by the average of the high and low sales price of our common stock on the grant date. For 2016, Mr. Abdoo, Mr. Brinzo, Mr. Cuneo, Mr. Essig and Mr. Kenny elected to defer settlement of their RSUs until six months following the date they complete their service on the Board. As of December 31, 2016, non-employee Directors had the following aggregate number of RSUs

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outstanding (rounded to the nearest whole number): Mr. Cuneo, 114,924; Ms. Edison, 28,951; Mr. Essig, 66,490; Mr. Gerber, 28,951; Mr. Jenkins, 28,951; Mr. Kenny, 64,987; Mr. Michael, 28,951; Dr. Thomson, 34,729; and Mr. Wright, 41,734.

(4)

No stock options were granted to Directors in 2016. As of December 31, 2016, non-employee Directors had the following aggregate number of options outstanding, all of which remain from the Board’s prior, discontinued practice of granting 10,000 stock options to a new Director upon joining the Board: Mr. Cuneo, 10,000; Mr. Gerber, 10,000; and Mr. Michael, 10,000.

(5)

The amounts in this column constitute matching charitable gift donations made by the AK Steel Foundation pursuant to a matching gift program. Under this program, our employees and Directors are eligible for matching contributions by the Foundation of up to $5,000 per person per calendar year to qualifying charitable institutions. In certain instances, because of timing issues related to when a contribution is made by a participant in the program and when the participant submits the related matching gift form to us, a participant could have matching contributions from the Foundation totaling up to $10,000 paid in a single year relating to contributions by the participant spanning two calendar years.

STOCK OWNERSHIP

Directors and Executive Officers

The table below provides stock ownership information as of March 27, 2017 with respect to the beneficial ownership of our common stock by: (i) each Named Executive Officer listed in the Summary Compensation Table beginning on page 75, (ii) each current Director and each nominee for election as a Director, and (iii) all of our current and nominee Directors and Executive Officers as a group.

Directors and Executive Officers	Shares Owned Beneficially(1)	Percentage of Outstanding Shares(2)	Restricted Stock Units(3)	Total
Joseph C. Alter	90,676	*	0	90,676
Dennis C. Cuneo	25,712	*	117,411	143,123
Sheri H. Edison	48,155	*	19,771	67,926
Mark G. Essig	37,784	*	68,977	106,761
William K. Gerber	112,853	*	19,771	132,624
Robert H. Jenkins	184,886	*	19,771	204,657
Gregory B. Kenny	0	*	67,474	67,474
Ralph S. Michael, III	146,508	*	19,771	166,279
Roger K. Newport	537,540	*	0	537,540
Maurice A. Reed	154,974	*	0	154,974
Kirk W. Reich	335,965	*	0	335,965
Dr. James A. Thomson	113,791	*	25,549	139,340
Jaime Vasquez	73,448	*	0	73,448
Dwayne A. Wilson	0	*	5,147	5,147
Vicente Wright	72,205	*	32,554	104,759
Arlene M. Yocum	0	*	5,147	5,147
All current and nominee Directors and current Executive Officers as a group (23 persons)	2,521,991	0.8%	N/A	N/A

(1)

For Directors, this column includes stock options to purchase shares of common stock exercisable before May 25, 2017 as follows: Messrs. Cuneo and Michael, 10,000 shares each. These stock options remain outstanding from the Board’s prior, discontinued practice of granting 10,000 stock options to a new Director upon joining the Board. For Executive Officers, this

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column includes stock options to purchase shares of common stock exercisable before May 25, 2017, as follows: Mr. Alter, 36,732 shares; Mr. Newport 201,940 shares; Mr. Reed, 71,910 shares; Mr. Reich, 134,165 shares; and Mr. Vasquez, 20,073 shares. All outstanding stock options exercisable before May 25, 2017 are included in these totals, regardless of whether their exercise price was above or below the price of our common stock as of March 27, 2017.

(2)	An asterisk indicates ownership of less than 1%.

(3)

A significant portion of the effective equity ownership by our Directors is in the form of restricted stock units (“RSUs”), which do not satisfy the definition of “shares beneficially owned” for purposes of this table and therefore are not included in the Shares Owned Beneficially column in this table. An RSU is a grant valued in terms of stock, but no actual shares of stock are issued at the time of the grant. The amount in this column reflects the aggregate number of RSUs held by each Director as of March 27, 2017.

Other Beneficial Owners

The table below provides information with respect to each person known by us as of March 27, 2017, to own beneficially more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Owned Beneficially	Percentage of Outstanding Shares
BlackRock, Inc.	36,357,055(1)	11.50%
55 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	34,766,410(2)	11.00%
100 Vanguard Blvd.
Malvem, PA 19355

TIAA-CREF Investment Management, LLC	18,069,646(3)	5.70%
Teachers Advisors, LLC
730 Third Avenue
New York, NY 10017-3206

(1)

Based on information contained in a statement on Schedule 13G (Amendment Nos. 5 & 6) dated August 31, 2016 and December 31, 2016, respectively, and filed September 9, 2016 and January 12, 2017, respectively, BlackRock, Inc. has sole investment and dispositive power over 36,357,055 shares and sole voting power over 35,724,499 shares of our outstanding common stock.

(2)

Based on information contained in a statement on Schedule 13G (Amendment No. 8) dated December 31, 2016 and filed February 9, 2017, The Vanguard Group, Inc. has sole dispositive power over 34,363,902 shares and shared dispositive power over 402,508 shares of our outstanding common stock.

(3)

Based on information contained in a statement on Schedule 13G dated December 31, 2016 and filed February 14, 2017, TIAA-CREF Investment Management, LLC has sole voting and sole dispositive power over 13,105,884 shares of our outstanding common stock and Teachers Advisors, LLC has sole voting and sole dispositive power over 4,963,762 shares of our outstanding common stock.

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Equity Compensation Plan Information

The table below provides information, as of December 31, 2016, with respect to compensation plans under which our equity securities are authorized for issuance. All such plans have been approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	2,775,565	$8.12	7,983,943

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

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Page No.
How does the Committee determine executive compensation?	53
Summary of Key Takeaways	53
Discussion	54
What actions did the Committee take in 2016 with regard to the key elements of our executive compensation program for the NEOs and what were the principal reasons for those actions?	58
Summary of Key Takeaways	58
Discussion	58
What pension, post-termination and other benefits are provided to Executive Officers?	66
Summary of Key Takeaways	66
Discussion	66
What is our Policy with Respect to Deductibility of Executive Compensation?	72
Summary of Key Takeaways	72
Discussion	72
III. Consideration of stockholder “say-on-pay” voting results	73

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Key Takeaways of our 2016 Executive Compensation Program

•	A close relationship between pay and performance is the bedrock principle of our executive compensation program and the results demonstrate this principle.

•

As of January 1, 2016, our Board’s multi-year Executive Management succession planning process culminated in Mr. Roger K. Newport assuming the role of Chief Executive Officer (“CEO”) and Mr. Kirk W. Reich being appointed as President and Chief Operating Officer, marking the beginning of a new leadership team at AK Steel.

•

During our first year under these new leaders, we achieved our best financial results since 2008, delivered continued strong performance in safety and quality, and significantly increased stockholder value. Our stock price rose over 350% and our market capitalization grew by over 700% during 2016.

•

Under our Annual Management Incentive Plan (“Annual Plan”), we exceeded the maximum goal for financial performance, met our target goal for safety performance, and nearly met our target goal for quality performance. As a result, the NEOs earned awards under the Annual Plan at 99% of the maximum (199% of target) for 2016.

•

Under the Long-Term Performance Plan (“Long-Term Plan”), our three year (2014–2016) cumulative adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) fell short of the target goal, but exceeded the threshold goal. As a result, the NEOs earned awards under the Long-Term Plan at 38% of the maximum (76% of target) for 2016.

•

Under our Stock Incentive Plan (“Stock Plan”), our stock price performance during the three-year period (2014-2016) on an absolute and relative basis resulted in the named executive officers (the “NEOs”) earning performance share awards under the Stock Plan at 80% of the maximum (120% of target).

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I.	Executive Summary of Pay-for-Performance Components and other Key Elements of the Executive Compensation Program

Key Executive Compensation Program Elements

The key elements of our executive compensation program for our Executive Officers are:

•	base salary;

•	annual performance-based cash awards under the Annual Plan;

•	long-term performance-based cash awards under the Long-Term Plan;

•	awards of stock options, restricted stock and performance shares under the Stock Plan; and

•	certain employee benefits and post-employment benefits, in addition to limited perquisites.

Key Policies and Practices that Link Executive Compensation to Performance

We also have adopted a variety of policies and practices that are intended to create a strong link between executive compensation and our performance, thereby closely aligning the interests of Management with the interests of our stockholders. Key examples of such policies include the following:

•	annual say-on-pay stockholder vote;

•	annual stockholder outreach program;

•	the engagement by the Management Development and Compensation Committee (the “Committee”) of its own independent compensation consultant;

•	the use of peer group and other comparative market data provided by an independent compensation consultant in determining executive target compensation levels; and

•

the establishment annually of a focus list of items for the CEO and an annual evaluation of the CEO’s individual and our performance that is factored into the annual determination of the CEO’s compensation opportunity.

The Committee periodically engages in a comprehensive “deep dive” review of our executive compensation program with the assistance of its independent executive compensation consultant, in addition to its regular annual review of the effectiveness and competitiveness of the program. Through these reviews, we have adopted the following policies to improve our compensation program:

•	a policy against re-pricing or replacing underwater options;

•	an executive compensation clawback policy applied to all performance-based compensation;

•	stockholder approval of certain severance agreements with senior executives;

•	Executive Officer stock retention guidelines;

•	a policy prohibiting employees, including Executive Officers, from engaging in insider trading or hedging transactions, holding our securities in margin accounts and the pledging of our securities;

•

locking our Executive Minimum and Supplemental Retirement Plan (“SERP”) in 2014 so as to limit participation in the SERP to then-existing participants and replacing it for officers elected thereafter with the Executive Retirement Income Plan (“ERIP”), an executive retirement plan providing a reduced level of benefits; and

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•	no tax gross-ups or “single triggers” in the change-of-control agreements with our Executive Officers and no “single trigger” for any awards under our Stock Plan.

These policies and practices are described in more detail below.

Contextual Information for 2016 Executive Compensation

Executive Management Succession

On January 1, 2016, as a result of a multi-year succession planning process with respect to our executive leadership, Mr. Newport assumed the role of CEO and Director and Mr. Reich assumed the role of President and Chief Operating Officer (“COO”). In addition, as of the same date, Mr. Jaime Vasquez was named Vice President, Finance and Chief Financial Officer (“CFO”). Although these were the most notable changes of executive roles and responsibilities, there have been other relatively recent changes in our Executive Management team. As such, 2016 saw a substantially reconfigured senior management team working together to improve the company’s financial performance and to strengthen AK Steel for the long run.

For purposes of this CD&A, NEOs refers to the following in reference to 2016 (with their titles as of December 31, 2016):

Roger K. Newport — Chief Executive Officer

Kirk W. Reich — President and Chief Operating Officer

Jaime Vasquez — Vice President, Finance and Chief Financial Officer

Joseph C. Alter — Vice President, General Counsel and Corporate Secretary

Maurice A. Reed — Vice President, Engineering, Raw Materials and Energy

Impact of 2015 Performance on 2016 Compensation Decisions

The executive compensation data included in this Proxy Statement is for the 2016 fiscal year. The decisions by the Committee that laid the foundation for 2016 executive compensation occurred in January 2016—over 16 months prior to the upcoming 2017 Annual Meeting—and therefore were based in large part on our performance in 2015. Thus, in order to understand the Committee’s January 2016 compensation decisions, we believe a brief overview of our 2015 performance and relevant market conditions is helpful for context.

The year 2015 was an extremely challenging one for us and other domestic steel producers. As demand from China slowed, global steelmaking overcapacity increased and led steel producers in countries with excess steel production—most notably, China itself—to flood the U.S. market with what have since been determined to be unfairly-traded imports. The imports into the United States caused sharp declines in carbon steel spot market prices during the year. As part of our strategic focus on enhancing margins, we targeted sales of higher-margin value-added carbon, stainless and electrical steel products and intentionally reduced shipments to the carbon steel spot market. Also as part of our margin enhancement efforts, we relentlessly concentrated on reducing operating costs.

While some of our customer markets improved during 2015, including North American light vehicle production, the global steelmaking overcapacity and the resulting impact from the significant rise in imports in our primary markets in North America had a negative impact on our financial performance. Thus, despite the strength of our customer markets, our average capacity utilization across all plants decreased to approximately 79% in 2015 compared to approximately 82% in the prior year. Our average selling price for 2015 was $942 per ton, an 11% decrease from 2014, resulting primarily from the adverse market effects of a higher level of low-priced imports during 2015.

As a result of these turbulent business conditions, we reported a net loss of $509.0 million, or $2.86 per diluted share of common stock, in 2015. Excluding certain charges, we reported an adjusted

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net loss of $51.8 million, or $0.29 per diluted share (as defined in the Non-GAAP Financial Measures section, which is attached to this Proxy Statement as Annex B and which also includes reconciliations for all non-GAAP financial measures referenced in this Proxy Statement). We also reported adjusted EBITDA (as defined in the Non-GAAP Financial Measures section) of $393.4 million compared to 2014 adjusted EBITDA of $280.2 million. Thus, despite severe market headwinds caused principally by the surge in unfair imports of foreign steel, by focusing on the items under our control we increased adjusted EBITDA by 40% year-over-year.

In late 2015 and into the beginning of 2016, our common stock and senior debt (and the stock and debt of many other metals and mining companies) were trading at multi-year lows and reflected the tumultuous business and market conditions that had forced steel prices and utilization rates to significantly depressed levels. It was in the face of these conditions that our new leadership strove to implement a new strategic direction focused on enhancing our margins.

Impact of 2016 Performance on 2016 Compensation

Our 2016 performance exceeded the expectations that were developed in the face of the seemingly bleak business and industry conditions facing us in the beginning of the year. In 2016, we implemented a strategy to improve our product mix, strengthen our balance sheet, and operate more efficiently and effectively to improve our profitability. To reinforce our focus on value-added products, we continued our investments in research and innovation, including completing our new Research and Innovation Center in late 2016 and increasing the number of research engineers and scientists by approximately 30% over the last several years. Our focus on margin-enhancing activities, including better product mix management, process improvements and a relentless focus on costs, significantly enhanced our margins. Consequently, our financial results in 2016 improved dramatically from 2015.

We completed 2016 with a net loss of $7.8 million, or $0.03 per diluted share of common stock, which compares favorably to our 2015 net loss of $509.0 million, or $2.86 per diluted share. Our 2016 adjusted net income (as defined in the Non-GAAP Financial Measures section) of $129.8 million, or $0.56 per diluted share, was a significant improvement from our 2015 adjusted net loss of $51.8 million, or $0.29 per diluted share.

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Improving our product mix, optimizing our operational footprint, pursuing cost efficiencies and realizing lower costs for raw materials improved our adjusted EBITDA (as defined in the Non-GAAP Financial Measures section) to $501.9 million, or 8.5% of net sales, in 2016, from $393.4 million, or 5.9% of net sales, in 2015. We took various actions to implement these strategies, including temporarily idling our Ashland Works blast furnace and steelmaking operations at the end of 2015 and optimizing our operating rates at Middletown Works and Dearborn Works. Our 2016 adjusted EBITDA of $501.9 million represented a 28% improvement over our 2015 adjusted EBITDA of $393.4 million. As illustrated below, our adjusted EBITDA in 2016 continued a recent trend of ongoing annual improvement.

We also made substantial progress in strengthening our balance sheet during 2016. We reduced debt by $537.5 million and had cash on the balance sheet at December 31, 2016 of $173.2 million. The debt reduction was achieved primarily as a result of two equity offerings in 2016 that raised $600.4 million in net proceeds, along with cash generated from operations. We also refinanced $380.0 million of debt to extend the maturity date and reduced the coupon rate. As a result of these actions, we nearly doubled our total liquidity at the end of 2016 to $1.35 billion from $700.2 million at December 31, 2015.

As a result of strong financial and operational performance in 2016, the trading price of our common stock rose 356% and our market capitalization increased by 702% during the year.

Net Impact: Performance-Based Compensation Earned Reflected Our Strong Business and Operational Performance in 2016

As noted above, a close relationship between pay and performance is the bedrock principle of our executive compensation program. In 2016, we delivered favorable performance in a number of areas on which our compensation program is intended to incent our employees. As a result, 2016 was a positive year in terms of business performance for AK Steel and also a positive compensation year for our employees, including the NEOs, who earned a greater portion of their total performance-based compensation than in any year since before the Great Recession. We beat our target performance under the safety component of our Annual Plan, nearly met the target goal for the quality component, and surpassed our maximum goal for financial performance, achieving net income of $79.8 million (excluding special, unusual and extraordinary items approved by the Committee, as discussed further below). In addition, we generated three-year cumulative EBITDA of $1.130 billion (excluding special, unusual and extraordinary items approved by the Committee, as discussed further below), an amount between the threshold and target levels under the Long-Term Plan. With respect to performance shares under the Stock Plan, our Growth Rate and Total Stockholder Returns (as such terms are defined in the detailed discussion of the Stock Plan below on page 46) for the three-year performance period resulted in performance shares being earned at 80% of the maximum level.

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In sum, for 2016 and the three-year performance periods ending in 2016:

•	the Annual Plan payments were earned at 99% of maximum (199% of target);

•	the Long-Term Plan payments were earned at 38% of maximum (76% of target);

•	performance share awards under the Stock Plan were earned at 80% of maximum (120% of target); and,

•	there were three quarterly performance-based matches under our thrift plans.

Of the CEO’s potential total compensation in 2016, approximately 80% was tied directly to performance-based metrics and had to be earned. For all the NEOs, the performance-based compensation amounted to approximately 77% of their potential total compensation and likewise had to be earned. (See charts below at page 44). The Committee is relentlessly focused on ensuring that the executive compensation program aligns executive pay with our performance. In recent years, shortfalls in financial performance resulted in financial consequences, as the NEOs failed to earn the vast majority of their performance-based compensation. In 2016, however, the NEOs earned a substantial portion of their total potential performance-based compensation as a result of achieving the financial and other performance goals set by the Committee.

2016 CEO / NEO Compensation – Overview of Links to Performance

Graphical Illustration of 2016 Performance-Linked Compensation

The link between executive compensation and our performance is demonstrable from the relevant data. Set forth below are four charts that illustrate the link between (a) the compensation of our NEOs for 2016 and (b) our performance during 2016 and the three-year performance periods ending in 2016. Included in the performance-based compensation are the following categories of compensation: (i) maximum incentive payments under the Annual Plan for 2016; (ii) maximum incentive payments under the Long-Term Plan for the three-year performance period ending in 2016; (iii) the grant date value of stock issued pursuant to performance share awards for the three-year performance period ending in 2016; and (iv) the grant date fair value of stock option awards made in 2016. Included in the non-performance based compensation are the following categories of compensation: (1) salary paid in 2016; (2) discretionary bonus, if any, paid in 2016; (3) the grant date value of restricted stock awards made in 2016; and (4) the value of all other compensation paid in 2016.1

1

The only item referenced in the Summary Compensation Table not included in the referenced charts is the change in pension value for each NEO. That value is excluded because it is not a component of compensation awarded annually by the Committee to the NEOs. Rather, it is a mathematical calculation of the actuarial change in value of the NEO’s pension that is attributable to factors outside the control of the Committee and the NEOs, such as a change in the discount rate used to present value the pension benefits or a change in the interest component of the value as a result of the NEO’s change in age relative to the NEO’s assumed retirement date. As such, the change in value also is not an accurate reflection of the NEO’s total compensation. For each year reported, the value is simply an actuarial calculation. In none of those years did any NEO realize any cash benefit (or detriment) attributable to the reported change in value.

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Chart Nos. 1 and 2 below demonstrate that 80% of the CEO’s total potential compensation for 2016 (and slightly less than that for all NEOs, including the CEO) was directly linked to our performance.

Composition of Total Potential Compensation for 2016

Chart No. 1	Chart No. 2

Chart Nos. 3 and 4 below demonstrate the amount of performance-based compensation actually received by the CEO and for all the NEOs (including the CEO) compared to total performance-based compensation for which they were eligible in 2016.

Performance-based Compensation Actually Received for 2016

Chart No. 3	Chart No. 4

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The two tables below provide the actual compensation values, and the sources for those values, used in the above charts.

Data Used for Chart Nos. 1 and 2 and “Potential” Portion of Chart Nos. 3 and 4

	Base Pay[1]	Bonus[1]	Restricted Stock[2]	Other Comp[1]	Total Non- Performance- based	Maximum Annual Incentive Plan[2]	Maximum Long- Term Plan[2]	Stock Options[2]	Maximum Perfor- mance Shares[3]	Total Perfor-mance- based	Total Potential
Newport	$850,000	$—	$248,298	$49,087	$1,147,385	$2,040,000	$2,040,000	$253,111	$222,720	$4,555,831	$5,703,216
Reich	700,000	—	75,342	35,145	810,487	1,400,000	1,400,000	76,835	177,600	3,054,435	3,864,922
Vasquez	375,000	—	43,500	25,819	444,319	562,500	562,500	45,066	—	1,170,066	1,614,385
Alter	350,000	75,000	26,448	31,630	483,078	455,000	455,000	26,924	157,440	1,094,364	1,577,442
Reed	310,000	—	23,316	37,326	370,642	403,000	403,000	23,876	61,440	891,316	1,261,958

Data Used for “Received” Portion of Chart Nos. 3 and 4

	Actual Annual Incentive Plan[1]	Actual Long-Term Plan[1]	Stock Options[1]	Actual Performance Shares[4]	Actual Total Performance- based
Newport	$2,031,146	$484,373	$253,111	$271,366	$3,039,996
Reich	1,393,924	345,706	76,835	216,392	2,032,857
Vasquez	560,059	213,694	45,066	—	818,819
Alter	453,025	93,076	26,924	74,856	647,881
Reed	401,251	153,100	23,876	191,825	770,052

(1)	From Summary Compensation Table for 2016 at page 75.

(2)	From Grants of Plan-Based Awards Table at page 78.

(3)	The value of the performance shares is included in footnote 2 to Summary Compensation Table.

(4)

Amounts reflect value of performance shares earned under the Stock Plan for the 2014 – 2016 performance period. The dollar value shown in the column is calculated by multiplying the closing market price of our common stock ($9.78 per share) as of January 18, 2017, the date on which the performance shares were granted to each NEO. Mr. Newport received 27,747 performance shares, Mr. Reich received 22,126 performance shares, Mr. Alter received 7,654 performance shares and Mr. Reed received 19,614 performance shares.

Overview of Key Pay-for-Performance Components and Application to 2016 Executive Compensation

The application of the key pay-for-performance components of our executive compensation program on the 2016 compensation of our NEOs illustrates the strong link between executive compensation and our performance. Those components and their application to the NEOs under the 2016 executive compensation program are summarized below.

•	Annual Plan

Overview:    We provide annual cash performance awards to our employees, including our NEOs, pursuant to our Annual Plan. Under the terms of the Annual Plan, a participant can earn a performance award based upon our annual performance against goals established for three different performance factors: safety, quality and net income (excluding, in accordance with the Annual Plan, special, unusual and extraordinary items, as discussed further below). At the maximum level, the allocation of these components of an incentive award is 12.5% for safety, 12.5% for quality and 75% for financial performance. At the target level, the allocation is 25% for safety, 25% for quality and 50% for financial performance. The heavy weighting toward the financial performance component reflects the Committee’s objective of strengthening the commonality of interests between Management and our stockholders, while still recognizing that safety and quality are core values of the company that are vital to our success. The Committee assigns an annual threshold goal and target goal for each of these performance factors in the first quarter of the year. The Committee also assigns a maximum annual goal for the financial performance component. No award is to be paid with respect to a particular performance factor unless we at least meet the threshold goal for that factor.

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As applied in 2016:    For 2016, the NEOs earned 99% of the maximum available award (199% of target) under the Annual Plan, based on our achievements in safety, quality and financial performance. With respect to safety, we met our target goal under the Annual Plan for OSHA recordable injuries and total injuries (comprised of both OSHA-recordable injuries and first aid injuries), as we continued to represent the benchmark in terms of steel industry safety. We also had an excellent year in quality and met the target objective for two of the three quality metrics, though we fell slightly short of the target for the portion of our quality component based on claims from our customers. We exceeded our maximum goal for the financial component, as we delivered substantially improved net income for the year. Under the terms of the Annual Plan, each participant is assigned a target bonus percentage which is applied against the award earned under the plan for the relevant performance period. In 2016, the target bonus percentages of the NEOs ranged from 65% to 120%. The dollar value of the award earned by each NEO under the Annual Plan for 2016 is set forth in the notes to the Summary Compensation Table at page 75.

• Long-Term Plan

Overview: We provide selected employees, including the NEOs, the opportunity to earn cash performance awards under our Long-Term Plan. Under the terms of that plan, a participant can earn a performance award based upon our aggregate three-year performance against a performance goal. The Committee establishes threshold, target and maximum performance goals for each three-year performance period. The Committee uses cumulative EBITDA (excluding special, extraordinary and unusual items) as the performance metric for the Long-Term Plan.

As applied in 2016: For 2016, the NEOs earned 38% of the maximum available award (76% of target) under the Long-Term Plan. Awards under the Long-Term Plan reflected in the 2016 compensation of the NEOs are based on the performance period that began January 1, 2014 and ended December 31, 2016. During this timeframe, despite facing periods of very challenging and volatile business conditions caused by, among other things, a surge of unfairly traded imports into the U.S. market, we focused on the items we could control and delivered consistent year-to-year improvement in EBITDA. During the period, we improved our EBITDA from 2014 to 2016 by almost 80%. As a consequence, our cumulative EBITDA of $1.130 billion (excluding, in accordance with the terms of the plan, special, extraordinary and unusual items, as discussed further below) for the three-year period ending December 31, 2016 was above the threshold level though below the target level established by the Committee in January 2014. The long-term award to each NEO reflected in the 2014 – 2016 Long-Term Plan performance period is set forth in the notes to the Summary Compensation Table at page 75.

• Performance Shares under the Stock Plan

Overview: In order to align the interests of senior Management with our stockholders by linking executive compensation to our performance and to appreciation in the market price of our common stock, we make equity grants to our Executive Officers and other key employees under the Stock Plan. The form of equity grant under our Stock Plan that most directly serves that purpose is the grant of performance shares. Each grant of performance shares is expressed as a target number of shares of our common stock. The number of shares of common stock, if any, actually earned by and issued to an NEO under a performance share award is based upon our stock price performance over a three-year performance period relative to certain threshold, target and maximum performance goals established at the outset of the performance period. Those goals are established using the following performance metrics in equal weight: (a) our total stockholder return (“Total Stockholder Return”), defined as price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the

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companies in the Standard & Poor’s 400 Midcap Index; and (b) the compounded annual growth rate (the “Growth Rate”) of the price of our common stock over the performance period, using as the base the average closing price of our common stock for the last 20 trading days during the month of December.

As applied in 2016: For 2016, the NEOs earned 80% of the maximum available performance share award (120% of target) under the Stock Plan. Awards under the Stock Plan reflected in the 2016 compensation of the NEOs are based on the performance period that began January 1, 2014 and ended December 31, 2016. The price of our common stock increased meaningfully from the beginning to the end of this period, rising from a closing price of $6.70 per share on the date that the Committee established the goal in January 2014 to $10.46 per share at the end of the period in December 2016, representing a 56% increase. This exceeded the maximum goal for the Growth Rate component, or 150% of the target performance shares granted in January 2014. For the Total Stockholder Return Component, our stock performed in the 45th percentile during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index, which resulted in 89.2% of the target performance shares granted in January 2014. The performance share award to the NEOs reflected in the 2014 – 2016 performance period under the Stock Plan is set forth in the notes to the Summary Compensation Table at page 75.

Overview of Other Key Compensation Components and Application to 2016 Executive Compensation

While the three programs described above represent the most direct links between pay and performance, there are other significant links included in our executive compensation program. Other key components of our compensation program that link pay to performance are summarized below.

•

Restricted Stock Grants.    An important component of the equity portion of our executive compensation program is the grant of restricted stock to key members of Management, including the NEOs. Though not as direct a link as performance share awards, restricted stock grants also link executive compensation to our performance. The restrictions typically will lapse in three equal installments on the first, second and third anniversaries of the date of the award. With limited exceptions, these restricted stock awards will have a value to the grantee only if the grantee remains in our employment for the period required for the stock to vest, and the actual value of the award ultimately will depend on the performance of our stock during that period leading up to vesting. This portion of executive compensation thus is linked to our performance, while also providing value in terms of executive retention. The grant date fair value of all restricted stock awards to the NEOs in 2016 is set forth in the Summary Compensation Table for 2016 at page 75.

•

Stock Option Grants.    Another component of the equity portion of executive compensation is the grant of stock options under the Stock Plan. All options granted in 2016 will vest in three equal installments on the first, second and third anniversaries of the grant date and have a 10-year term. These stock options will have a value for a grantee only if the market price of our stock increases above the exercise price (i.e., the market price on the date the option was granted), subject to continued service through the applicable vesting date (subject to limited exceptions, e.g., death, disability or retirement). The Committee therefore considers this portion of executive compensation as a performance-based component in the overall mix of compensation. The aggregate grant date fair value of all stock option awards to the NEOs in 2016 is set forth in the Summary Compensation Table at page 75.

•

Thrift Plan Matches.    Our thrift plan (the “Thrift Plan”) is a qualified retirement plan under Section 401(k) of the Internal Revenue Code. We also maintain a supplemental thrift plan (the “Supplemental Thrift Plan”) that is a non-qualified retirement plan. Participation in these plans includes the NEOs, but is not limited to them. Under these plans, we match employee

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contributions up to a total of 5% of base salary (collectively, for both plans). For 2016, we modified the Thrift Plan such that employee contributions of up to 5% of base salary (the “Basic Contribution”) may be supplemented by us on a quarterly basis if we exceed certain net income levels for that quarter. The maximum supplemental contribution for any quarter is 50% of the Basic Contribution, based on our achievement of at least $25 million of net income (with lesser levels of net income resulting in reduced supplemental contributions). Thus, this is another component of executive compensation directly linked to our performance. In 2016, we made performance-based supplemental contributions to the participants in these plans based on net income performance in the second, third and fourth quarters of the year. The amounts of these supplemental contributions to the NEOs are set forth in notes to the Summary Compensation Table at page 75.

Summary of Actual Payment of Pay-for-Performance Components of Executive Compensation

Set forth below is a table that summarizes the actual payouts under the Annual Plan, the Long-Term Plan and the Stock Plan (performance share awards) by year from 2012 through 2016 as a percentage of the maximum potential award for each year and the three-year performance period ending that year, in addition to the annual average from 2012 through 2016.

Year	Annual Plan	Long-Term Plan	Performance Shares
2012	10%	0%	0%
2013	10%	0%	0%
2014	10%	0%	0%
2015	25%	0%	0%
2016	99%	38%	80%
Five Year Average	31%	8%	16%

II.	Full Discussion and Analysis of Executive Compensation Program

Set forth below is a more detailed description of the total program, organized in a question-and-answer format, with a brief summary of key takeaways at the outset of each question-and-answer section.

Who has the direct responsibility for determining executive compensation?

Summary of Key Takeaways: The Committee has the direct responsibility for determining the compensation of all of our Executive Officers, including the NEOs, and for establishing, and periodically reviewing, our executive compensation philosophy and policies. The Committee also is responsible for overseeing our policies and programs with respect to succession planning and the development of senior Management personnel. The Committee is comprised entirely of Directors who have been determined by the Board of Directors to meet the independence standards of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), and each Committee member is an “outside” Director for purposes of Section 162(m) of the Internal Revenue Code.

Discussion: The Committee has the direct responsibility for determining the compensation of our Executive Officers. When the Committee deems it appropriate, it may, at its discretion, seek ratification of its determinations by the Board. The Committee also is responsible for establishing, and periodically reviewing, our executive compensation philosophy and policies and, as appropriate, will recommend changes in such philosophy and policies to the Board.

Committee Membership

The Committee is comprised entirely of Directors who have been determined by the Board of Directors to meet the independence standards of the SEC and the NYSE. Each member of the

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Committee currently is also an “outside” Director for purposes of Section 162(m) of the Internal Revenue Code. There currently are five members of the Committee. They are Ralph S. Michael, III (Chair), Sheri H. Edison, Robert H. Jenkins, Mr. Gregory B. Kenny and James A. Thomson (who also serves as Non-Executive Chairman of the Board).

Committee Charter and Responsibilities

The general function of the Committee is to oversee our policies and program with respect to executive compensation, succession planning and the development of senior Management personnel. The Committee operates under a written charter reviewed and approved by our full Board of Directors. The Committee’s Charter describes its specific responsibilities and is available at www.aksteel.com.

Committee Support and Use of Executive Compensation Consultant

In discharging its responsibilities, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities. The Committee has the power to retain outside counsel and compensation consultants or other advisors to assist it in carrying out its responsibilities. We are required to, and do, provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, compensation consultant and other advisors. The Committee has the sole authority to retain, compensate, direct, oversee and terminate such counsel, compensation consultants, and other advisors hired to assist the Committee and all such advisors are ultimately accountable to the Committee.

The Committee typically engages an independent executive compensation consultant who reports directly to the Committee to assist it in determining executive compensation in any given year, as well as in designing the executive compensation program. In connection with the 2016 executive compensation program, the Committee retained Frederic W. Cook & Co. (“FW Cook”) as its independent consultant for executive compensation matters. As appropriate, the Committee’s consultant also works with Management on behalf of the Committee, in particular with our Vice President, Human Resources, to develop internal compensation data and to implement compensation policies, plans and programs. The consultant, at the Committee’s request, also works with the CEO to assist him in developing his recommendations to the Committee for non-CEO Executive Officer compensation packages. The consultant provides analytical assistance and data to the Committee with respect to the design, implementation and evaluation of our compensation program for Executive Officers. This includes providing assistance to the Committee in identifying similarly-situated companies to be included in a peer group to be used to develop competitive data. That data is used as one reference point of many in the annual determination of base salary, annual and cash- and equity-based incentives. The consultant also periodically compiles relevant survey data to supplement the peer group data. The consultant further assists the Committee in developing, evaluating and administering incentive plans, agreements addressing post-termination benefits, and other ongoing compensation-related arrangements or benefits. On request, the consultant also provides consulting services to the Board and the Nominating and Governance Committee with respect to Director compensation matters. Except as described above, the consultant does not provide any other services to us.

The Committee annually assesses the performance and independence of its compensation consultant. At its regularly scheduled meeting in March 2016, the Committee considered various factors related to FW Cook’s independence in connection with its engagement of FW Cook, including, without limitation, the following: (1) the amount of fees received by FW Cook from us is less than 1% of FW Cook’s total revenue; (2) FW Cook has adopted policies and procedures which appear to be reasonably and effectively designed to prevent conflicts of interest; (3) neither FW Cook nor any member of its consulting team serving us owns any of our stock or an equity derivative thereof; (4) FW Cook does not provide any services to us other than as described in this Proxy Statement in its capacity as an independent advisor with respect to Executive Officer and Director compensation; and

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(5) after reasonable and appropriate inquiry, we have not identified any business or personal relationships between FW Cook and any of our Executive Officers or any member of the Committee. After reviewing these and other factors, the Committee determined that FW Cook is independent and that its engagement does not present any conflicts of interest. FW Cook also separately determined, and affirmed in a written statement delivered to the Chair of the Committee, that it is independent and that its engagement does not present any conflicts of interest.

What is our compensation philosophy?

Summary of Key Takeaways: Our compensation philosophy, as determined by the Committee and approved by the Board, is that an executive compensation program should strengthen the commonality of interests between Management and our stockholders, while at the same time enabling us to attract, motivate and retain executives of high caliber and ability who will drive our success.

Discussion: The foundational principle of our compensation philosophy is that our executive compensation program should align and strengthen the connection between the interests of Management and the interests of our stockholders, while enabling us to attract, motivate and retain Executive Officers with the talent to execute our strategy and maximize stockholder value. Consistent with that objective, a significant portion of the overall compensation package for each of our Executive Officers includes components that link the executive’s compensation to our performance. The Committee believes that a well-designed executive compensation program includes both annual and long-term performance incentives. While annual incentive awards are an important factor in motivating executives for the short-term, the Committee believes that long-term incentives reduce the impact of volatility in business conditions on the performance-related components of the executive compensation program and also establish a stronger link between the executives’ earnings opportunity and our long-term financial performance and growth.

The Committee further believes that our compensation program should be designed to reward superior performance and to provide financial consequences for below-market performance. Consistent with that design objective, and the goal of attracting, motivating and retaining executives of high caliber and ability who will drive our success, the Committee attempts to establish a fair and reasonable target compensation level for each Executive Officer that reflects not only individual performance, but also is competitive relative to the Executive Officer’s internal and external individual peers. The Committee does not target a specific market percentile for each executive. Also, the percentage of total compensation that is performance-based generally will increase with the level of seniority and/or responsibility of the executive. There is no set formula or policy, however, with respect to the allocation between performance-based and non-performance-based compensation. Nor is there any set formula or policy with respect to the allocation between cash and non-cash compensation.

Does the Committee review the executive compensation program periodically to determine if it still effectively implements our compensation philosophy?

Summary of Key Takeaways: Yes. Each year the Committee routinely reviews the effectiveness and competitiveness of our executive compensation program with the assistance of its independent executive compensation consultant.

Discussion: During each year, the Committee periodically reviews the effectiveness and competitiveness of our executive compensation program with the help of FW Cook, its independent executive compensation consultant. The consultant provides data that enables the Committee to compare our program, as well as the specific compensation packages of each of our Executive Officers, to our peers and other survey data. In addition, the Committee periodically engages in a more comprehensive “deep dive” review of the program. The Committee last engaged in a more comprehensive review in 2014 and currently intends to conduct such a review later in 2017. More specifically in regard to this comprehensive “deep dive,” with the assistance of its executive

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compensation consultant, the Committee reviews the design of each of our incentive and retirement plans for our Executive Officers and other members of senior Management, evaluates them in the context of our peer group and recent executive compensation trends as provided by FW Cook, and considers the views, perspectives and policies of our largest stockholders and proxy advisory firms. Following the conclusion of the most recent comprehensive review, the Committee made several changes to the executive compensation program, the most significant of which was to limit participation in the SERP to the then-existing Officers and to establish the ERIP, which provides a lower level of benefits for officers elected after March 2014.

Do we reach out to stockholders to solicit their views on our executive compensation program?

Summary of Key Takeaways: Yes. Each year, we reach out to a significant number of our stockholders to solicit their direct input with respect to our executive compensation program and share the stockholders’ perspectives and feedback directly with the Committee.

Discussion: Each year, we contact a significant number of our largest stockholders to solicit their direct input on our executive compensation program. In 2016, Management contacted more than 30 large stockholders who collectively owned over 75 million shares, or approximately 42% of our then-outstanding common stock, and requested an opportunity to have calls with them. Ultimately, we had dialogue with four large stockholders, owning approximately 7 million shares, or about 4% of our then-outstanding common stock. These large stockholders participated in calls during which they provided their comments on our executive compensation program. A summary of the comments was provided to and discussed by the Committee. In addition, from time to time, we have reached out to our largest stockholders and offered an opportunity for each of them to have a direct call with the then-Chair of the Committee concerning our executive compensation program.

What changes did the Committee make to the executive compensation program in 2016?

Summary of Key Takeaways: In January 2016, the Committee determined to slightly revise the metrics on which the safety component of the Annual Plan is based. In prior years, the safety performance component was based on OSHA-recordable injuries. For 2016, the Committee based the 2016 safety performance component on two equally weighted factors: (i) the number of OSHA-recordable cases; and (ii) the number of “Total Injuries,” comprised of the combined number of OSHA-recordable cases and injuries that require first aid treatment (“First Aid Cases”). In addition, in March 2016, the Committee amended and restated the Stock Plan to replace the “single trigger” change-in-control provision with a “double trigger” provision.

Discussion:

In 2016, the Committee modestly changed the metrics on which the safety performance component under the Annual Plan is based. In recent years, the Committee determined to measure safety performance solely based upon the number of OSHA-recordable cases. That metric was selected because there is no higher priority for us than the safety of our employees and it is a standard metric reported to a federal government agency. The Committee analyzed and reevaluated this metric, with a focus on ensuring that it incentivized the full scope of intended actions on behalf of employees. Following discussion of the subject at a number of Committee meetings, both among the members of the Committee and with Management, the Committee determined to change the 2016 metrics for safety performance under the Annual Plan and base it on two equally weighted factors: (i) the number of OSHA-recordable cases; and (ii) the number of Total Injuries. The Committee implemented this change in order to broaden the categories of safety performance on which Management would be evaluated, to further sharpen our focus on our highest priority: the safety of our employees.

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Also, in March 2016, the Committee elected to make certain changes to the Stock Plan, subject to stockholders’ approval, to better align the interests of our Management and stockholders. Among other things, the changes were made to the amended and restated Stock Plan to replace a “single trigger” change-in-control provision with a “double-trigger” provision that requires both a change in our control and a qualifying termination of employment within a specified period in order for that participant’s award under the award agreement to vest as a result of the change-of-control. Our stockholders approved these proposed changes at the Annual Meeting of Stockholders in May 2016.

What specific policies do we have that impact executive compensation?

Summary of Key Takeaways: We have many policies that impact executive compensation. They are chiefly designed to align the interests of the Executive Officers with those of our stockholders. Those policies include: a policy against re-pricing or replacing underwater options (which we also have codified in our Stock Plan), a compensation clawback policy, a policy requiring stockholder approval of certain severance agreements with senior Executives, stock retention guidelines for Executive Officers, and a policy prohibiting insider trading, hedging transactions and pledging of securities. We also have a mandatory retirement policy for Executive Officers.

Discussion: Set forth below is a brief description of our principal policies which impact executive compensation.

Policy against Re-Pricing or Replacing Underwater Options

We have long had a practice of not re-pricing or replacing stock options when our stock is at a price below which such options are exercisable. We first formalized this practice into a policy in January 2012. The policy was incorporated at that time in our Corporate Governance Guidelines. Those guidelines are available at www.aksteel.com/governance. In May 2014, our stockholders approved an amendment to our Stock Plan that also explicitly prohibits, in the absence of stockholder approval, the re-pricing or replacing of outstanding options.

Compensation Clawback Policy

The Board has adopted a compensation clawback policy, which provides that we may recoup all forms of performance-based incentive compensation from officers covered by the policy if the Board determines that the officer has engaged in knowing or intentional fraudulent or illegal conduct that resulted in the achievement of financial results or the satisfaction of performance metrics that increased the amount of such compensation.

Stockholder Approval of Certain Severance Agreements with Senior Executives

The Board also has adopted a policy concerning stockholder approval of certain severance agreements with our senior executives, including our NEOs. That policy provides that the Board should seek stockholder approval or ratification of severance agreements with our senior executives if such agreements require payment of benefits attributable to severance in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary plus annual and long-term incentive awards payable for the then-current calendar year. For purposes of this policy, the term “severance agreement” means an employment agreement, retirement agreement or change-of-control agreement which contains a provision for payment of benefits upon severance of employment with us, as well as renewals, modifications or extensions of such agreements. The term “senior executive” means the CEO, President, principal financial officer, principal accounting officer and any of our Vice Presidents. The term “benefits” means lump-sum cash payments (including cash payments in lieu of medical benefits) and the estimated present value of future periodic cash payments to be paid to a senior executive in excess of what he or she otherwise would be entitled to receive under the terms of any qualified or non-qualified pension or employee benefit plan.

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Stock Retention Guidelines for Executive Officers

In January 2017, the Board, at the recommendation of the Committee, adopted stock retention guidelines for Executive Officers to replace the prior stock ownership guidelines. The adoption of the stock retention guidelines was principally motivated by the desire to maintain a more modern policy design that provides some additional flexibility to the Executive Officers while maintaining the linkage between their interests and the interests of stockholders by requiring a minimum level of stock ownership. The stock retention guidelines require each Executive Officer to retain 50% of the “Net Profit Shares” (as defined below) resulting from stock option exercises and/or vesting of other stock-based awards until they reach their required stock ownership level. “Net Profit Shares” are the shares remaining after payment of the option exercise price and taxes owed upon exercise of stock options, vesting of restricted stock, and vesting of performance shares. Each Executive Officer’s compliance with the Policy is determined as of December 31 of each year by comparing (i) the required stock ownership level, which is equal to the Executive Officer’s base salary multiple as of December 31, multiplied by the Officer’s annual base salary as of December 31; and (ii) the Executive Officer’s year-end stock ownership level, which is the stock they owned as of December 31, multiplied by our average month-end closing stock price for the twelve months of that year. The stock ownership levels, expressed as a multiple of annual base salary, are as follows:

Position	Stock Ownership Level
CEO	3x
President and COO	2x
Other Executive Officers	1x

Executive Officers are permitted to sell shares held in excess of the retention requirement for that year. However, Executive Officers who have not yet satisfied the requirement must retain at least 50% of Net Profit Shares. The policy requires Management to provide annual updates to the Committee on each Executive Officer’s progress toward achievement of and compliance with the retention ratio.

Policy Prohibiting Insider Trading, Hedging Transactions and Pledging of Securities

We have long had a formal policy that prohibits all Directors and employees, including the Executive Officers, who have material, non-public information about us from trading in our securities. The policy also explicitly prohibits all employees from engaging in hedging or monetization transactions, pledging our securities as collateral for loans, holding our securities in margin accounts and engaging in short sales.

Mandatory Retirement Age of Executive Officers

The Board maintains a policy mandating that our Executive Officers shall be required, subject to certain qualifying conditions, to retire from employment with us by the end of the calendar month in which he or she reaches age 65. The policy further provides that the Board of Directors, upon the recommendation of the Committee, may make an exception to this policy when it concludes that it would be in our best interests to permit an Executive Officer to continue working beyond the age of 65.

How does the Committee determine executive compensation?

Summary of Key Takeaways: Each year, the Committee’s independent executive compensation consultant develops competitive compensation data based upon publicly available information from our peer group of companies, as well as other survey data. The Committee uses this competitive data to assess the reasonableness of any compensation package the Committee is considering for an Executive Officer. The CEO works with the Chair of the Committee and the Committee’s independent executive compensation consultant to develop recommendations to the Committee for the Executive Officers other than himself. With respect to the CEO’s compensation, the Chair of the Committee works

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with the executive compensation consultant to develop recommendations to the Committee. The Committee, after discussing the matter with the executive compensation consultant, then develops and approves the CEO’s compensation package. The CEO is not involved in that process.

Discussion:

Use of Competitive Data in the Compensation Determination Process

Each year, the Committee’s executive compensation consultant develops competitive compensation data based upon publicly available information from a peer group of comparable companies, as well as other survey data. The Committee relies upon and considers this data as a factor in its determination, but it does not have a policy or practice of utilizing a particular market compensation percentile as a benchmark for purposes of determining compensation levels for the various components of executive pay. Rather it uses this competitive data principally in two ways. First, it provides one measure for assessing the reasonableness of any compensation package the Committee is considering for an Executive Officer. Second, it assists the Committee in implementing its goal of attracting and retaining executives of high caliber by enabling the Committee to better understand what competitors or other potential employers may pay to entice away an existing Executive Officer and what we must pay to attract and retain new Executive Officers.

Peer Companies

The competitive data used by the Committee include compensation data from a peer group of industrial companies with sales, size and scope reasonably comparable to us, as well as other large publicly-owned, United States-based companies in the steel industry. Among other factors, the members of this peer group are selected because we directly or indirectly compete with them for employees, business, capital and/or investors, whether as a result of the peer company’s status as an industry competitor or as a manufacturing company with a similar range of market capitalization, geographic location, manner of operations, and/or other relevant characteristics.

The Committee periodically reviews the peer group to evaluate whether it remains reasonable and appropriate. The Committee last engaged in such a review at its July 2014 meeting and intends to review the peer group again in 2017. The Committee worked with its executive compensation consultant in 2014 to make changes to the prior peer group and formulate the current peer group, which the Board subsequently approved. The Committee used this peer group in January 2016 for purposes of determining 2016 target compensation levels. It consists of the following companies:

• Alcoa Inc.	• Nucor Corporation
• Allegheny Technologies Incorporated	• Reliance Steel & Aluminum Co.
• Carpenter Technologies Inc.	• Schnitzer Steel Industries, Inc.
• Cliffs Natural Resources Inc.	• Steel Dynamics, Inc.
• Commercial Metals Company	• The Timken Company
• General Cable Corporation	• Trinity Industries Inc.
• Huntsman Corporation	• United States Steel Corporation
• Meritor Inc.	• Worthington Industries, Inc.

Use of Tally Sheets

The Committee utilizes a presentation similar to tally sheets to review the amounts payable under each element of an NEO’s compensation, as well as the aggregate value of such compensation, in the

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event of a circumstance that would trigger payment of post-termination compensation. This presentation is prepared by our executive compensation consultant, with the assistance of our independent outside actuary.

Key Factors Considered by the Committee during the 2016 Compensation Process

As a result of the Executive Management transition that occurred in late 2015, the 2016 annual compensation process for some of the NEOs differed in terms of timing compared to prior years (and also compared to the compensation process for 2017, which resumed the historical timing for compensation package determinations). Thus, for Messrs. Newport and Reich, whom the Board appointed to their new roles in October 2015—effective as of January 1, 2016—the Committee determined their respective base salaries and target percentages under the Annual Plan and Long-Term Plan at a Committee meeting in November 2015. The Committee, under the leadership of its Chair, worked closely with the Committee’s independent compensation consultant to evaluate the appropriate levels of various components of the compensation mix for Messrs. Newport and Reich. Thus, the Committee considered and evaluated, among many other factors, quantitative and qualitative data as to the target total compensation and various compensation components for individuals with the same or similar roles and responsibilities at peer group companies and other similarly situated companies, the respective experience and expertise of Messrs. Newport and Reich, the then-current and expected state of our business and industry, the level of compensation of our other Executive Officers, and compensation best practices for public companies of a similar size, business and nature. At the conclusion of this extensive analysis, the Committee determined and approved the respective base salaries and target percentages under the Annual Plan and Long-Term Plan for Messrs. Newport and Reich, and the Board subsequently ratified those determinations. For Mr. Vasquez, whom the Board appointed as Vice President, Finance and CFO in November 2015 (also effective as of January 1, 2016), the Committee followed a similar evaluative process for his base salary and target percentage under the Annual Plan and Long-Term Plan. The process for Mr. Vasquez was performed concurrently with the evaluation the Committee performed for Messrs. Newport and Reich and, therefore, the Committee approved Mr. Vasquez’s base salary and target percentage under the Annual Plan and Long-Term Plan in November 2015, which was subsequently ratified by the Board. Regarding the other components of the 2016 compensation packages for Messrs. Newport, Reich and Vasquez—including equity grants—and the entire compensation packages for Messrs. Alter and Reed and the other Executive Officers, the Committee followed its usual evaluative process and made these determinations at the Committee’s January 2016 meeting. The Board subsequently ratified the Committee’s determinations.

As part of its normal deliberative process for all of the Executive Officers, including the CEO and other NEOs, the Committee principally considered the following factors in establishing 2016 base salaries and target performance award opportunities, and determining awards of restricted stock, performance shares and stock options:

•

a report prepared by FW Cook that, among other things, analyzed competitive peer group and survey compensation data to assess executive target compensation levels and annual share usage, total overhang and aggregate costs related to long-term incentive awards;

•	the Board’s evaluation of each Executive Officer’s relative contribution to our performance during the relevant performance periods;

•	the performance of our publicly-traded securities;

•	our financial performance in 2015 and projected financial performance in 2016;

•	our safety, quality and financial performance in 2015 and the trends associated with these performance metrics over the last few years;

•	the extent to which performance goals incent appropriate conduct and do not encourage inappropriate or excessive risk that would not be in our or our stakeholders’ best interests;

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•	the highly competitive nature of the steel industry;

•	the amount of total compensation and mix of that compensation for Executives Officers with substantially similar roles at peer group companies; and,

•	the need to retain and motivate Executive Management to continue our financial improvement and compete effectively.

Management’s Role in the Compensation Process

For 2016, after consulting with the Committee’s executive compensation consultant, Mr. Newport made recommendations to the Committee regarding the annual compensation packages for all of the Executive Officers, other than the base salaries and target percentages under the Annual Plan and Long-Term Plan for Messrs. Reich and Vasquez, which, as previously discussed, had already been determined by the Committee and ratified by the Board in November 2015 as part of the Executive Management transition process. The Committee discussed Mr. Newport’s recommendations with him and the Committee’s executive compensation consultant before it made the final determination of the non-CEO executive compensation packages. Mr. Newport was not involved in the process for determining any component of his own compensation package.

Other than Mr. Newport, the only member of Management who provided a recommendation to the Committee with respect to any aspect of the annual executive compensation program was Ms. Stephanie Bisselberg, who serves as Vice President, Human Resources. In this role, she makes a recommendation to the Committee each year with respect to the goals to be used for purposes of determining performance awards in the next performance cycle under our Annual Plan and Long-Term Plan and with respect to performance shares under the Stock Plan. The recommendation as to such goals principally takes into consideration Management’s performance against the goals of the prior performance cycle, consultation with other senior Management personnel concerning our anticipated performance in the next performance cycle with respect to those goals, an evaluation of what would be both realistic and demanding performance levels for each specific goal, and consultation with the Committee’s independent executive compensation consultant. Ms. Bisselberg further evaluates and makes recommendations to the Committee with respect to the design and implementation of the various incentive plans, retirement plans, and other ongoing compensation-related arrangements and benefits for the Executive Officers.

Committee Conclusion and Action with Respect to 2016 Compensation Packages

Following its compensation analysis process and its discussion of the factors set forth above, the Committee concluded that the 2016 compensation packages under consideration for each of our then-existing Executive Officers, including the CEO and other NEOs, were consistent with our compensation philosophy and were reasonable, competitive and appropriate, both individually and taken as a whole. The Committee’s conclusion with respect to these compensation packages, though based in part on subjective factors and with reference to each individual’s compensation package in recent prior years, also was based on the Committee’s evaluation of our performance in 2015, the year preceding the January 2016 meeting at which the Committee determined the 2016 compensation packages for the Executive Officers, and the expectations for performance in 2016 for the company and each individual.

In its evaluation of our 2015 performance in connection with considering compensation packages for 2016, the Committee considered a number of factors. In terms of safety, we continued our industry-leading performance and led the domestic industry (as measured by OSHA-recordable injuries) by a wide margin. We also achieved record safety performance at Dearborn Works in our first full year of operating that facility. For quality performance, we had another strong year and achieved our target level goals with respect to the three applicable metrics: internal rejects, internal retreats and customer claims. This performance was particularly notable in light of the continued increase in shipments to automotive customers, who require steel suppliers to meet the highest and most rigorous quality standards for their products. In regard to our productivity and financial performance during 2015, we

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experienced solid operational improvements during a challenging year in the domestic steel industry. As part of our strategic focus on enhancing margins, we increased sales of higher-margin value-added carbon, stainless and electrical steel products, while intentionally reducing shipments to the carbon steel spot market, and focused relentlessly on reducing operating costs. In terms of 2015 financial results, we reported a net loss of $509.0 million, or $2.86 per diluted share of common stock. Excluding certain charges, we reported an adjusted net loss of $51.8 million, or $0.29 per diluted share. We also reported adjusted EBITDA of $393.4 million, representing a 40% increase from 2014 adjusted EBITDA of $280.2 million.

Ultimately, the Committee’s decisions with respect to 2016 compensation packages for the Executive Officers, including the NEOs, were primarily founded upon the Committee’s recognition of the high level of performance by each Executive Officer and the Committee’s confidence that the compensation packages provide proper incentive for these Executive Officers to remain employed with us and to continue to focus on serving our and our stockholders’ best interests. The Committee further concluded that these packages provided appropriate incentives to motivate our new Executive Management team to work diligently and collaboratively, to think differently and creatively, and to execute our strategy in order to overcome the extremely challenging conditions facing the domestic steel industry generally and our business specifically at the beginning of 2016, and in the process maximize value for AK Steel stockholders through strong financial performance.

The Committee approved the Executive Officer compensation packages for 2016, including those for the NEOs, which are reflected in the Summary Compensation Table beginning on page 75. For the equity components of the compensation packages for the Executive Officers, including the NEOs, the Committee elected to determine the number of stock options, restricted shares and performance shares for each Executive Officer, including the NEOs, by dividing the intended grant value by the accounting cost of each award assuming a $5.00 stock price, which was substantially higher than the closing stock price of $1.83 on the January 20, 2016 grant date. This decision had the effect of materially decreasing the grant date fair value of the equity awards (as reported in the Summary Compensation Table) to the NEOs and other Executive Officers. The Committee adopted this approach (1) to maintain reasonable share usage and overhang levels, (2) to avoid rapid depletion of the share reserve in our Stock Plan, and (3) because the Committee and Board believed that the then-current stock price understated the long-term intrinsic value of the Company following a sharp decrease in its stock price in the second half of 2015 and early 2016.

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What actions did the Committee take in 2016 regarding the key elements of our executive compensation program for the NEOs and what were the principal reasons for those actions?

Summary of Key Takeaways: In determining the NEOs compensation packages for 2016, throughout the process the Committee’s goal was to implement its philosophy that a compensation program should strengthen the commonality of interests between Management and our stockholders, while at the same time enabling us to attract, motivate and retain executives of high caliber and ability who will drive our success. Consistent with that philosophy, in January 2016 the Committee established compensation packages for Mr.  Newport and the NEOs as a group in which 80% and 77%, respectively, of their total available compensation was performance-based. (See charts at page 44). For three of our NEOs—Messrs. Newport, Reich and Vasquez, who were appointed CEO, President and COO, and Vice President, Finance and CFO, respectively—the compensation packages determined by the Committee and subsequently ratified by the Board were each individual’s first in their new positions.

Discussion:

Non-Performance Based Cash Compensation

Base Salary

The salary level for an Executive Officer is assigned initially based upon, among other factors, experience, expertise, job responsibilities and competitive data, including a review of the salary levels for comparable positions at other similarly-situated major corporations as disclosed in competitive data presented by the Committee’s executive compensation consultant. The individual performance of each Executive Officer was reviewed by the Committee with Mr. Newport. The base salaries for Messrs. Newport, Reich and Vasquez had already been set by the Committee, and ratified by the Board, as part of the Executive Management transition process in November 2015. The Committee reviewed the base salary levels of the other Executive Officers for internal consistency and equity relative to each other. The principal factors in determining whether to increase, maintain, or decrease an annual base salary for an NEO are individual performance, our business performance, changes in job responsibility, and competitive market compensation data and trends, including with respect to our peer group. The Committee does not rely on any specific formula, nor does it assign specific weights to the various factors used in determining base salaries. Strong individual performance and strong performance by our business would generally result in above-market increases. Below-market increases, no increases, or even decreases may occur in years when either individual performance or our business performance has been below expectations. The amounts of the base salaries for the NEOs are reflected in the Summary Compensation Table for 2016 at page 75.

Performance Based Compensation – Cash and Equity

Annual Incentive Awards – Cash

We provide annual cash performance awards to our employees, including our NEOs, pursuant to our Annual Plan. This component of an NEO’s compensation is intended to motivate the NEO to focus on both financial and non-financial annual performance-based goals that directly impact stockholders. Under the terms of the Annual Plan, a participant can earn a performance award based upon our annual performance against goals established for performance at a threshold, target and maximum level. The three performance metrics used for the goals are safety, quality and net income. Under the terms of the Annual Plan, the Committee weights each performance factor as a percentage of the whole.

For 2016, Mr. Newport’s target level for a performance award under the Annual Plan was an amount equal to 120% of base salary. For the other NEOs, and depending upon the NEO’s title and

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position, a performance award under the Annual Plan at the target level for 2016 would be paid in an amount equal to between 65% and 100% of base salary. Maximum awards were set at 200% of target. Performance awards between the threshold and the target level are determined by a straight-line interpolation between those two levels, starting from a base of zero at the threshold level.

With respect to the safety performance factor, as discussed above, in January 2016 the Committee modestly changed the metric on which performance would be measured. In recent prior years, the Committee determined to measure safety performance solely based upon the number of OSHA-recordable cases. That metric was selected because there is no higher priority for us than the safety of our employees and it is a standard metric reported to a federal government agency. It also is commonly used in the steel industry as a measure of safety performance. Following discussion on the subject at a number of Committee meetings, both among the members of the Committee and with Management, the Committee determined to base the 2016 safety performance on two equally weighted factors: (i) the number of OSHA-recordable cases; and (ii) the number of Total Injuries. The Committee implemented this change in order to broaden the categories of safety performance on which Management would be evaluated, to further sharpen our focus on our highest priority: the safety of our employees. Thus, although we already internally reported First Aid Cases for purposes of determining root cause and corrective actions, the Committee formalized Total Injuries as a component of the safety goal under the Annual Plan.

For the safety component of the 2016 Annual Plan, at its January 2016 meeting the Committee established target level goals of (i) no more than 37 OSHA-recordable injuries and (ii) no more than 102 Total Injuries, each on a company-wide basis, and threshold level goals equal to 125% of those two target goals. (The threshold goals in this instance are higher than the target goals because that reflects more injuries and therefore less successful performance.) The Committee selected challenging, but achievable goals, both of which would require improvement from the prior year’s performance and were expected to represent industry-leading performance. This included goals for continuous improvement in safety at Dearborn Works, which we acquired in September 2014 and which had a substantially worse safety record prior to joining our company and implementing our industry-leading safety program. For 2016, we had (a) 32 OSHA-recordable injuries and (b) 87 Total Injuries. Thus, in 2016, we performed better than the target level performance goal for safety under the Annual Plan and the safety portion of the Annual Plan was paid in full: 12.5% of the maximum (25% of the target) available Annual Plan award.

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With respect to the quality performance factor, the Committee selected three metrics: internal rejections, internal retreats and external customer claims. Those metrics were selected because they also are commonly used in the steel industry to measure both internal and external quality performance. In addition, ensuring that we intensely focus on our quality performance has taken on even greater importance in recent years, as our sales to the automotive industry—which is known for requiring nearly flawless quality performance—have grown, both in absolute terms and as a strategic goal for expanding margins. The below table illustrate our growth in net sales to the quality-focused automotive industry.

Quality performance has also taken on increased importance since our acquisition of Dearborn Works in late 2014. Improving the quality of production at Dearborn Works is a key long-term initiative for Management, as it will enable that plant to lower its costs, increase its production of higher margin, value-added steels and enhance our overall margin performance. In sum, our best-in-class quality has been and will continue to be critical to our efforts to distinguish ourselves from competitors and to capture higher margin business.

For the quality component of the Annual Plan, in January 2016 the Committee established a target level goal of no more than 0.594 % for the internal rejection rate, 1.102 % for the internal retreat rate, and 0.190 % for the customer claim rate. Each of these metrics was set at a lower target goal than the Committee set for the prior year. Again, the threshold goals for each of those metrics were set at 125% of the target goals (as with the safety performance factor, a higher number reflects less successful performance). Much like the 2016 safety goals under the Annual Plan, these quality goals were chosen because they represented challenging, but achievable goals that, if achieved, would reflect a significant improvement and continue our recognized industry leading quality performance across all of our plants. In 2016, we performed well across our operations in terms of quality, such that in the aggregate we performed at a level better than the target level performance goals with respect to two of the three quality metrics (internal rejection rate and internal retreat rate) used to measure our performance under the Annual Plan. We also performed well in the customer claim rate, beating the threshold level but finishing slightly short of the target level for that component. As a result, the quality portion of the Annual Plan was nearly earned in full: almost 12.5% of the maximum (25% of target) available Annual Plan award.

With respect to the financial performance factor, the Annual Plan establishes net income (excluding, in accordance with the terms of the plan, special, unusual and extraordinary items) as the

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performance metric and that was the performance metric used for 2016. This metric was established because it is a widely recognized and accepted measure of a company’s financial performance and the Committee believes it helps to align the interests of Management and our stockholders. The net income threshold goal typically is set at a level that would represent a minimum acceptable performance in the context of the business conditions and other challenges and opportunities that we may face or from which we may benefit. The target goal typically is set at a level which would represent performance that is demanding, but still reasonably attainable. The maximum goal is set at a level which would represent very strong performance under the circumstances. At its January 2016 meeting, the Committee established threshold, target and maximum net income performance goals for 2015 under the Annual Plan of $5 million, $35 million and $65 million, respectively (excluding, in accordance with the terms of the plan, special, unusual and extraordinary items). In 2016, we achieved net income of $79.8 million (excluding special, unusual and extraordinary items approved by the Committee2), which represented performance above the maximum level set by the Committee for the financial component of the Annual Plan. As a result, the financial portion of the Annual Plan was earned at 75% of the maximum (150% of target) available Annual Plan award.

In January 2016, the Committee approved the payment of performance awards for the 2016 performance period to the participants in the Annual Plan based upon the performance metrics described above. For the Executive Officers, including the NEOs, that payment was equal to 99% of the maximum (199% of the target) potential incentive award under the Annual Plan, which was attributable to our strong financial, safety and quality performances in 2016. The amount of the Annual Plan performance awards to each of the NEOs for 2016 is included in the Summary Compensation Table for 2016 beginning on page 75.

In recognition of significant leadership contributions on several strategically important matters during 2016—including efforts to improve our balance sheet, advance trade cases for carbon and stainless steel products, negotiate the settlement agreement with Magnetation, and serve in leading roles in a number of other strategic projects—the Committee recommended and the Board approved a one-time recognition cash award in the amount of $75,000 to Mr. Alter, our Vice President, General Counsel and Corporate Secretary. This amount is reflected in the Summary Compensation Table for 2016 at page 75.

Long-Term Incentive Awards – Cash

We also provide cash performance awards to our designated employees, including our NEOs, pursuant to our Long-Term Plan. The fundamental purposes of our Long-Term Plan are to:

•	align the interests of Management more closely with the interests of the stockholders;

•	link a portion of Management’s compensation to our performance;

•	increase the focus of Management on our long-term performance by establishing performance goals that support long-term strategies; and,

•	assist us in recruiting, retaining and motivating a highly talented group of managers who will successfully deliver long-term benefit to all of our stakeholders.

Under the terms of the Long-Term Plan, a participant can earn a performance award based upon our three-year performance against a goal established by the Committee at the start of that three-year period. For 2016, the Committee used cumulative EBITDA (excluding, in accordance with the terms of

[2]

Consistent with the terms of the Annual Plan, the Committee adjusted our reported net income (loss) of ($7.8 million) for 2016 for certain special, unusual and extraordinary items. From the reported net income (loss), the Committee deducted/debited $35.3 million associated with an OPEB corridor credit, $45.6 million for a mark-to-market gain on iron ore derivatives, and $4.5 million related to tax allocation from Other Comprehensive Income. The Committee also added/credited a pension corridor charge of $78.4 million, settlement charges of $25.0 million related to two annuity contract purchases with respect to pension obligations, and $69.5 million for charges related to the settlement with Magnetation. These adjustments resulted in 2016 net income of $79.8 million for purposes of the Annual Plan.

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the plan, special, unusual and extraordinary items3) as the performance metric for the Long-Term Plan. The Committee selected this metric because the Committee believes it creates value and provides a strong incentive for Management to achieve our objective of sustainable profitability. Accordingly, the Committee believes the use of this metric will more closely align the interests of Management with the interests of our stockholders over the long term.

Pursuant to the terms of the Long-Term Plan, the Committee establishes cumulative EBITDA threshold, target and maximum payout goals in the first quarter of each three-year performance period. In determining the Long-Term Plan goals, the Committee attempts to establish a target goal that will be challenging to achieve and that is not likely to be satisfied with respect to every three-year performance period. As with respect to the Annual Plan goals, the threshold goal would be set at a level that would represent a minimum acceptable performance and the maximum goal would be set at a level that represents very strong performance under the circumstances. The threshold goal must be met before any payout is made.

Mr. Newport’s target level for a performance award under the Long-Term Plan was an amount equal to 75% of base salary. For the other NEOs, and depending upon the NEO’s title and position, a performance award under the Long-Term Plan at the target level for 2016 would be paid in an amount equal to between 35% and 75% of base salary. If the threshold performance goal is achieved, then each participant would receive a performance award equal to one half of the target amount and maximum performance would earn a payout of 200% of target. There is a straight-line interpolation of the payout for achievement of cumulative EBITDA between the threshold, target and maximum payout goals. All payouts earned, if any, are paid in cash. For the three-year period ending December 31, 2016, the Committee established at its January 2014 meeting cumulative EBITDA goals of $1.0 billion as the threshold to reach for any incentive payment, $1.25 billion for payment at the target level, and $1.5 billion for payment at the maximum level. For the three-year period ending in 2016, we earned cumulative EBITDA of $1.130 billion (excluding, in accordance with the terms of the plan, special, extraordinary and unusual items, as previously discussed). As a result, participants in the Long-Term Plan, including the NEOs, earned an incentive payment in an amount equal to 38% of the maximum (76% of target) available award for the 2014 to 2016 performance period. The notes to the Summary Compensation Table beginning on page 75 include the amounts paid to the NEOs under the Long-Term Plan.

[3]

Consistent with the terms of the Long-Term Plan, the Committee adjusted our EBITDA for the 2014-2016 performance period for items classified as certain special, unusual and/or extraordinary. From our three-year cumulative adjusted EBITDA total of $1.175 billion (comprised of annual adjusted EBITDA for 2014, 2015 and 2016, as reported in our Annual Report on Form 10-K for the year ended December 31, 2016), the Committee deducted/debited $45.6 million for a mark-to-market gain on iron ore derivatives. This adjustment resulted in cumulative three-year EBITDA of $1.130 billion for the 2014-2016 period for purposes of the Long-Term Plan.

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Performance Share Awards – Equity

Performance share grants are an important element of an NEO’s annual compensation package because they closely align the interests of the NEOs and our stockholders by directly linking the performance of our common stock over a three-year performance period to the number of shares, if any, ultimately earned by an NEO. Each grant of a performance share award is expressed as a target number of shares of our common stock. The number of shares of common stock, if any, actually earned by and issued to the NEOs under a performance share award will be based upon our performance over the applicable performance period. By way of example, the performance share awards earned by the NEOs for 2016 were granted in January 2014 and are based on the performance period beginning on January 1, 2014 and ending on December 31, 2016. Depending upon our performance with reference to the performance categories described below, an NEO ultimately may earn from 0% to 150% of the target number of shares granted. The performance categories used to determine how many performance shares ultimately will be earned and issued are:

•

Relative Total Stockholder Return, defined as share price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index; and

•

Stock Price Growth Rate, defined as the compounded annual growth rate of the price of our common stock over the performance period, using as the base the average closing price of our common stock for the last 20 trading days during the month of December.

One-half of the total target number of shares awarded may be earned based on the Stock Price Growth Rate performance and the other half may be earned based on the Relative Total Stockholder Return performance. The Committee chose the Stock Price Growth Rate metric as an objective measure of the value created for stockholders over time. The Committee chose the relative Total Stockholder Return metric because it facilitates a comparison between the growth rate of our common stock over time and a broad-based market index. The Committee considered that the collective use of Stock Price Growth Rate and Relative Total Stockholder Return as performance metrics for the performance share awards created a balance between two commonly used internal and external metrics, both being recognized measures that are aligned to create stockholder value.

For each performance category, levels have been established to provide threshold, target and maximum payouts as follows:

Payout (Stated as a % of Category’s Target Shares)	Total Stockholder Return	Annual Stock Price Growth Rate
Threshold (50%)	25th percentile	5.0%
Target (100%)	50th percentile	7.5%
Maximum (150%)	75th percentile	10.0%

If the threshold performance level is not achieved in a performance category, then none of the target shares related to that category will be earned. Straight-line interpolation applies for performance between the threshold/target and target/maximum performance levels for each category.

For 2016, the NEOs earned 80% of the maximum available performance share award (120% of target) under the Long-Term Plan. Awards under the Long-Term Plan reflected in the 2016 compensation of the NEOs are based on the performance period that began January 1, 2014 and ended December 31, 2016. The price of our common stock increased meaningfully from the beginning to the end of this period, rising from a closing price of $6.70 per share on the date the goal was established in January 2014 to $10.46 per share at the end of the period in December 2016, representing a 56% increase. This performance exceeded the maximum goal for the Stock Price Growth Rate component, resulting in an earnout of 150% of target for this component. For the Relative Total Stockholder Return Component, our stock performed in the 45th percentile during the

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performance period relative to the companies in the Standard & Poor’s 400 Midcap Index, which resulted in performance of 89% of the target goal for that component.

Other Equity Awards

Another key component of an NEO’s annual compensation package is the grant of restricted stock and option awards under our Stock Plan. A principal purpose of such equity grants under our Stock Plan is to enhance the commonality of interests between Management and our stockholders by linking executive compensation to our performance and to appreciation in the market price of our common stock. Equity grants also are intended to encourage executives to remain employed with us.

Restricted Stock Awards

Restricted stock generally has a value for an NEO only if the NEO remains in our employment for the period required for the stock to vest, thus providing an incentive for the NEO to remain employed with us. However, an exception to the requirement of continued employment occurs with respect to death, disability or retirement. Vesting occurs immediately upon death or disability. Upon qualification for retirement, the restricted stock will continue to vest in the normal course after the date of retirement.

Restrictions on grants of common stock to our employees, including our NEOs, typically will lapse in three equal installments on the first, second and third anniversaries of the date of the award. All of the restricted stock grants to the NEOs occurred in January 2016 and vest in accordance with this typical schedule.

Stock Option Awards

Stock option awards serve the purposes of the Stock Plan because they generally have a value to the grantee only if the grantee remains in our employment for the period required for the option to become exercisable, and then only if the market price of our stock increases above its price on the date the option was granted. This provides an incentive for the grantee to remain employed with us and to take actions that, over time, are intended to enhance the value of our stock. As with restricted stock, an exception to the requirement of continued employment is made in the event of death, disability or retirement. In addition, for stock options an exception is made for involuntary termination without cause. For each NEO, stock options are a part of the determination of the NEO’s overall compensation package for that year. All options granted to employees under the Stock Plan, including the NEOs, must be exercised within a ten-year period from the grant date and typically vest in three equal installments on the first, second and third anniversary of the grant date.

Under the terms of the Stock Plan, the exercise price for a share of our common stock underlying an option may not be less than the fair market value of our stock on the date on which such option was granted. It has been the uniform practice of the Committee to establish an option exercise price equal to the fair market value of the underlying common stock. Under the terms of the Stock Plan, that fair market value is the average of the highest and lowest sales price for our common stock on the grant date (or if there were no sales of our common stock on the grant date, then the average of the highest and lowest sales price for our common stock on the nearest preceding trading day during which there were sales of such stock). It is both the policy and practice of the Committee only to grant options to our employees, including our NEOs, as of the date of the meeting at which the grants were made. This typically occurs at the Committee’s regularly-scheduled January meeting. Generally, the Committee only grants options at a meeting other than the January meeting when an employee is being promoted (e.g., to a new officer position) or is first hired. Under those circumstances, the grant date for the options is still the date of the meeting at which the grant was approved and the exercise price is the fair market value of our common stock determined as described earlier in this paragraph. We have not had, and do not have, a practice of backdating stock options. In addition and as noted above, under the terms of the Stock Plan, the price of an option shall not be less than the fair market value of the

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shares on the date of the grant. Neither the selection of Committee meeting dates nor option grant dates is timed in any way to try to maximize gain or manipulate the price of an option. Management has no role or input in determining the timing of option grants.

2016 Equity Grants to NEOs

The Committee engaged FW Cook to provide assistance in determining appropriate equity awards to the Executive Officers, including the NEOs, for 2016. In January 2016, FW Cook developed and provided to the Committee competitive compensation data based upon publicly available information from our peer group, as well as other survey data. The Committee considered this data as a factor in its determination of equity grants, but it did not utilize a particular compensation percentile as a benchmark for purposes of determining such grants. Rather, this competitive data was used by the Committee to help it assess the reasonableness of the grant awards under consideration by the Committee for an Executive Officer.

While there is no express policy with respect to the allocation of each type of equity award, the total value of shares at the grant date of the January 2016 equity grants to the NEOs was allocated approximately as follows: one-third stock options, one-third restricted stock, and one-third performance shares at target. In addition, for the 2016 equity grants, the Committee elected to determine the number of stock options, restricted shares and performance shares for each Executive Officer, including the NEOs, by dividing the intended grant value by the accounting cost of each award assuming a $5.00 stock price, which was substantially higher than the closing stock price of $1.83 on the January 20, 2016 grant date. This decision had the effect of materially decreasing the grant date fair value of the equity awards (as reported in the Summary Compensation Table) to the NEOs and other Executive Officers. The Committee adopted this approach (1) to maintain reasonable share usage and overhang levels, (2) to avoid rapid depletion of the share reserve in our Stock Plan, and (3) because the Committee and Board believed that the then-current stock price understated the long-term intrinsic value of the Company following a sharp decrease in its stock price in the second half of 2015 and early 2016.

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Graphic Illustration of 2016 Compensation Packages for the CEO and Other NEOs

The charts below set forth the various components of compensation actually received in 2016 by the CEO and for the other NEOs, as a group. The components of each NEOs compensation package classified as performance-based compensation include the following: (i) actual incentive payments received under the Annual Plan for 2016; (ii) actual incentive payments received under the Long-Term Plan for the three-year performance period ending in 2016; (iii) the value of stock issued pursuant to performance share awards for the three-year performance period ending in 2016, with the shares valued ($9.78 per share) as of January 18, 2017, the date on which the shares were actually issued to the NEOs; and (iv) the grant date fair value of stock option awards made in 2016. The components of each NEO’s compensation package that are not classified as performance-based compensation include the following: (1) salary paid in 2016; (2) the grant date value of restricted stock awards made in 2016; and (3) the value of all other compensation paid in 2016. These charts demonstrate that 73% of the compensation actually received by our CEO for 2016 was comprised of performance-based compensation, and that 68% of the compensation actually received by the other NEOs for 2016 was comprised of performance-based compensation.

For the actual compensation values and the sources for those values, please refer to the tables on page 45.

What pension, post-termination and other benefits are provided to Executive Officers?

Summary of Key Takeaways: We have two supplemental retirement plans for our Executive Officers and each Executive Officer participates in one of these plans. Certain of our officers, including three of our NEOs, are eligible to participate in an unfunded nonqualified deferred compensation plan known as the SERP. However, in 2014 the Board locked the SERP and replaced it for future officers with another unfunded nonqualified deferred compensation plan referred to as the Executive Retirement Income Plan (“ERIP”). The ERIP, in which two of the NEOs are participants, is expected to provide a lower level of benefits than the SERP. In addition, we have entered into severance agreements and change-of-control agreements with each of the Executive Officers that provide post-termination benefits. None of those agreements include terms providing for “single triggers” or “gross up” payments.

Discussion:

Pension and Other Retirement Benefits

Non-Contributory Pension Plan

Prior to January 31, 2009, our full-time, non-represented salaried employees, including our then-employed NEOs, participated in a qualified benefit plan known as the Non-Contributory Pension Plan.

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Effective January 31, 2009, however, no new participants were allowed to enter the Non-Contributory Pension Plan and all benefit accruals under the plan for existing participants were frozen. For those who entered the Non-Contributory Pension Plan prior to January 31, 2009, retirement benefits are calculated using one of two formulas: (i) a cash balance formula, or (ii) a final average pay formula. Eligibility for coverage under a particular formula is typically determined by the date on which a participant commenced employment with us. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code. A description of the terms of the Non-Contributory Pension Plan, including the formulas used to calculate a participant’s retirement benefits, is set forth in footnote (1) to the Pension Benefits Table beginning at page 84.

Supplemental Retirement Plans

We have two supplemental retirement plans for our Executive Officers. The Committee has determined that the supplemental retirement plans provide a retirement benefit that is a key competitive element of the overall compensation package and, therefore, important to recruiting and retaining key management members. Certain of our existing officers, including three of our NEOs, are eligible to participate in the SERP, which is an unfunded nonqualified deferred compensation plan. In March 2014, at the Committee’s recommendation, the Board closed the SERP to new participants and replaced it for future officers with the ERIP. The terms of the ERIP were established by the Committee and recommended to and approved by the Board. The terms of the SERP and ERIP are described below.

SERP (locked as of March 2014)

Three of the NEOs—Messrs. Newport, Reich and Reed—are participants in the SERP. The SERP provides (1) a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Internal Revenue Code, and (2) supplemental benefits to vested participants. As part of its annual review of retirement benefits provided to Executive Officers, including the NEOs, the Committee has determined that the retirement benefit provided by the SERP continues to be a key element of a competitive compensation package for the Executive Officers who are participants in the plan and, therefore, important to retaining those individuals.

The benefits for participants in the SERP, including the NEOs, vest under a form of graded vesting. More specifically, a participant will vest in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer with us and as a participant in the SERP, and in an additional 10% of such benefit for each year of service as our employee in addition to such five years, up to 100% vesting after ten years of total service. Vesting also will occur upon the effective date of a change of control (as defined in the SERP). In addition, vesting occurs upon the participant’s death or disability with respect to a participant who has completed at least five years of service with us. The form of payment is a lump sum payment to be made within 30 days after the later of attainment of age 55 or termination of employment, subject to a six-month delay for specified employees, including the NEOs. A participant whose employment with us terminates after his or her benefit has vested, but before the participant reaches the age of 60, is entitled to an early retirement benefit, reduced to its actuarial equivalent based on the participant’s age.

Benefits paid under the SERP are subject to an offset for any benefit received under our qualified defined benefit plan, as well as the actuarial equivalent of certain company-provided vested benefits accumulated under the Thrift Plan. A participant’s benefit under the SERP, prior to giving effect to such offset, is equal to the greater of: (1) 50% of his or her average covered compensation (base salary and incentive awards under the Annual Plan) during the employee’s highest three calculation years of eligible earnings over the participant’s last ten years of consecutive service, or (2) the participant’s benefit under the applicable qualified plan in which he or she participates without regard to the

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limitations imposed by the Internal Revenue Code. The present value of accumulated benefits for each of the NEOs under the SERP is set forth in the Pension Benefits Table beginning on page 84.

ERIP (for new Officers after March 2014)

Two of the NEOs—Messrs. Alter and Vasquez—are participants in the ERIP, which is also designed to provide a competitive element of the overall compensation package to attract and retain key management members, though at a lower level of benefits than the SERP. The ERIP provides (1) a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Internal Revenue Code, and (2) supplemental benefits to vested participants.

The benefits for participants in the ERIP will vest under a form of graded vesting. A participant will vest in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer with us and as a participant in the ERIP, and in an additional 10% of such benefit for each year of service as an employee of ours in addition to such five years, up to 100% vesting after ten years of total service. Vesting also will occur upon the effective date of a change of control (as defined in the ERIP). In addition, vesting occurs with respect to a participant who has completed at least five years of service with us upon the participant’s death or disability. The form of payment is a lump sum payment to be made within 30 days after the later of attainment of age 55 or termination of employment, subject to a six-month delay for specified employees, including the NEOs. A participant whose employment with us terminates after his or her benefit has vested, but before the participant reaches the age of 60, is entitled to an early retirement benefit, reduced to its actuarial equivalent based on the participant’s age.

Benefits paid under the ERIP are subject to an offset for any benefit received under our qualified defined benefit plan, as well as the actuarial equivalent of certain company-provided vested benefits accumulated under the Thrift Plan. A participant’s benefit under the ERIP, prior to giving effect to such offset, is equal to the greater of: (1) 40% of his or her average annual base salary during the employee’s last three years of consecutive service, plus the annual average of any incentive awards received by the participant for the last ten consecutive annual performance periods under the Annual Plan; or (2) the participant’s benefit under the qualified plan without regard to the limitations imposed by the Internal Revenue Code.

Thrift Plan and Supplemental Thrift Plan

The Thrift Plan is a qualified retirement plan under Section 401(k) of the Internal Revenue Code. It provides for matching contributions with respect to employee contributions up to 5% of base salary, a portion of which is guaranteed and a portion of which is performance-based and dependent upon our net income. At the time that we locked and froze our Non-Contributory Pension Plan (see discussion above), we amended our Thrift Plan to add an automatic contribution by us to a participant’s account in the Thrift Plan. Effective January 31, 2009, the Thrift Plan provides for us to make a contribution to the account of each participant in the Thrift Plan equal to 3% of the participant’s base salary, whether or not the participant makes an elective contribution to the Thrift Plan. This 3% contribution is in addition to the matching contributions described above with respect to the participant’s elective contributions and the potential performance-based supplemental contributions that we may make in the event that we achieve the threshold level of net income for the quarter. All such contributions are subject to the compensation limits imposed by the Internal Revenue Code.

The Thrift Plan also provides for potential performance-based supplemental contributions by us. These supplemental contributions are available to employees generally, including the NEOs. In 2016, the measurement period for determining whether we would provide a performance-based supplemental contribution to employee Thrift Plan accounts was changed from an annual to a quarterly basis. Employees who contribute at least 5% of their gross income to the Thrift Plan (the “Basic

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Contribution”) are eligible for the performance-based supplemental contributions. Whether these contributions are made and the quantum of the contribution are based on our quarterly net income. The maximum performance-based supplemental contribution in any quarter is 50% of the Basic Contribution. The amount of the supplemental contribution, expressed as a percentage of the Basic Contribution, varies as follows:

Quarterly Net Income	Amount of AK Steel Supplemental Contribution
$5 million	10% of Basic Contribution
$10 million	20% of Basic Contribution
$15 million	30% of Basic Contribution
$20 million	40% of Basic Contribution
$25 million	50% of Basic Contribution

In addition, if our quarterly net income is greater than $30 million, an additional 1% of eligible earnings will be contributed for each incremental $30 million of quarterly net income, up to a maximum additional contribution of 5% of an employee’s base salary.

During 2016, we achieved net income and made supplemental contributions to employees, including the NEOs, in the second, third and fourth quarters of the year. The total amounts of these performance-based supplemental contributions are set forth in the notes to the Summary Compensation Table on page 75.

The Supplemental Thrift Plan is an unfunded, nonqualified retirement plan. It provides for matching contributions with respect to base salary that may not be taken into account under the Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. The Supplemental Thrift Plan thus provides a vehicle to maximize matching contributions that otherwise would not be eligible for the Thrift Plan due to the Internal Revenue Code’s compensation limits.

The Committee has determined that the Supplemental Thrift Plan provides a retirement benefit that is a competitive element of the overall compensation package.

Any member of our Management, including an NEO, is eligible for participation in the Thrift Plan, but participants in the Supplemental Thrift Plan must be selected by the Committee. For 2016, the participants in the Supplemental Thrift Plan included all of the NEOs. The contributions under these plans for 2016 are set forth in the Nonqualified Deferred Compensation Table on page 86. In 2016, a portion of our contributions to these plans were fixed contributions and the remainder were performance-based contributions.

Executive Deferred Compensation Plan

We have an Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is an unfunded nonqualified deferred compensation arrangement. Participants are always fully vested in their accounts under this plan. Participants direct the investment of their accounts among available investment options (generally the same investment options available under our qualified thrift plan) at market rates. To be eligible to participate in the Deferred Plan, an employee must be an elected officer or other member of our Management. Eligible employees who desire to participate in the Deferred Plan must be selected by the Chairman and approved by the Committee. In 2016, none of the NEOs chose to participate in the Deferred Plan.

Post-termination Benefits

Severance and Change-of-Control Agreements – Rationale

We have entered into severance agreements and change-of-control agreements with each of the NEOs that provide post-termination benefits. The descriptions of those agreements in this Proxy

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Statement are qualified in all respects by reference to the actual documents filed with the SEC. The current forms of the severance agreement and the change-of-control agreement were filed as exhibits 10.8 and 10.9, respectively, to our 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2017. No NEO or other Officer executed a new form of change-of-control or severance agreement. Rather, the updated forms of agreement filed with our 2016 Form 10-K simply remove the terms of the agreements from former executives who are no longer employed by us who had higher levels of benefits under their agreements than those of any current Officer.

For each of the NEOs, their initial severance and change-of-control agreements each had or have (the remaining term depends how long ago each NEO was appointed as an Officer) a five-year term, and renew automatically thereafter on a year-to-year basis unless written notice of non-renewal is given by either party at least 90 days prior to the expiration of the term.

The severance agreements are provided to the NEOs because they promote our and our stockholders’ interests by, among other things:

•	securing a release of claims from the terminated NEO and thereby avoiding the risk and financial exposure of employment litigation;

•	ensuring that for one year after termination of employment the NEO will not compete against us;

•	ensuring that for one year after termination of employment the NEO will not solicit any of our employees to resign his or her employment;

•

ensuring that for one year after termination of employment the NEO will cooperate with respect to various matters in which the NEO was personally involved prior to the NEO’s employment termination; and,

•	securing an agreement by the NEO to arbitrate all legally arbitrable claims arising not only from the severance agreement, but also from the NEO’s employment relationship with us.

The change-of-control agreements are provided to the NEOs because they align our and our stakeholders’ interests by, among other things:

•	obtaining the same covenants and commitments as described above with respect to severance agreements; and

•

mitigating an NEO’s concerns about personal job security and financial well-being in the event of a change-of-control, thereby eliminating consequences that might prevent the NEO from providing objective advice and information to the Board and stockholders with respect to our proposed change-of-control, and helping to ensure that Management stays intact before and during a proposed change-of-control transaction.

The Committee annually reviews the form and terms of our severance and change-of-control agreements to evaluate whether they continue to promote our interests as noted above and were appropriate and competitive under the then-existing circumstances.

Severance Agreements Terms Overview

Under the terms of the existing form of severance agreement with our NEOs, an NEO who voluntarily terminates employment or whose employment is terminated involuntarily for cause would not receive any severance benefits associated with such termination. An NEO who is terminated involuntarily without cause would receive at a minimum a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing us from any liability for claims relating to the NEO’s employment with us, the NEO also is entitled to receive:

•	an additional lump sum severance payment equal to 12 months of base salary;

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•	a lump sum payment based upon the NEO’s assigned target amount under our Annual Plan and a pro-rated payment of any Annual Plan award actually earned for the year in which the termination occurs; and

•	continuing coverage under our benefit plans, including life, health and other insurance benefits, for 18 months.

Change-of-Control Agreements Terms Overview

Each NEO typically is entitled to severance payments and other benefits under the NEO’s change-of-control agreement if, within 24 months following a change-of-control, the NEO’s employment with us is involuntarily terminated without cause or the NEO voluntarily terminates employment with us for “good reason.”

For each NEO, the base severance benefit is a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing us from any liability for claims relating to employment with us, the NEO would be entitled to receive:

•	an additional lump sum severance payment, equal to 18 months of base salary;

•

a lump sum payment based upon the NEO’s awards under our Annual Plan equal to two times the greatest of (1) the NEO’s assigned Annual Plan target amount for the calendar year in which the termination occurs, (2) the actual Annual Plan payout for the calendar year immediately preceding the calendar year in which the termination occurs, or (3) the average of the Annual Plan payouts for the three calendar years immediately preceding the calendar year of termination, reduced in each instance by any amount otherwise paid or payable under the Annual Plan with respect to the preceding calendar year, plus a prorated Annual Plan payout at the maximum level for the portion of the then-current calendar year prior to date of termination;

•

a lump sum payment based upon the NEO’s awards under our Long-Term Plan equal to the bonus payment with respect to any completed performance period under the Long-Term Plan that has not been paid as of the date of termination (which amount shall not be less than it would be if calculated at the assigned target amount under the Long-Term Plan), plus a prorated Long-Term Plan payment at the target level for all incomplete performance periods as of the date of termination;

•	continuing coverage under our benefit plans, including life, health and other insurance benefits, for 24 months;

•	additional service credits toward retiree medical coverage (ranging from two to three years);

•	the immediate vesting of all restricted stock awards to the NEO under our Stock Plan and the lapse of all restrictions on such awards; and,

•

the right, for a period of three years, to exercise all stock options awarded to the NEO under the Stock Plan without regard to any waiting period required by the Stock Plan (but subject to expiration of the original ten-year period for the option to be exercised).

Specific Payments and Benefits under Severance and Change-of-Control Agreements

Each of the NEO’s change-of-control agreements contains a “double trigger” which provides that the NEO is entitled to the payments and benefits under the agreement if, within 24 months following our change-of-control, the Executive Officer’s employment with us is involuntarily terminated without “cause” or the Executive Officer voluntarily terminates employment with us for “good reason.” None of these agreements include a “gross-up” provision that would require a payment to the NEO if the NEO becomes subject to the federal excise tax on “parachute payments.” The specific circumstances that would trigger the payments and other benefits under the severance agreements, the estimated payments and benefits that would be provided in each covered circumstance for each NEO, how the

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payments and benefits are determined under such circumstances and all material conditions and obligations applicable to the receipt of the payments and benefits are set forth in the Potential Payments Upon Termination or Change-of-Control discussion beginning on page 86.

Limited Perquisites and Other Personal Benefits

Each of the NEOs receives a limited number of perquisites and other personal benefits, which the Committee has determined, based upon information provided by the Committee’s independent executive compensation consultant, are customary for Executive Officers of similarly situated companies and provide a competitive overall compensation package to our NEOs. These consist principally of reimbursement for tax planning services, financial planning services, and mandatory physical evaluations. Neither the CEO nor any of the other NEOs is permitted personal use of our airplane. The limited perquisites and personal benefits provided to each NEO are disclosed in the All Other Compensation column of the Summary Compensation Table on page 75. The NEOs pay all taxes associated with these perquisites and other personal benefits and their compensation is not “grossed up” to cover such taxes.

Other Employee Benefit Plans

Each of the NEOs also participates, or is eligible to participate, in various employee benefit plans generally available to all employees on the same terms and conditions as with respect to other similarly situated employees. These include the normal and customary programs for death and disability benefits generally available to all employees on the same terms and conditions of other similarly situated employees. It also includes the normal and customary programs for life insurance, health insurance, prescription drug insurance, dental insurance, vision insurance, pre-tax flexible spending accounts, variable performance-based supplemental contributions to a health savings account if we exceed the applicable annual net income threshold, short- and long-term disability insurance, pension benefits (for certain NEOs), educational assistance and matching gifts for charitable contributions from the AK Steel Foundation. While these benefits are considered to be an important and appropriate employment benefit for all of our employees, they are not considered to be a material component of an NEO’s annual compensation program. Because the NEOs receive these benefits on the same basis as other employees, these benefits are not established or determined by the Committee separately for each NEO as part of the NEO’s annual compensation package.

What is our Policy with Respect to Deductibility of Executive Compensation?

Summary of Key Takeaways: The Committee considers our anticipated tax treatment when determining executive compensation and routinely seeks to structure our executive compensation program in a way that preserves the deductibility of compensation payments and benefits, but the Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m). Under certain circumstances, the Committee may choose to award compensation that cannot be deducted under Section 162(m).

Discussion: Section 162(m) of the Internal Revenue Code generally places a $1,000,000 limit on the deductibility for federal income tax purposes of the annual compensation paid to a company’s CEO and each of its other three most highly compensated Executive Officers (excluding the CFO). However, “qualified performance-based compensation” is exempt from this deductibility limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation.

The Committee considers our anticipated tax treatment when determining executive compensation and routinely seeks to structure our executive compensation program in a way that

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preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the Committee in determining executive compensation and, similarly, there are many factors that may affect the deductibility of executive compensation. In order to maintain the flexibility to be able to compensate NEOs in a manner designed to promote varying corporate goals, the Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m). Under certain circumstances, the Committee may choose to award compensation that cannot be deducted under Section 162(m).

III.	Consideration of stockholder “say-on-pay” voting results

In connection with our 2011 Annual Meeting of Stockholders, a majority of the votes cast by stockholders were in favor of holding an advisory vote on executive compensation on an annual basis. In light of those voting results and other matters considered by the Board of Directors, the Board decided to hold an annual stockholder advisory vote on NEO compensation at each Annual Meeting of Stockholders. The Dodd-Frank Act provides that we and other publicly-traded companies must provide our stockholders the opportunity at least once every six years to vote, on a non-binding, advisory basis, for their preference on the frequency of the advisory vote concerning Named Executive Officer compensation. In that vote, the stockholders may indicate whether they would prefer that future advisory votes on executive compensation should occur every one, two or three years, or they may abstain from voting on the proposal. Proposal 4 of this Proxy Statement provides our stockholders with the opportunity to vote on how frequently we should hold future stockholder advisory votes concerning executive compensation. As noted in Proposal 4, the Board has determined, upon the recommendation of the Committee, that continuing to hold an annual advisory vote on executive compensation best suits the pay-for-performance focus of our executive compensation program.

At our 2016 Annual Meeting of Stockholders, over 95% of the shares voted were cast in favor of a resolution to approve the compensation of the NEOs as disclosed in our 2016 Proxy Statement. Prior to that meeting, as part of our stockholder engagement program, Management reached out to more than 30 of our largest stockholders—collectively owning more than 42% of then-outstanding common stock—to engage in dialogue with them concerning our executive compensation program. Ultimately, we had dialogue with four large stockholders, owning approximately 7 million shares, or about 4% of our then-outstanding common stock. The Committee considered the feedback it received through the stockholder engagement program, along with the results of the voting by stockholders on our 2015 say-on-pay proposal, at the Committee’s January 2016 meeting at which it established the 2016 compensation packages for the NEOs. The Committee also considered feedback provided during these stockholder sessions regarding other subjects, including, without limitation, suggestions (i) to consider utilizing other and/or additional categories of performance-based goals under our Annual Plan and Long-Term Plan in the future, and (ii) to consider proactively adopting proxy access terms in our By-Laws. In response to the former matter, Proposal 5 of this Proxy Statement requests stockholder approval of the material terms of the performance goals under the new Omnibus Management Incentive Plan (“Omnibus Plan”). If approved, the Omnibus Plan will effectively replace the Annual Plan and Long-Term Plan. Among other improvements, the Omnibus Plan will provide the Committee and the Board with additional flexibility in the future with respect to our compensation program, as suggested by our stockholders, including the ability to use different or additional performance-based goals to incentivize our Executive Officers and other employees. With respect to stockholder feedback regarding proxy access, in January 2017, the Board, at the recommendation of the Nominating and Governance Committee, approved Amended and Restated By-laws that include proxy access terms. More information is set forth in the section entitled, “Stockholder Proposals for the 2018 Annual Meeting and Nominations of Directors” at page 104.

On an ongoing basis, the Committee also considers the policies and recommendations of proxy advisory firms and our largest stockholders with respect to executive compensation.

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MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based upon such review and discussion, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT

AND COMPENSATION COMMITTEE

Mr. Ralph S. Michael, III, Chair

Mrs. Sheri H. Edison

Mr. Robert H. Jenkins

Mr. Gregory B. Kenny

Dr. James A. Thomson

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SUMMARY COMPENSATION TABLE FOR 2016

The table below summarizes the total compensation paid to or earned by each Named Executive Officer (“NEO”) for the years ended December 31, 2016, 2015, and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	SEC Total ($)	Total Not Including Change in Pension Value ($)(7)
Roger K. Newport	2016	850,000	0	505,470	253,111	2,515,519	1,771,220	49,087	5,944,407	4,173,187
Chief Executive Officer	2015	579,551	0	376,669	227,120	258,427	417,120	34,843	1,893,730	1,476,610
	2014	460,257	41,667	409,513	206,219	71,974	792,003	29,694	2,011,327	1,219,324
Kirk W. Reich	2016	700,000	0	153,468	76,835	1,739,630	1,470,650	35,145	4,175,728	2,705,078
President and Chief	2015	479,551	0	305,955	186,512	209,394	401,612	23,914	1,606,938	1,205,326
Operating Officer	2014	359,872	33,334	328,551	164,266	51,481	394,322	27,790	1,359,616	965,294
Jaime Vasquez (8)	2016	375,000	0	88,566	45,066	773,753	615,415	25,818	1,923,618	1,308,203
Vice President, Finance
And Chief Financial Officer
Joseph C. Alter (9)	2016	350,000	75,000	53,766	26,924	546,101	350,048	31,630	1,433,469	1,083,421
Vice President, General
Counsel and Corporate Secretary
Maurice A. Reed (10)	2016	310,000	0	47,502	23,876	554,351	545,526	37,326	1,518,581	973,055
Vice President, Engineering, Raw Materials and Energy

(1)

For 2014, these amounts represent the value of the cash component of special awards made in recognition of significant contributions to various aspects of our acquisition and integration of Dearborn Works (“Dearborn Special Awards”). Awards were made to various employees, including several NEOs. The total size of the awards (including both cash and non-cash components) ranged from one to two months of base salary, depending on each recipient’s contribution and criticality to the transaction. Fifty percent of the award value was provided in cash and the remaining fifty percent was provided in restricted shares that vested ratably over two years. The value of the portion of each award paid in time-vested shares is reflected in the Stock Awards column for 2014 above, as well as in the Grants of Plan Based Awards Table at page 78. For 2016, this amount represents a one-time cash award in recognition of significant leadership contributions on several strategically important matters during the year, as discussed further in the CD&A section at page 61.

(2)

The amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC Topic 718 for awards of both restricted stock and performance shares pursuant to the Stock Plan. A discussion of the assumptions used to calculate the value of the stock awards reported in this column is located in Note 12 to the consolidated financial statements included in our 2016 Annual Report. The following table sets forth the values for only the performance share awards, as of their respective grant dates, assuming the performance conditions of such awards are achieved at their maximum potential levels:

	Maximum Award Value(a)
	2016	2015	2014
Roger K. Newport	$385,758	$182,619	$222,720
Kirk W. Reich	117,189	146,003	177,600
Jaime Vasquez	67,599	(b)	(b)
Joseph C. Alter	40,977	(b)	(b)
Maurice A. Reed	36,279	(b)	(b)

(a)	The maximum award values in this table are calculated by multiplying the grant date fair value of performance share grants from the Grants of Plan-Based Awards Table by 1.5.

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(b)	Since Messrs. Alter, Reed and Vasquez were not NEOs during 2014 and 2015, award values are not included for those years.

Also included in this “Stock Awards” column for 2014 are amounts representing the value of the time-vested restricted stock component of the Dearborn Special Awards described in footnote (1) of this Summary Compensation Table.

(3)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options pursuant to the Stock Plan. A discussion of the assumptions used to calculate the value of the stock options reported in this column is located in Note 12 to the consolidated financial statements included in our 2016 Annual Report.

(4)	The table below summarizes the payments to each NEO under our Annual Plan and Long-Term Plan for the fiscal years ended December 31, 2016, 2015, and 2014.

Non-Equity Incentive Plan Compensation
Name	Year	Annual Plan ($)	Long-Term Plan ($)	Total ($)
Roger K. Newport	2016	$2,031,146	$484,373	$2,515,519
	2015	258,427	0	258,427
	2014	71,974	0	71,974
Kirk W. Reich	2016	1,393,924	345,706	1,739,630
	2015	209,394	0	209,394
	2014	51,481	0	51,481
Jaime Vasquez	2016	560,059	213,694	773,753
Joseph C. Alter	2016	453,025	93,076	546,101
Maurice A. Reed	2016	401,251	153,100	554,351

(5)

The amounts reported in this column represent the change in pension value for each NEO. No NEO received preferential or above-market earnings on deferred compensation. The change in pension value for each NEO principally was the result of three factors: (i) a change in the ordinary course of the qualified earnings of each NEO used to calculate pension values; (ii) a change in the calculation of the interest component as a result of each NEO’s change in age relative to the NEO’s assumed retirement date; and (iii) a change in the discount rates used to determine the lump sum pension benefit as of the NEO’s assumed future payout date following his retirement and then to calculate the present value of the lump sum pension benefit to the reporting date. Another less significant factor that impacts the actuarial increase in pension value is the change in the value of the benefits to which an NEO is entitled under a qualified plan. As an example, for Mr. Newport, in 2016, his change in pension value increased by approximately $1.8 million. The difference is attributable almost entirely to changes in two interest rates used to calculate his pension value as of an assumed payout date for him in the future after he reaches the age of 60 and is entitled to receive his full pension benefits. The first is the discount rate used to determine Mr. Newport’s future lump sum pension benefit as of that assumed future payout date following his retirement. The second interest rate that changed is the discount rate used to calculate the present value of Mr. Newport’s lump sum pension benefit to the reporting date. See footnotes to Pension Benefits Table, below, for further explanation of the methodology used to calculate the present value of accumulated pension benefits for each NEO.

(6)

The compensation shown in this column includes matching contributions made by us to a qualified defined contribution plan and a nonqualified supplemental thrift plan, imputed income on company-sponsored life insurance, and perquisites. A summary of the amounts included in this column is provided in the table below. Perquisites included in this column and provided to the NEOs include: reimbursement for tax planning services, financial planning services, mandatory physical evaluations, use of company-owned tickets to athletic events, and our contributions to health savings accounts.

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Summary of All Other Compensation
Name	Year	Company Fixed Contribution to the Qualified Plan	Company Match to the Qualified Plan	Company Variable Match to the Qualified Plan	Company Match to the Non- Qualified Plan	Company Variable Match to the Non- Qualified Plan	Imputed Income on Life Insurance	HSA Company Contribution	Perquisites(a)	Total
Roger K. Newport	2016	$7,950	$6,625	$788	$14,625	$4,781	$4,562	$1,500	$8,256	$49,087
	2015	7,950	6,625	0	7,864	0	3,067	1,500	7,837	34,843
	2014	7,800	6,500	0	5,006	0	2,397	1,500	6,491	29,694

Kirk W. Reich	2016	7,950	6,625	1,350	10,875	3,937	2,435	0	1,973	35,145
	2015	7,950	6,625		5,363	0	1,640	0	2,336	23,914
	2014	7,800	6,500		2,496	0	1,204	0	9,790	27,790

Jaime Vasquez	2016	7,950	6,625	1,406	2,750	2,109	1,940	1,500	1,538	25,818

Joseph C. Alter	2016	7,950	6,625	5,313	2,125	1,912	705	0	7,000	31,630

Maurice A. Reed	2016	7,950	6,625	5,463	1,125	1,012	1,581	1,500	12,070	37,326

(a)	The limited perquisites provided are described in the “Limited Perquisites and Other Personal Benefits” section on page 72 of the CD&A section.

(7)

The amounts reported in this column differ substantially from, and are not a substitute for, the amounts reported in the “SEC Total” column. The amounts reported in this column are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation reported in this Summary Compensation Table in any given year. To facilitate that understanding, this column shows total compensation without pension value changes. The amounts reported in this column are calculated by subtracting the value reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column from the amounts reported in the “SEC Total” column. The calculation of the pension values and the causes of the significant year-over-year changes in pension value are explained in footnote 5, above.

(8)	Mr. Vasquez became Vice President, Finance and Chief Financial Officer on January 1, 2016.

(9)	Mr. Alter became Vice President, General Counsel and Chief Compliance Officer on May 30, 2014, and was named Vice President, General Counsel and Corporate Secretary on May 29, 2015.

(10)	Mr. Reed became Vice President, Engineering, Raw Materials and Energy on May 25, 2012.

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GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes equity and non-equity grants to the NEOs during the fiscal year ended December 31, 2016:

Name		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)(6)	Exercise Or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Awards ($)(7)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger K. Newport	(1)	$0	$1,020,000	$2,040,000	—	—	—	—	—	—	—
	(2)	510,000	1,020,000	2,040,000	—	—	—	—	—	—	—
	1/20/16	—	—	—	73,900	147,800	221,700	—	—	—	$257,172
	1/20/16	—	—	—	—	—	—	142,700	—	—	248,298
	1/20/16	—	—	—	—	—	—	—	199,300	$1.740	253,111

Kirk W. Reich	(1)	$0	$700,000	$1,400,000	—	—	—	—	—	—	—
	(2)	350,000	700,000	1,400,000	—	—	—	—	—	—	—
	1/20/16	—	—	—	22,450	44,900	67,350	—	—	—	$78,126
	1/20/16	—	—	—	—	—	—	43,300	—	—	75,342
	1/20/16	—	—	—	—	—	—	—	60,500	$1.740	76,835

Jaime Vasquez	(1)	$0	$281,250	$562,500	—	—	—	—	—	—	—
	(2)	140,625	281,250	562,500	—	—	—	—	—	—	—
	1/20/16	—	—	—	12,950	25,900	38,850	—	—	—	$45,066
	1/20/16	—	—	—	—	—	—	25,000	—	—	43,500
	1/20/16	—	—	—	—	—	—	—	34,900	$1.740	44,323

Joseph C. Alter	(1)	$0	$227,500	$455,000	—	—	—	—	—	—	—
	(2)	113,750	227,500	455,000	—	—	—	—	—	—	—
	1/20/16	—	—	—	7,850	15,700	23,550	—	—	—	$27,318
	1/20/16	—	—	—	—	—	—	15,200	—	—	26,448
	1/20/16	—	—	—	—	—	—	—	21,200	$1.740	26,924
Maurice A. Reed	(1)	$0	$201,500	$403,000	—	—	—	—	—	—	—
	(2)	100,750	201,500	403,000	—	—	—	—	—	—	—
	1/20/16	—	—	—	6,950	13,900	20,850	—	—	—	$24,186
	1/20/16	—	—	—	—	—	—	13,400	—	—	23,316
	1/20/16	—	—	—	—	—	—	—	18,800	$1.740	23,876

(1)

The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in January 2016 for the 2016 performance period under the Annual Plan, as described in the “Overview of Key Pay-for-Performance Components and Application to 2016 Executive Compensation” and “Annual Incentive Awards” sections of the CD&A. The estimate is based on the NEO’s base pay on January 1, 2016. The amounts actually paid to each NEO for 2016 are set forth in the Summary Compensation Table at page 75.

(2)

The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in January 2016 for the 2016-2018 performance period under the Long-Term Plan, as described in the “Overview of Key Pay-for-Performance Components and Application to 2016 Executive Compensation” and “Long-Term Incentive Awards” sections of the CD&A. The estimate is based on the NEO’s base pay on January 1, 2016. The amounts actually paid to each NEO for 2016 for the three-year performance period ending in 2016 are set forth in the Summary Compensation Table.

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(3)

The amounts reported in this column represent the range of the potential number of performance shares representing a right to receive shares of our common stock that may be issued to each NEO for the 2016-2018 performance period under the Stock Plan. Terms applicable to the performance share grants reported in this column are described in the “Overview of Key Pay-for-Performance Components and Application to 2016 Executive Compensation” and “Equity Awards” sections of the CD&A.

(4)

The amounts reported in this column represent the number of shares of restricted stock granted under the Stock Plan to each NEO in 2016. The restrictions on the transfer of the restricted stock grants reported in this column made on January 20, 2016 will lapse in equal installments on one-third of the shares granted on each of the first three anniversaries of the grant. Other terms applicable to the restricted stock grants reported in this column are described in the “Overview of Key Pay-for-Performance Components and Application to 2016 Executive Compensation” and “Equity Awards” sections of the CD&A.

(5)

The amounts reported in this column represent the number of nonqualified stock options granted to each NEO under the Stock Plan in 2016. Each option represents a right to purchase a share of our common stock at a price established in an option award agreement at the time of the grant. The stock options reported in this column will vest in equal installments on one-third of the options granted on each of the first three anniversaries of the grant. Other terms applicable to the stock options granted under the Stock Plan are described in the “Overview of Key Pay-for-Performance Components and Application to 2016 Executive Compensation” and “Equity Awards” sections of the CD&A.

(6)

The exercise price for options granted under the Stock Plan equals the average of the high and low sales prices for our common stock on the grant date. If there were no sales of our common stock on the grant date, then the exercise price equals the average of the high and low sales prices for our common stock on the nearest preceding trading day on which there were sales of our common stock.

(7)

The grant date fair value of restricted stock awards is calculated by multiplying the total number of shares granted times the fair market value of those shares. The fair market value of restricted stock is the average of the high and low sales prices of a share of our common stock on the grant date. The grant date fair value of stock options and performance shares are valued by our actuary in accordance with ASC Topic 718. A discussion of the assumptions used to calculate the grant date value of stock options and performance shares reported in this column is located in Note 12 to the consolidated financial statements included in our 2016 Annual Report.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides information as to all outstanding stock option, restricted stock and performance share awards held by the NEOs as of December 31, 2016:

Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Roger K. Newport	01/18/07	5,000	0	16.7550	01/18/17	128,932	$1,316,396	187,200	$1,911,312
	01/17/08	2,750	0	36.5850	01/17/18
	01/21/09	7,500	0	9.210	01/21/19
	01/20/10	4,125	0	22.9650	01/20/20
	01/19/11	8,700	0	14.5700	01/19/21
	01/18/12	14,100	0	9.1100	01/18/22
	01/23/13	16,900	0	4.5900	01/23/23
	01/22/14	13,333	6,667(1)	6.7200	01/22/24
	05/29/14	24,333	12,167(2)	6.2050	05/29/24
	01/21/15	10,566	21,134(3)	3.9750	01/21/25
	05/28/15	15,966	31,934(4)	5.1500	05/28/25
	01/20/16	0	199,300(5)	1.7400	01/20/26

Kirk W. Reich	01/18/07	2,334	0	16.7550	01/18/17	82,667	$844,030	76,400	$780,044
	01/17/08	2,000	0	36.5850	01/17/18
	01/21/09	6,375	0	9.210	01/21/19
	01/20/10	3,625	0	22.9650	01/20/20
	01/19/11	8,300	0	14.5700	01/19/21
	01/18/12	14,100	0	9.1100	01/18/22
	01/23/13	14,100	0	4.5900	01/23/23
	01/22/14	10,666	5,334(1)	6.7200	01/22/24
	05/29/14	19,333	9,667(2)	6.2050	05/29/24
	01/21/15	8,433	16,867(3)	3.9750	01/21/25
	05/28/15	13,300	25,600(4)	5.1500	05/28/25
	01/20/16	0	60,500(5)	1.740	01/20/26

Jaime Vasquez	10/15/14	1,840	920(6)	$5.4150	10/15/24	30,216	$308,505	37,600	$383,896
	1/21/15	3,300	6,600(3)	3.9750	01/21/25
	01/20/16	0	34,900(5)	1.7400	01/20/26

Joseph C. Alter	01/23/13	4,100	0	$4.590	01/23/23	28,300	$288,943	35,100	$358,371
	01/22/14	3,666	1,834(1)	6.7200	01/22/24
	05/29/14	9,666	4,834(2)	6.2050	05/29/24
	01/21/15	5,200	10,400(3)	3.9750	01/21/25
	01/20/16	0	21,200(5)	1.7400	01/20/26

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Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Maurice A. Reed	01/18/07	1,834	0	$16.7550	01/18/17	27,733	$283,154	38,200	$390,022
	01/17/08	2,375	0	36.5850	01/17/18
	01/21/09	7,125	0	9.2100	01/21/19
	01/20/10	3,625	0	22.9650	01/20/20
	01/19/11	4,419	0	14.5700	01/19/21
	01/18/12	6,900	0	9.1100	01/18/22
	01/23/13	14,100	0	4.5900	01/23/23
	01/22/14	9,400	4,700(1)	6.7200	01/22/24
	01/21/15	6,500	13,000(3)	3.9750	01/21/25
	01/20/16	0	18,800(5)	1.7400	01/20/26

(1)	These options became exercisable on January 22, 2017.

(2)	These options became, or will become, exercisable on May 29, 2017.

(3)	These options became, or will become, exercisable as follows: one-half on January 21, 2017, one-half on January 21, 2018.

(4)	These options became, or will become, exercisable as follows: one-half on May 28, 2017, and one-half on May 28, 2018.

(5)	These options became, or will become, exercisable as follows: one-third on January 20, 2017, one third on January 20, 2018, and one third on January 20, 2019.

(6)	These options will become exercisable on October 15, 2017.

(7)	The restricted stock awards that had not vested as of December 31, 2016, have vesting dates as follows:

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	Mr. Newport	Mr. Reich	Mr. Vasquez	Mr. Alter	Mr. Reed
01/20/2017	31,830	14,434	8,334	5,067	4,467
01/21/2017	6,062	7,000	2,366	4,300	5,400
01/22/2017	3,480	4,000	0	2,000	3,533
05/28/2017	6,730	8,100	0	0	0
05/29/2017	4,379	5,167	0	2,500	0
10/15/2017	0	0	483	0	0
01/20/2018	31,830	14,433	8,333	5,066	4,466
01/21/2018	6,062	7,000	2,367	4,300	5,400
05/28/2018	6,730	8,100	0	0	0
01/20/2019	31,829	14,433	8,333	5,067	4,467

Total:	128,932	82,667	30,216	28,300	27,733

(8)

The dollar value shown in the column is calculated by multiplying the closing market price of our common stock as of December 31, 2016 ($10.21 per share) by the number of shares set forth in the preceding column.

(9)	The performance period end dates and vesting dates for Unearned Shares are as follows:

	Mr. Newport	Mr. Reich	Mr. Vasquez	Mr. Alter	Mr. Reed
12/31/2017	39,400	31,500	11,700	19,400	24,300
12/31/2018	147,800	44,900	25,900	15,700	13,900

Total:	187,200	76,400	37,600	35,100	38,200

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides information for each option exercised and each stock grant that vested during the fiscal year ended December 31, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)(3)
Roger K. Newport	—	$—	65,061	$434,083
Kirk W. Reich	—	—	52,495	315,165
Jaime Vasquez	—	—	2,850	6,748
Joseph C. Alter	—	—	19,093	108,780
Maurice A. Reed	—	—	32,963	220,898

(1)

Value realized on exercise is calculated by multiplying the number of shares acquired upon exercise by the difference between (i) the average of the high and low sales prices for our common stock on the exercise date and (ii) the exercise price. There were no options exercised during 2016.

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(2)

The amounts in these columns reflect the gross number of shares acquired upon vesting and the corresponding gross value realized, based upon such gross number of shares. Mr. Vasquez did not earn performance shares for the 2014 – 2016 performance period because the performance share awards pre-dated his employment with us. The table below summarizes the net number of shares acquired on vesting and the corresponding net value realized by each NEO from this net number of shares. The net number of shares acquired on vesting has been calculated by subtracting (i) the actual number of shares that were withheld for tax purposes from (ii) the gross number of shares. The net value realized has been calculated by multiplying (a) the net number of shares acquired upon vesting by, (b) for restricted stock, the average of the high and low sales prices for our common stock on the respective vesting dates for each award of restricted stock that vested during the fiscal year ended December 31, 2016, and for performance shares, the average of the high and low sales price for our common stock on January 18, 2017, the date on which the performance shares were actually granted.

	Stock Awards
Name	Net Number of Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
Roger K. Newport	44,366	$294,073
Kirk W. Reich	34,643	208,785
Jaime Vasquez	1,844	4,421
Joseph C. Alter	12,406	70,498
Maurice A. Reed	21,500	145,310

(3)

Value realized on vesting is calculated (A) for restricted stock, by multiplying (i) the number of shares acquired upon vesting of restricted stock by (ii) the average of the high and low sales prices for our common stock on the vesting date, and (B) for performance shares, by multiplying (i) the number of shares earned by (ii) the average of the high and low sales price for our common stock on January 18, 2017, the date on which the performance shares were actually granted.

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PENSION BENEFITS TABLE

The table below provides the benefit plan name, the number of years of creditable service and the present value of accumulated benefits as of December 31, 2016, and the payments, if any, made to each NEO during the last fiscal year:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(4)	Payments During Last Fiscal Year ($)
Roger K. Newport	AK Steel Corporation Non-Contributory Pension Plan(1)	31.78	$1,163,313	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	4,417,371	0
Kirk W. Reich.	AK Steel Corporation Non-Contributory Pension Plan(1)	27.99	752,751	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	3,269,413	0
Jaime Vasquez .	AK Steel Corporation Non-Contributory Pension Plan(1)	N/A	0	0
	AK Steel Corporation Executive Retirement Income Plan	(3)	1,475,711	0
Joseph C. Alter.	AK Steel Corporation Non-Contributory Pension Plan(1)	N/A	0	0
	AK Steel Corporation Executive Retirement Income Plan	(3)	1,073,344	0
Maurice A. Reed	AK Steel Corporation Non-Contributory Pension Plan(1)	20.2	64,732	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	2,686,538	0

(1)

Our full-time, non-represented salaried employees, including three of our NEOs, who were hired prior to January 31, 2009, are eligible for retirement benefits under a qualified benefit plan known as the Non-Contributory Pension Plan (the “NCPP”). Retirement benefits are calculated under the NCPP using one of two formulas: (i) a cash balance formula (the “Cash Balance Formula”) or (ii) a final average pay formula (the “Final Average Pay Formula”). Eligibility for coverage under a particular formula typically is determined by the date on which a participant commenced employment with us. The NCPP was closed to new entrants and benefit accruals were frozen as of January 31, 2009. All of the participants in the NCPP are vested. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code.

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Under the Cash Balance Formula, a participant’s account is credited monthly with (i) a service credit based on the participant’s years of service and eligible compensation for that month (service credits ceased after January 31, 2009, when we froze NCPP benefits), and (ii) an interest credit based on the participant’s account balance as of the beginning of the year and an interest rate as determined and defined in the Cash Balance Formula. For purposes of the Cash Balance Formula, eligible compensation generally includes the participant’s base salary and incentive compensation. NCPP benefits for Mr. Reed were determined under the Cash Balance Formula. The annual benefit payable to Mr. Reed under the Cash Balance Formula, determined by projecting his December 31, 2016 balance forward to age 65 is $6,367.

NCPP benefits for Mr. Newport and Mr. Reich are determined under the Final Average Pay Formula. Under the Final Average Pay Formula, a participant’s retirement benefits are calculated on the basis of his or her (i) number of years of credited service and (ii) average earnings which include base pay, annual bonuses, long term incentives, and overtime during the 60 consecutive months out of the last 120 months of service that yield the highest annual compensation, all determined as of January 31, 2009. Mr. Newport has obtained retirement eligibility and his annual benefit accrued to January 31, 2009, is $60,002 to age 62 and $72,540 after age 62. Assuming Mr. Reich continues to work for us until he has 30 years of service, his annual benefit accrued to January 31, 2009, would be $39,915 to age 62 and $47,158 after age 62. The NCPP was frozen in January 2009.

(2)

Credited service is not a component of the calculation of benefits under the Executive Minimum and Supplemental Retirement Plan (the “SERP”). It is, however, a component of vesting. The SERP uses a form of “graded vesting” under which a participant vests in 50% of his or her accrued benefit after a minimum requirement of five years of service as an Officer and as an employee, and vests in a further 10% of such benefit for each additional year of service as an employee in addition to such five years of service, up to 100% vesting after ten years of total service. Under these criteria, Messrs. Newport and Reich are 100% vested. Mr. Reed will become 100% vested in May 2017. A discussion of the SERP is included in the “Pension and Other Retirement Benefits” section of the CD&A. As discussed in the CD&A section, at its March 2014 meeting the Management Development and Compensation Committee locked participation in the SERP to then-existing participants and replaced it for officers elected thereafter with the Executive Retirement Income Plan (“ERIP”), which provides a reduced level of benefits.

(3)

As is the case with the SERP, under the ERIP credited service is a component of vesting but is not a component of the calculation of benefits. The ERIP uses a form of “graded vesting” under which a participant vests in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer and as an employee, and vests in an additional 10% of such benefit for each year of service as an employee in addition to such five years of service, up to 100% vesting after ten years of total service. Mr. Vasquez is not yet vested in the ERIP. Pursuant to the graded vesting schedule described above and given his total company service, he will become 70% vested in his benefit upon five years of service as an officer (in 2021), and vest in an additional 10% of such benefit for each year of service thereafter, achieving 100% vesting upon ten years of total service in 2024. Mr. Alter is not yet vested in the ERIP. Pursuant to the graded vesting schedule described above and given his total company service, he will become 100% vested in his benefit upon five years of service as an officer (in 2019).

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(4)

The calculation of the present value of accumulated benefits begins with a calculation of the lump sum that would be payable upon the later of age 60 or the full vesting date. This lump sum has been calculated using a discount rate of 1.15% for lump sums paid in 2017, and ranging from 1.31% to 1.68% from 2018 to 2022 and the years after. The lump sums were calculated using the IRS 2017 Unisex Mortality Table. The lump sum determined on these assumptions is then discounted back to December 31, 2016, at a discount rate of 4.15%. The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit can be found in Note 7 to the consolidated financial statements included in our 2016 Annual Report.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Our Supplemental Thrift Plan (the “STP”) is a nonqualified retirement plan that provides for matching contributions by us with respect to base salary that are not permitted to be taken into account under our Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. We also have an Executive Deferred Compensation Plan, though none of the NEOs participate in that plan. The table below provides information regarding the contributions, aggregate earnings and the total account balance for each NEO as of December 31, 2016 in the STP. The STP and the Deferred Plan are described in more detail in the “Overview of Other Key Compensation Components and Application to 2016 Executive Compensation” and “Pension and Other Retirement Benefits” section of the CD&A.

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions In Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance in Last Fiscal Year End ($)
Roger K. Newport	STP	—	$14,625	$6,513	$41,743
Kirk W. Reich	STP	—	10,875	4,836	24,897
Jaime Vasquez	STP	—	2,750	372	3,122
Joseph C. Alter	STP	—	2,125	9	2,384
Maurice A. Reed	STP	—	1,125	27	2,411

(1)

For the STP, the amount shown in this column is calculated based upon assumed earnings on each NEO’s account balance using an investment option within the company-sponsored Thrift Plan known as the Fixed Income Fund.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

The potential payments and benefits provided to an NEO upon his termination from, or a change-of-control of, AK Steel will vary depending upon the circumstances and the bases for the payments and benefits. The various bases for payments and benefits and circumstances which will impact the determination of post-termination or change-of-control payments and benefits are described below.

Bases for Determination of Payments upon Termination or Change-Of-Control

We have entered into severance and change-of-control agreements with each of our NEOs that provide post-termination and/or change-of-control benefits. The benefits provided under each of these agreements and the material terms of each, including the material conditions and obligations applicable to the receipt of payments and benefits under the agreements, are described in the “Post-Termination Benefits” section of the CD&A, beginning at page 69. In addition, the termination of an NEO’s employment and/or a change-of-control may trigger payments or benefits under the Annual Plan, Long-Term Plan, Stock Plan, and the SERP or ERIP, each of which is also described in the CD&A section.

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Circumstances Impacting the Determination of Payments upon Termination or Change-Of-Control

There are various scenarios under which payments upon termination of employment or change-of-control are made. For purposes of the tables that follow, these scenarios are assumed to be as follows:

Normal Retirement

This scenario assumes that the NEO has terminated his employment with us as of December 31, 2016 and receives the normal retirement benefits to which he is entitled under the terms of the NCPP. The payments and benefits listed in the table below with respect to “Normal Retirement” represent payments and benefits beyond those to which the NEO is entitled under the NCPP. Payments to the NEOs under the NCPP that have vested as of December 31, 2016 are set forth above in the Pension Benefits Table, at page 84. Messrs. Reich, Vasquez, Alter and Reed were not eligible to retire as of December 31, 2016, and thus the “Normal Retirement” scenario is not applicable to them.

Involuntary Termination without Cause (No Change-of-Control)

This scenario assumes that we have involuntarily terminated the employment of the NEO without cause as of December 31, 2016. It also assumes that we have not experienced a change-of-control event.

Disability

This scenario assumes that the NEO became permanently and totally disabled, as provided under our long-term disability plan, as of December 31, 2016. Mr. Newport was retirement eligible as of December 31, 2016 and would have been entitled to the respective benefits provided under the “Normal Retirement” scenario. As such, because Mr. Newport would not have received any incremental value in the event of his disability as of December 31, 2016 beyond what is reflected in the “Normal Retirement” scenario, this “Disability” scenario is inapplicable to him because he would receive no incremental benefit relative to what he already is entitled to by virtue of being retirement eligible.

Death

This scenario assumes that the NEO died on December 31, 2016, while employed by us. Mr. Newport was retirement eligible as of December 31, 2016 and would have been entitled to the respective benefits provided under the “Normal Retirement” scenario. As such, because Mr. Newport would not have received any incremental value in the event of his death as of December 31, 2016 beyond what is reflected in the “Normal Retirement” scenario, this scenario is inapplicable to him because he would receive no incremental benefit relative to what he already is entitled to by virtue of being retirement eligible.

Change-of-Control

This scenario assumes that we experienced a change-of-control event and that within 24 months following the change-of-control (a) we involuntarily terminated the employment of the NEO without cause, or (b) the NEO voluntarily terminated his employment with us for “good reason.”

Under the terms of the change-of-control agreements entered into between us and each of the NEOs, “good reason” includes the assignment of duties inconsistent with the NEO’s qualifications, a demotion or diminution in job responsibilities, a reduction in annual base salary, a requirement that the NEO be based anywhere other than at our principal executive offices as they existed prior to the change-of-control, our failure to pay compensation due to the NEO, our failure to continue in effect any

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compensation plan in which the NEO participated at the time of the change-of-control, material reduction in benefits under the SERP or ERIP, our failure to obtain the agreement of any successor corporation to assume and agree to perform the change-of-control agreements, and our failure to give proper notice or otherwise comply with the procedural requirements for involuntary termination without cause.

The table below summarizes the potential payments resulting from the various scenarios set forth above for each of the NEOs:

Event	Roger K. Newport	Kirk W. Reich	Jaime Vasquez	Joseph C. Alter	Maurice A. Reed
Normal Retirement
Unvested Stock Options(1)	$2,053,424	$—	$—	$—	$—
Unvested Stock Awards(2)	$1,316,396	$—	$—	$—	$—
Prorated Annual Plan(3)	$2,031,146	$—	$—	$—	$—
Long-Term Plan(4)	$—	$—	$—	$—	$—
Prorated Performance Shares at Target(5)	$771,195	$—	$—	$—	$—

Total:	$6,172,161	$—	$—	$—	$—

Involuntary Termination Without Cause (No Change-of-Control)
Unvested Stock Options(1)	$—	$809,529	$341,165	$270,169	$256,694
Annual Plan(6)	$1,020,000	$2,093,924	$841,309	$680,525	$602,751
Long-Term Plan(4)	$—	$—	$—	$—	$—
Health and Welfare Benefits(7)	$42,783	$44,636	$42,030	$40,643	$41,885
Cash Severance(8)	$1,275,000	$1,050,000	$562,500	$525,000	$465,000

Total:	$2,337,783	$3,998,089	$1,787,004	$1,516,337	$1,366,330

Death/Disability
Unvested Stock Options(1)	$—	$809,529	$341,165	$270,169	$256,694
Unvested Stock Awards(9)	$—	$844,030	$308,505	$288,943	$283,154
Prorated Annual Plan(3)	$—	$1,393,924	$560,059	$453,025	$401,251
Long-Term Plan(4)	$—	$—	$—	$—	$—
Prorated Performance Shares at Target(5)	$—	$367,220	$167,784	$185,482	$212,708
Incremental SERP(10)	$—	$573,345	$—	$—	$37,555
Incremental ERIP(11)	$—	$—	$—	$1,620,584	$—

Total:	$—	$3,988,048	$1,377,513	$2,818,203	$1,191,362

Change-of-Control
Unvested Stock Options(12)	$—	$809,529	$341,165	$270,169	$256,694
Unvested Stock Awards(12)	$—	$844,030	$308,505	$288,943	$283,154
Annual Plan(13)	$1,790,427	$2,590,606	$1,062,498	$820,625	$708,500
Prorated Performance Shares at Target(14)	$—	$367,220	$167,784	$185,482	$212,708
Prorated Long-Term Plan at Target(15)	$1,132,525	$837,700	$297,725	$357,338	$375,895
Incremental SERP(16)	$2,495,901	$2,448,341	$—	$—	$881,036
Incremental ERIP(17)	$—	$—	$2,267,241	$2,535,966	$—
Health and Welfare Benefits(18)	$57,044	$59,514	$56,040	$54,190	$55,847
Cash Severance(19)	$1,700,000	$1,400,000	$750,000	$700,000	$620,000

Total:	$7,175,897	$9,356,940	$5,250,958	$5,212,713	$3,393,834

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(1)

Under the terms of the Stock Plan, a participant ordinarily may only exercise stock options granted under the Stock Plan while still employed by us. If, however, a participant dies, becomes disabled, retires or is involuntarily terminated without cause, the participant (or, in the case of death, his or her beneficiary) has a period of three years after such triggering event to exercise stock options granted under the Stock Plan. The amounts reported in this row represent the value as of December 31, 2016 of the unexercised stock options granted to each NEO. These amounts assume that all of the respective NEOs’ unexercised stock options as of December 31, 2016, were exercised on December 31, 2016 and were calculated based on the closing market price of our common stock ($10.21) on the last day that stock traded (December 30, 2016) during our 2016 fiscal year, less the option exercise price per share. Stock options that had an exercise price above $10.21 as of December 31, 2016, are treated as having no value for purposes of the amounts reported in this row. Mr. Newport was retirement eligible as of December 31, 2016, and, therefore, he would not have received any incremental value in the event of his death or disability as of that date beyond what is reflected in the “Normal Retirement” scenario.

(2)

Under the terms of the Stock Plan, restrictions remaining with respect to restricted stock held by a participant as of the date of the participant’s retirement continue to lapse and vest after retirement as provided in the applicable award agreement governing the restricted stock grant to the participant. For purposes of this row, all shares of restricted stock outstanding as of December 31, 2016, are treated as having vested on that day. Amounts were calculated based on the closing market price of our common stock ($10.21) on the last day that stock traded (December 30, 2016) during 2016.

(3)

Under the terms of the Annual Plan, if a participant dies, becomes disabled, or retires during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive a prorated incentive award for that performance period based upon the portion of his or her participation during the period. For purposes of calculating the amounts reported in this row, the effective date of retirement, disability or death was assumed to have occurred on December 31, 2016. Using this assumption, to the extent that an incentive award was earned under the Annual Plan, the NEO would be entitled to the full amount of that award and no prorated calculation would be necessary. An incentive award was earned by and paid to each NEO for the 2016 performance period. The amount of that award is also reported in the Summary Compensation Table beginning at page 75.

(4)

Under the terms of the Long-Term Plan, if a participant dies, becomes disabled, retires or is involuntarily terminated without cause during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive an amount equal to twice the amount already paid or to be paid to the participant on the performance award date occurring within that calendar year, less the amount of any performance award actually paid to the participant on the performance award date. Because the triggering event for purposes of this table is deemed to have occurred on December 31, 2016, the amount reported is equal to twice the amount of the Performance Award paid to the NEO for the 2013-2015 performance period (which amount would have been paid in 2016), less the amount of the Performance Award for that period that we actually paid to the NEO in February 2016 pertaining to that performance period.

(5)

Under the terms of the Stock Plan, if a participant dies, becomes disabled, or retires while holding performance shares, each performance share held by the participant is deemed to be earned on a prorated basis. The shares will be issued to the NEO (or, in the case of death, his or her beneficiary) at the conclusion of the applicable performance period at the same time that shares are issued to other participants whose employment did not terminate before the end of the period and will be prorated on the basis of the number of months of service by the NEO during the performance period, with the normal adjustment based upon the achievement of the performance goals during the entire performance period. For purposes of calculating the amounts reported in this row, it was assumed that the effective date of retirement, disability or death occurred on

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December 31, 2016, and that we will achieve the target performance level under the 2015-2017 performance period and the 2016-2018 performance period. Under these assumptions, each NEO would be entitled to receive a prorated portion (two-thirds for the 2015-2017 performance period and one-third for the 2016-2018 performance period) of the target payout for both performance periods. The performance level assumptions used to calculate the amounts reported in this row were selected merely to demonstrate the potential compensation that the NEOs could earn with respect to performance shares following certain triggering events and are not intended to provide any indication regarding our future performance.

(6)

Under the terms of the severance agreements entered into between us and each NEO, in the event an NEO’s employment is terminated without cause and the NEO executes an agreement releasing us from any liability for claims relating to the NEO’s employment with us, that NEO is entitled to receive a lump sum payment separate from and in addition to his assigned target amount under the Annual Plan for the calendar year in which his date of termination occurs. In addition, each NEO is entitled to receive on a prorated basis the award, if any, under the Annual Plan to which such NEO would have been entitled with respect to the calendar year during which the termination occurred. The target amount assigned to each NEO under the Annual Plan for 2016, based on base pay on January 1, 2016, is reported in the Grants of Plan-Based Awards Table beginning at page 78. The payment in this chart has been calculated using each NEO’s actual base pay for twelve months ending December 31, 2016. Assuming a termination date of December 31, 2016, each of the NEOs would have been entitled under their severance agreements to a lump sum payment equal to their respective assigned target amount under the Annual Plan for the 2016 performance period. Each NEO would also have received an additional prorated Annual Plan award, which because the termination date is assumed to be December 31, 2016, would be equivalent to the award actually made for the 2016 performance period. Absent the application of the severance agreements, an NEO would not be entitled to any payment under the Annual Plan for the performance period in which he is terminated.

(7)

Under the terms of the severance agreements entered into between us and each NEO, in the event an NEO’s employment is terminated without cause the NEO is entitled to continue to receive certain benefits for the duration of his “severance period.” The term “severance period” is either six or eighteen months for each NEO, depending upon whether they execute releases of all claims relating to their employment in our favor. The shorter term applies if the NEO does not execute a release of all claims in our favor relating to his employment and the longer term applies if he does execute such a release. If the NEO executes a release of claims in our favor relating to his employment, he is entitled to receive certain employment benefits for the duration of his severance period. The employee benefits reported in this row include an executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(8)

Under the terms of the severance agreements entered into between us and each NEO, an NEO who is involuntarily terminated without cause is entitled to receive cash severance benefits in an amount equal to the NEO’s base salary for a period of six months in a single, undiscounted lump sum. If the NEO executes an agreement releasing us from any liability for claims relating to the NEO’s employment with us, each NEO is also entitled to receive an additional lump sum severance payment in an amount equal to 12 months of base salary. The amounts calculated for this row assume that the termination occurred on December 31, 2016.

(9)

Under the terms of the Stock Plan, if a participant dies or becomes disabled, then all outstanding restrictions on his or her unvested restricted stock immediately lapse. The amounts reported in this row represent the value of the unvested restricted stock granted to each NEO under the Stock Plan assuming death or disability occurred on December 31, 2016. Amounts were calculated based on the closing market price of our common stock ($10.21) on the last day that

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stock traded (December 30, 2016) during 2016. Mr. Newport was retirement eligible as of December 31, 2016, and, therefore, he would not have received any incremental value in the event of his death or disability as of that date beyond what is reflected in the “Normal Retirement” scenario.

(10)

The amounts reported in this row represent the incremental value of the SERP benefit calculated for each NEO other than Messrs. Alter and Vasquez, who are not participants in the SERP, assuming death or disability on December 31, 2016, in excess of the vested amount payable due to retirement as of December 31, 2016. In other words, this row excludes any amounts to which the NEO would be entitled under the terms of the SERP if he left his employment with us as of December 31, 2016, without assuming death or disability. These amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 84. The SERP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. For participants younger than age 55, the death benefit was reduced actuarially to account for immediate payment as of December 31, 2016, and a 1.11% discount rate was used to calculate the lump sum present value.

(11)

The amounts reported in this row represent the incremental value of the ERIP benefit calculated for Messrs. Alter and Vasquez, who are participants in the ERIP, assuming death or disability on December 31, 2016, in excess of the vested amount payable due to retirement as of December 31, 2016. In other words, this row excludes any amounts to which Messrs. Alter or Vasquez would be entitled under the terms of the ERIP if he left his employment with us as of December 31, 2016, without assuming death or disability. These amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 84. The ERIP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. For participants younger than age 55, the death benefit was reduced actuarially to account for immediate payment as of December 31, 2016, and a 1.11% discount rate was used to calculate the lump sum present value.

(12)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event and the execution of a full release of claims in our favor, the NEO is entitled immediately to (a) exercise all stock options awarded to the NEO under the Stock Plan from the effective date of the release until the earlier of the third anniversary of the date of termination or the date the option expires under its own terms, and (b) unrestricted ownership of all shares of restricted stock granted to the NEO under the Stock Plan. Under the terms of the Stock Plan, as of the effective date of our change-of-control all outstanding stock options become immediately exercisable, all restrictions on the transfer of unvested restricted stock lapse, and all performance shares are deemed earned at the target amount assigned to each award, with payment prorated based upon the number of full months of the performance period with respect to each award that has lapsed as of the effective date of the change-of-control. Mr. Newport was retirement eligible as of December 31, 2016, and would have been entitled to the respective benefits without the occurrence of our change-of-control. As such, because Mr. Newport would not have received any incremental value in the event of a change-of-control as of December 31, 2016, beyond what is reflected in the “Normal Retirement” scenario, no additional value is reflected in this table.

(13)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event and the execution of a full release of claims in our favor, the NEO is entitled to receive a lump sum payment equal to (a) two times the greater of (i) the NEO’s assigned target amount under the Annual Plan for the calendar year in which the termination occurs, (ii) the amount paid to the NEO under the Annual Plan for the calendar year immediately preceding the calendar year in which the date of termination occurs, or (iii) the average of the

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amounts paid or payable to the NEO under the Annual Plan for each of the three calendar years immediately preceding the calendar year in which the date of termination occurs, less (b) any amounts otherwise paid or payable to the NEO under the Annual Plan with respect to the calendar year immediately preceding the calendar year in which the date of termination occurs, plus (c) the NEO’s assigned maximum amount under the Annual Plan for the year in which the date of termination occurs, prorated based upon the employment period during such year. For each NEO, the multiple to be used is two. The amounts reported in this row assume that the termination occurred on December 31, 2016. Mr. Newport is retirement eligible at December 31, 2016, and would be entitled to receive the actual payment earned without a change-of-control. Therefore, the value provided for Mr. Newport represents the payment to which he would be entitled under the terms of his change-of-control agreement above and beyond the amount to which he would already be entitled under the Annual Plan in the event of his retirement.

(14)

Under the terms of the Stock Plan, if a change-of-control occurs and a participant has outstanding grants of performance shares, each grant held by the participant is deemed to be earned at the target amount assigned to the participant on a prorated basis based upon the number of full months of the performance period with respect to each award that has elapsed as of the effective date of the change-of-control. The prorated payment will be made to the NEO as soon as administratively feasible following the effective date of the change-of-control. The amounts reported in this row assume that the effective date of change-of-control occurred on December 31, 2016. Mr. Newport is retirement eligible at December 31, 2016, and would be entitled to this provision without a change-of-control. Therefore, the value is excluded from this table.

(15)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event and the execution of a full release of claims in our favor, the NEO is entitled to receive a lump sum payment equal to the incentive payment with respect to any completed performance period under the Long-Term Plan that has not been paid as of the date of the NEO’s termination (which amount shall not be less than it would be if calculated at the NEO’s assigned target amount under the Long-Term Plan), plus a prorated amount of the incentive award with respect to any incomplete performance period calculated at the NEO’s assigned target amount under the Long-Term Plan for each such performance period. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2016.

(16)

The amounts reported in this row represent the incremental value of the SERP calculated under the change-of-control agreement for each NEO (other than Messrs. Alter and Vasquez, who are not participants in the SERP) in excess of the vested amount as of December 31, 2016. In other words, this row excludes any amounts to which the NEO would be entitled if he retired on December 31, 2016, regardless of whether a change-of-control had occurred on or before that date, which amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 84, adjusted to reflect commencement at the earliest possible date on or after December 31, 2016. These adjustments include a payment date of December 31, 2016, or age 55, if later, a reduction in benefits to reflect commencement prior to age 60, and a 1.11% discount rate used to calculate the lump sum present value. Under the SERP, if a participant elects to commence payments early following his or her 55th birthday instead of after his or her 60th birthday, the payments will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. However, in the event of a change-of-control, there would be no such actuarial reduction for commencement of a participant’s benefit before age 60. The SERP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2016.

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(17)

The amounts reported in this row represent the incremental value of the ERIP calculated under the change-of-control agreement for Messrs. Alter and Vasquez, who are participants in the ERIP, in excess of the vested amount as of December 31, 2016. In other words, this row excludes any amounts to which Messrs. Alter and Vasquez would be entitled if Mr. Alter or Mr. Vasquez retired on December 31, 2016, regardless of whether a change-of-control had occurred on or before that date, which amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 84, adjusted to reflect commencement at the earliest possible date on or after December 31, 2016. These adjustments include a payment date of December 31, 2016, or age 55, if later, a reduction in benefits to reflect commencement prior to age 60, and a 1.11% discount rate used to calculate the lump sum present value. Under the ERIP, if a participant elects to commence payments early following his or her 55th birthday instead of after his or her 60th birthday, the payments will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. However, in the event of a change-of-control, there would be no such actuarial reduction for commencement of a participant’s benefit before age 60. The ERIP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2016.

(18)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event the NEO is entitled to continue to receive certain benefits, if the NEO executes a full release of claims relating to his employment in our favor, for up to 24 months. The amounts calculated for this row assume that the effective date of the change-of-control and termination occurred on December 31, 2016. The employment benefits reported in this row include an annual executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(19)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event the NEO is entitled to receive cash severance benefits in an amount equal to six months of the NEO’s base salary in a single, undiscounted lump sum payment. If the NEO executes a full release of claims relating to his employment in our favor, the NEO is entitled to receive additional cash severance in a single, undiscounted lump sum in an amount equal to 18 months of the NEO’s base salary. The amounts calculated for this row assume that the effective date of the change-of-control and termination occurred on December 31, 2016.

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AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During 2016, the Committee met ten times and discussed the interim quarterly financial results with our Chief Financial Officer and our independent registered public accounting firm, Ernst & Young LLP (the “independent auditors”), prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ independence consistent with Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Committee has received written material addressing the independent auditors’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee also discussed with Management, the internal auditors and the independent auditors the quality and adequacy of our internal controls and the organization, responsibilities and staffing of the internal audit function. The Committee reviewed with our independent auditors and our internal auditors our respective audit plans, audit scope and identification of audit risks. The Committee has implemented a formal pre-approval process for non-audit fee spending and it seeks to limit this spending to a level that keeps the core relationship with the independent auditors focused on financial statement audit and evaluation of internal control over financial reporting.

The Committee discussed and reviewed with our independent auditors all communications required by auditing standards of the PCAOB (United States), including those described in PCAOB Auditing Standard No. 1301, “Communications with Audit Committees”, and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X and, with and without Management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. In addition, the Committee has discussed various matters with the independent auditors related to our consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Management, and all other material written communications between the independent auditors and Management.

The Committee has discussed and reviewed with Management and our independent auditors our audited consolidated financial statements as of and for the year ended December 31, 2016, Management’s assessment of the effectiveness of our internal control over financial reporting, and the independent auditors’ evaluation of the effectiveness of our internal control over financial reporting. Management has the responsibility for the preparation of our financial statements and for establishing and maintaining adequate internal control over financial reporting and the independent auditors have the responsibility for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with Management and our independent auditors, the Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

William K. Gerber, Chair

Dennis C. Cuneo

Sheri H. Edison

Mark G. Essig

Robert H. Jenkins

Ralph S. Michael, III

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PRINCIPAL ACCOUNTING FIRM FEES

The table below provides the aggregate fees that we paid or accrued to our independent registered public accounting firm, Ernst & Young LLP (“EY”), for the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees(1)	$3,113,012	$2,566,236
Audit-Related Fees(2)	36,000	22,000

Total Audit and Audit-Related Fees	3,149,012	2,588,236
Tax-Related Fees(3)	36,060	263,140
All Other Fees	-	-

Total	$3,185,072	$2,851,376

(1)

Includes fees for the integrated audit of annual consolidated financial statements and reviews of unaudited quarterly consolidated financial statements, audits of internal controls over financial reporting, and consents related to filings with the SEC. The amount for 2015 includes fees for audits required for regulatory reporting by our former insurance subsidiaries.

(2)	Includes fees for attest services related to financial reporting that is not required by statute or regulation.

(3)	Fees for indirect and other tax compliance activities.

The Audit Committee annually approves the scope and fees payable for the audit to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates related to the services requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. For 2016 and 2015, the Audit Committee, either itself directly or through its Chair, pre-approved all fees. Our Chief Financial Officer summarizes on an annual basis the external auditor services and fees paid for pre-approved services and reports on at least a quarterly basis if there are any new services being requested requiring pre-approval by the Audit Committee.

All of the services provided by EY in 2016 and 2015 were approved in accordance with the foregoing policies and procedures.

ADVISORY VOTE TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal No. 2 on the proxy card)

The Audit Committee of the Board of Directors have appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the current fiscal year. The Audit Committee and the Board of Directors seek to have the stockholders ratify this appointment. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will respond to appropriate questions.

Although stockholder ratification is not required under the laws of the State of Delaware, the Audit Committee and the Board are submitting the appointment of EY to our stockholders for an advisory vote on ratification at the Annual Meeting as a matter of good corporate governance in order to provide

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a means by which stockholders may communicate their opinion with respect to this matter. If the appointment of EY is not ratified by the stockholders, the Audit Committee may replace EY with another independent registered public accounting firm for the balance of the year or may decide to maintain its appointment of EY, whichever it deems to be in our best interests given the circumstances at that time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

(Proposal No. 3 on the proxy card)

As set out more fully above in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement beginning on page 36, our executive compensation program is focused on the principle of “pay-for-performance” to ensure that the actual compensation realized by our NEOs and other Executive Officers appropriately reflects and aligns their performance and the Company’s business results and performance.

Introduction

Our 2016 performance exceeded the expectations that were developed in the face of the seemingly bleak business and industry conditions facing us in the beginning of the year. As a result of strong financial and operational performance in 2016, the trading price of our common stock rose 356% and our market capitalization increased by 702% during the year.

In late 2015 and into the beginning of 2016—the period during which the Management Development and Compensation Committee (for purposes of the discussion of this Proposal No. 3, the “Committee”) were considering executive compensation packages for 2016—our common stock and debt (and the stock and debt of many other metals and mining companies) were trading at multi-year lows. These trading levels reflected the tumultuous business and market conditions that had forced steel prices and utilization rates to significantly depressed levels. It was in the face of these challenges that our new Executive Leadership team strove to implement a new strategic direction focused on enhancing our margins.

We completed 2016 with a net loss of $7.8 million, or $0.03 per diluted share of common stock, which compares favorably to our 2015 net loss of $509.0 million, or $2.86 per diluted share. Our 2016 adjusted net income (as defined in the Non-GAAP Financial Measures section) of $129.8 million, or $0.56 per diluted share, was a significant improvement from our 2015 adjusted net loss of $51.8 million, or $0.29 per diluted share.

Improving our product mix, optimizing our operational footprint, pursuing cost efficiencies and realizing lower costs for raw materials improved our adjusted EBITDA (as defined in the Non-GAAP Financial Measures section) to $501.9 million in 2016, from $393.4 million in 2015. Our 2016 adjusted EBITDA of $501.9 million represented a 28% improvement over our 2015 adjusted EBITDA of $393.4 million. As illustrated below, our adjusted EBITDA in 2016 continued a recent trend of ongoing annual improvement

We also made substantial progress in strengthening our balance sheet during 2016. We reduced debt by $537.5 million and nearly doubled our total liquidity at the end of 2016 to $1.353.8 billion from $700.2 million at December 31, 2015.

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A Relentless Pay-for-Performance Focus

Aligning pay and performance is the foundational principle of our executive compensation program. Of the CEO’s potential total compensation in 2016, approximately 80% was tied directly to performance-based metrics and had to be earned. For all the NEOs, the performance-based compensation amounted to approximately 77% of their potential total compensation and likewise had to be earned. (See charts No. 1 and No. 2, below.) The Committee is dedicated to ensuring that the executive compensation program aligns executive pay with our performance. In recent years, shortfalls in financial performance resulted in financial consequences, as the NEOs failed to earn the vast majority of their performance-based compensation. In 2016, however, the NEOs earned a substantial portion of their total potential performance-based compensation as a result of achieving the financial and other performance goals set by the Committee.

Composition of Total Potential Compensation for 2016

Chart No. 1	Chart No. 2

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Chart Nos. 3 and 4 below demonstrate the amount of performance-based compensation actually received by the CEO and for all the NEOs (including the CEO) compared to total performance-based compensation for which they were eligible in 2016.

Performance-based Compensation Actually Received for 2016

Chart No. 3	Chart No. 4

For additional information on the above charts, including the actual compensation values and the sources for those values, please refer to the tables on page 45.

In 2016, we delivered favorable performance in a number of areas on which our compensation program is intended to motivate our employees. We beat our target performance under the safety component of our Annual Plan, nearly met the target goal for the quality component, and surpassed our maximum goal for financial performance, achieving net income of $79.8 million (excluding special, unusual and extraordinary items approved by the Committee, as discussed on page 61 of the CD&A section). In addition we generated three-year cumulative EBITDA of $1.130 billion (excluding special, unusual and extraordinary items approved by the Committee, as discussed on pages 61-62 of the CD&A section), an amount between the threshold and target levels under the Long-Term Plan. With respect to performance shares under the Stock Plan, our Growth Rate and Total Stockholder Returns (as such terms are defined in the detailed discussion of the Stock Plan on page 46 of the CD&A section) for the three-year performance period resulted in performance shares being earned at 80% of the maximum level.

For 2016 and the three-year performance periods ending in 2016:

•	the Annual Plan payments were earned at 99% of maximum (199% of target);

•	the Long-Term Plan payments were earned at 38% of maximum (76% of target);

•	performance share awards under the Stock Plan were earned at 80% of maximum (120% of target); and,

•	there were three quarterly performance-based matches earned under the terms of our thrift plans.

In sum, 2016 was a positive year in terms of business performance for AK Steel and also a positive compensation year for our employees, including the NEOs, who earned a greater portion of their total performance-based compensation than in any year since before the Great Recession.

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Recommendation

Because your vote on this proposal is advisory, it will not be binding on the Board. The Board, however, respects all stockholder votes, both “For” and “Against” this proposal, and remains committed, through the Committee, to continued engagement with stockholders to ensure that we maintain an executive compensation program that is effective, appropriate and in the best interests of our stockholders. As in past years, the Committee will consider the results of the voting on this proposal, as well as direct feedback from our stockholders through our outreach program and our investor relations efforts, in establishing our executive compensation program and in determining the executive compensation packages for our Named Executive Officers in the future.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in our Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTES

CONCERNING NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal No. 4 on the proxy card)

Introduction

Section 14A of the Exchange Act requires that we and other publicly-traded companies give our stockholders the opportunity at least once every six years to vote, on a non-binding, advisory basis, for their preference on the frequency of the advisory vote concerning our Named Executive Officer (“NEO”) compensation. In accordance with that requirement, this Proposal provides stockholders the opportunity to indicate whether they would prefer that future advisory votes on NEO compensation should occur every one, two or three years, or they may abstain from voting on the proposal.

Since our initial advisory vote on NEO compensation in 2011, we have submitted our executive compensation to an advisory vote of stockholders every year. Although your vote on this frequency proposal is advisory and thus not binding on the Board, the Board will consider the outcome of the stockholder vote and give it significant weight in making its decision.

Annual Vote on NEO Compensation

The Board believes that providing stockholders with an annual advisory vote on NEO compensation is the most appropriate alternative. It is the Board’s view that stockholders should have the opportunity to provide direct input to the Management Development and Compensation Committee (“Committee”) and the Board every year, such that the Board and the Committee may weigh stockholder perspectives on our compensation philosophy, policies and practices on a regular basis. The Board and the Committee greatly value and consider this direct measure of stockholder sentiment, which each considers in combination with communication from stockholders that we receive during our annual outreach program to all major stockholders and the feedback we obtain through our ongoing investor relations program.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE HOLDING OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS ON AN ANNUAL BASIS (VOTE FOR “ONE YEAR”).

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APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER

THE NEW OMNIBUS MANAGEMENT INCENTIVE PLAN

(Proposal No. 5 on the proxy card)

Introduction

As discussed in detail in the Compensation Discussion and Analysis (“CD&A”) section beginning at page 36, the primary goals of our compensation program are (i) to align the interests of Management and our stockholders by linking compensation with our performance as a company, and (ii) to attract, motivate and retain high-caliber employees capable of driving our long-term success. The Management Development and Compensation Committee (for purposes of the discussion of this proposal, the “Committee”) of the Board of Directors (“Board”) has primary oversight responsibility for our program and achieving those goals. The Committee tailors its incentive compensation programs (1) to establish performance goals based on measurable criteria to incent the achievement of our short- and long-term business objectives, and (2) to provide participants an incentive component of their compensation that is tied directly to the achievement of those performance goals.

The Committee believes that a well-designed executive compensation program includes both annual and long-term performance incentives. In 2016 and in prior years, we have provided annual performance-based cash awards to our salaried employees, including our Executive Officers, pursuant to the Annual Management Incentive Plan (the “Annual Plan”). During those same years, we also provided long-term performance incentives to our Executive Officers and certain senior leadership employees pursuant to the Long-Term Performance Plan (the “Long-Term Plan”). In March 2017, the Committee recommended to the Board, and the Board adopted, subject to stockholder approval, the Omnibus Management Incentive Plan (the “Omnibus Plan”). The Omnibus Plan, which will effectively replace both the Annual Plan and Long-Term Plan with a single vehicle by which the Committee makes annual and long-term incentive awards, will provide the Committee with flexibility to structure performance-based incentive awards under a more modern plan design and aid in accomplishing the fundamental goals of our incentive compensation plans. Performance-based equity awards will continue to be made pursuant to the terms of our Stock Incentive Plan (“Stock Plan”).

A summary of the principal provisions of the Omnibus Plan is set forth below. This summary is qualified in its entirety by reference to the full text of the Omnibus Plan, which is attached as Exhibit A to this Proxy Statement. Capitalized terms not defined in this proposal have the meaning given them in the Omnibus Plan.

We are submitting the Omnibus Plan for stockholder approval of the performance-based terms of the Omnibus Plan that are intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Stockholder approval of the material terms of the performance goals used by the Committee to determine compensation for some of the Executive Officers participating in the Omnibus Plan is needed in order to satisfy the tax deductibility requirements imposed upon the “performance-based awards” that are paid under the Omnibus Plan to certain Executive Officers. The Board of Directors believes that if we are able to fully deduct all performance-based awards paid under the Omnibus Plan, for federal income tax purposes, it would be in the best interests of our stockholders.

Section 162(m) of the Code

Section 162(m) of the Code generally places a $1,000,000 limit on the deductibility for federal income tax purposes of the annual compensation paid to a company’s Chief Executive Officer and to each of its other three most highly compensated Executive Officers (other than the Chief Financial Officer). However, “qualified performance-based compensation” is exempt from this deductibility limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective, pre-established performance goals, the material terms of which are

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approved by the stockholders of the paying corporation prior to payment of the compensation. Such approval will allow us to claim an allowable deduction in respect of the value of the annual and long-term incentive awards paid to those Executive Officers under the Omnibus Plan. Although stockholder approval is one of the threshold requirements for exemption under Section 162(m), even with stockholder approval, there can be no guarantee that compensation will be treated as exempt performance-based compensation because there are additional compliance requirements that have to be satisfied. Furthermore, the Committee will continue to have the authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Summary of the Omnibus Plan

Administration.    The Omnibus Plan is administered by the Committee, all of the members of which are and must be (i) “non-employee directors” within the meaning of and to the extent required by Rule 16b-3 of the Exchange Act, (ii) “independent directors” under the rules and regulations of the New York Stock Exchange” and (iii) “outside directors” within the meaning of Section 162(m). The Committee selects the Executive Officers who will participate in the Omnibus Plan and our Executive Management Committee selects other Management employees to participate. The Committee establishes and administers the performance goals that must be achieved for participants to earn awards, certifies in writing prior to the payment of any awards that the criteria to receive that award have been satisfied, determines the terms of the awards, and may remove any participant from further participation in the Omnibus Plan. The Committee and the Board have the authority to amend the Omnibus Plan (subject to any requirement of stockholder approval required by applicable law, rule or regulation, including the Section 162(m) requirements that are self-imposed), or to terminate the Omnibus Plan, at any time.

Eligibility.    All of our and our subsidiaries’ non-represented salaried employees (of which there are approximately 2,000 at present), including our Executive Officers, are eligible to be selected for participation in the Omnibus Plan. The actual selection process is summarized in the prior paragraph, under Administration.

Performance Goals.    The Committee selects performance goals that are intended to motivate the Executive Officers and other participants to focus on both financial and non-financial performance-based goals that directly impact our success and align participants’ interests with those of our stockholders. Section IV of the Omnibus Plan sets forth all of the performance goals on which an awards to an individual participant may be based. As with the Annual Plan and the Long-Term Plan—both of which the Omnibus Plan would effectively replace—the Omnibus Plan allows for both long-term and short-term Performance Periods. In addition, the performance goals used in recent years in connection with awards made under either the Annual Plan (annual metrics for safety, quality and net income) or the Long-Term Plan (cumulative three-year earnings before interest, taxes, depreciation and amortization, or EBITDA) are included as potential performance goals to be used when making awards under the Omnibus Plan. For additional information on the performance goals and other terms of the Annual Plan and the Long-Term Plan, please refer to the discussion of these plans on pages 45 and 46 of the CD&A of this Proxy Statement. In addition to the performance goals that historically have been used when making awards under the Annual Plan and the Long-Term Plan, Section IV of the Omnibus Plan includes a number of other potential performance goals, including additional financial performance metrics, environmental objectives, customer and employee satisfaction goals, research and innovation achievements, operational and production metrics, and other objectives. Similar to the Annual Plan and Long-Term Plan, the Omnibus Plan permits the Committee, in its discretion, to exclude certain special, unusual or extraordinary items when determining whether these objective performance goals were met. As the Committee elected to do under the Annual Plan and Long-Term Plan, the Committee may (though is not required to) assign threshold, target and maximum objectives for each or certain performance goals under the Omnibus Plan, whether for annual or long-term incentive awards. Objectives may be set on a corporate-wide basis or by plant, location, department, or

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other operating unit. Objectives may be established on an absolute or relative basis with respect to a group of peer companies, financial market index, or other acceptable indices. To conform its conduct to the requirements imposed under Section 162(m) of the Code and related Treasury regulations, the Committee will establish the performance goals and objectives no later than the earlier of (a) the 90th day after the commencement of the Performance Period (so long as the outcome remains substantially uncertain at that point) and (b) the date on which 25% of the Performance Period has been completed.

Performance Periods.    Under the terms of the Omnibus Plan, the Committee will have the discretion to set performance periods of varying lengths. In recent years, under the two current plans, the Committee has been utilizing a one-year performance period for awards made under the Annual Plan, and a three year performance period for awards made under the Long-Term Plan. Although the Committee may continue to use these same performance periods for awards that it makes under the Omnibus Plan (if approved by stockholders), the Omnibus Plan would provide the Committee with the flexibility to modify these performance periods, and/or establish entirely new performance periods.

Terms of Awards;    Award Calculation. At the time one or more performance goals are established for one or more Performance Periods, the Committee will also establish in writing an award opportunity for each participant or group of participants, which will be based on the achievement of the specified performance goals for that participant or group and for that particular Performance Period. The Award opportunity may be expressed in terms of an objective formula or standard, including a fixed cash amount, the allocation of a bonus pool, or percentage of the participant’s base salary. At the conclusion of each Performance Period, the Committee will determine the extent to which the objectives for the performance goals have been met. The Committee will then calculate the award earned by each such participant. No payout may be made under the Omnibus Plan to an Executive Officer except upon written certification by the Committee that the applicable objectives for the performance goal(s) have been satisfied by that Executive Officer. Awards that have been earned (and where applicable, certified by the Committee) will be paid to participants in (i) cash, (ii) our common stock or stock units under the Stock Plan, or (iii) a combination of the items in (i) and (ii), in each case subject to such restrictions as the Committee shall determine, following the close of the applicable Performance Period. The timing of such payments shall in all instances either (a) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4), etc.), or (b) comply with Section 409A of the Code and related Treasury regulations and rulings. In any circumstance where an Award does not specify when payment is to be made (if earned), payment of such an Award shall occur no later than the March 15th next following the calendar year in which the participant’s right to payment cease being subject to a substantial risk of forfeiture.

Maximum Benefits and Amounts Received.    No participant may receive an award under the Omnibus Plan in excess of $5,000,000 per award, or $10,000,000 when aggregating all awards granted to such participant for a single year (i.e., annual and long-term awards combined). It cannot be reasonably determined at this time what benefits or amounts, if any, will be received by or allocated to the Executive Officers or any other eligible participants or group of participants under the Omnibus Plan in future years. Such determinations are subject to the terms of future awards made pursuant to the Omnibus Plan and our future performance. However, the amounts paid to any Executive Officer who qualifies as a Named Executive Officer for prior years under either the Annual Plan or the Long-Term Plan, or both, which the Omnibus Plan effectively replaces, are set forth in the tables under “Executive Compensation” beginning on page 36 of this Proxy Statement.

Termination of Employment; Forfeiture.    If during a Performance Period a participant dies, becomes disabled, retires, or is involuntarily terminated for reasons other than cause (in the discretion of the Committee), the participant (or his or her estate in the case of death) will be entitled under the Omnibus Plan to payment of a prorated award based on his or her period of participation during such Performance Period, provided the applicable performance goals are achieved (and where applicable,

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the Committee certifies that such goals were achieved). If a participant is terminated for cause, as cause is defined by the Committee (or by the Executive Management Committee in the case of a participant who is not an Executive Officer), or if a participant voluntarily terminates employment with us before an award is paid, that award will not be paid under the Omnibus Plan.

Clawback Policy.    The Board has adopted a compensation clawback policy, which provides that we may recoup all forms of performance-based incentive compensation from an Executive Officer if the Board determines that the Executive Officer has engaged in knowing or intentional fraudulent or illegal conduct that resulted in the achievement of financial results or the satisfaction of performance goals that increased the amount of such compensation. The clawback policy therefore will apply to all awards made to any Executive Officer pursuant the Omnibus Plan.

Change of Control.    The Omnibus Plan includes a “double-trigger” change-of-control provision that requires both a change of control and a qualifying termination of a participant’s employment within a specified period in order for an award made to that participant’s to vest as a result of that change-of-control event. Upon a change of control that satisfies the criteria set forth in the Omnibus Plan, then unless otherwise provided in the participant’s award agreement:

(a)

the surviving entity or acquirer may assume or continue our rights and obligations under each or any outstanding award made in that agreement, or may substitute for each such award a substantially equivalent award with respect to the acquiror’s stock;

(b)

outstanding awards which are not assumed or otherwise continued will accelerate and become fully vested effective immediately prior to, but contingent upon, the consummation of that change in control; and,

(c)

any award which is assumed, continued, or substituted for as described above will become fully vested upon a qualifying termination of employment that occurs in connection with or following such change in control, pursuant to whatever terms are set forth in that agreement.

Amendment and Termination.    The Committee will have the authority to amend or modify the Omnibus Plan (subject to any requirement of stockholder approval required by applicable law, rule or regulation, or any condition imposed under Section 162(m) of the Code), or to terminate the Omnibus Plan at any time, or to direct the temporary or permanent discontinuance of any award made under the Omnibus Plan; provided, however, any amendment that would change the maximum award payable to any participant or materially amend the performance goals set forth in Section IV of the Omnibus Plan must be approved by an affirmative vote of a majority of stockholder votes cast for such purpose.

Federal Tax Consequences

The following discussion is intended only as a brief discussion of the federal tax rules relevant to Omnibus Plan awards. This summary is not intended to be exhaustive and does not address all matters relevant to all circumstances. Because individual circumstances likely vary, we advise all participants to consult their own tax advisor concerning the federal and other tax implications to them of awards granted, earned and paid under the Omnibus Plan.

Payouts under the Omnibus Plan, if and when made, generally are includible in a participant’s gross income at least for federal income tax purposes, in the year of receipt. Such payouts generally also constitute “wage” income, for federal employment tax purposes, and, in the absence of a deferral to which the provisions of Section 409A of the Code apply, also would be includable in a participant’s income in the year of receipt. We will withhold any and all required payroll or other taxes from any such payout. The Committee generally intends to comply with the applicable provisions of Section 162(m) of the Code to enable us to claim an allowable federal income tax deduction in respect of any payouts

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made to an Executive Officer as a result of an award. See the discussion on page 72 for a more complete discussion of our Policy with Respect to Deductibility of Executive Compensation.

Stockholder Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required to approve the material terms of the performance goals used for making performance-based awards under the Omnibus Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE OMNIBUS MANAGEMENT INCENTIVE PLAN.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

AND NOMINATIONS OF DIRECTORS

Our By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. Notice of a stockholder proposal or Director nomination for the 2018 Annual Meeting must be received by us no later than March 27, 2018, and no earlier than February 25, 2018, and must contain certain information and conform to certain requirements specified in the By-laws. If the Chairman determines at the Annual Meeting that a stockholder proposal or Director nomination was not made in accordance with the By-laws, we may disregard the proposal or nomination.

In January 2017, the Board of Directors amended our By-laws to provide for proxy access. In order to nominate a director for election pursuant to our proxy access provision, stockholders who meet the eligibility and other requirements set forth in Section 9A of our By-laws must send a notice no later than December 13, 2017, and no earlier than November 13, 2017, to AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Attn: Corporate Secretary. The Notice must provide the information and meet the other detailed requirements set forth in Section 9A of our By-laws, which can be found as Exhibit 3.1 to our Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 20, 2017.

If a stockholder intends to present a proposal at the 2018 Annual Meeting of Stockholders and seeks to have the proposal included in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Corporate Secretary no later than December 13, 2017. The proposal must also satisfy the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2017 Annual Meeting, but the proposal complies with the advance notice procedure prescribed by the By-laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Any proposals, as well as any related questions, should be directed to: Corporate Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

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HOUSEHOLDING

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple registered stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees and to lower our environmental impact by reducing paper copies.

If you are a registered stockholder (your shares are held directly in your name) and you wish to opt out of householding so that you and other members of your household receive multiple copies of the proxy materials at the same address, you may do so by calling our transfer agent, Computershare, at (888) 294-8217 or by notifying us in writing at: AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Attention: Corporate Secretary. Your notice must be received by us at least 30 days before the mailing of proxy materials, which we expect to be mailed in April of each year. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

OTHER MATTERS

Our audited financial statements as of and for the year ended December 31, 2016, together with the report thereon of Ernst & Young LLP, our independent registered public accounting firm, for the year ended December 31, 2016, are included in our 2016 Annual Report under the Securities Exchange Act of 1934. A copy of the 2016 Annual Report on Form 10-K is included in our 2016 Annual Report to Stockholders and is being furnished on the Internet to stockholders together with this Proxy Statement.

This Proxy Statement and the accompanying form of proxy will be furnished on the Internet to stockholders on or about April 10, 2017, together with the 2016 Annual Report to Stockholders. In addition, we are requesting banks, brokers and other custodians, nominees and fiduciaries to forward the Notice of Internet Availability of Proxy Materials to the beneficial owners of shares of our common stock held by them of record and will reimburse them for the reasonable out-of-pocket expenses they incur in complying with this request. We retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee estimated to be $8,500 plus out-of-pocket expenses. Solicitation of proxies also may be made by our officers and employees, via personal contacts, telephone or email. The cost of soliciting proxies will be borne by us.

The Board of Directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying Notice of Meeting. However, if any other matters properly come before the meeting, it is intended that the holders of proxies will vote on the matter in their discretion.

By order of the Board of Directors,

Joseph C. Alter

Corporate Secretary

West Chester, Ohio

April 10, 2017

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ANNEX A

AK STEEL CORPORATION

OMNIBUS MANAGEMENT INCENTIVE PLAN

(as of March 16, 2017)

I. Purposes

The purposes of the AK Steel Corporation Omnibus Management Incentive Plan are to retain and motivate the Officers and other employees of the Company and its subsidiaries who have been designated to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period.

The Plan is a payroll practice intended to motivate selected employees and it is not intended to be an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the Plan shall be interpreted, administered and enforced to the extent possible in a manner consistent with that intent. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible. Any obligations under the Plan shall be the joint and several obligations of the Company, AK Steel Corporation, and each of their respective subsidiaries and affiliates. Capitalized terms used herein have the definitions given them in Section II.

The Company previously established incentive plans known as the AK Steel Corporation Management Incentive Plan and the AK Steel Corporation Long-Term Performance Plan. On March 16, 2017, the Board of Directors of the Company adopted this Plan, subject to the approval of the Company’s stockholders, to take effective January 1, 2018. The terms and conditions of the Management Incentive Plan and Long-Term Performance Plan continue in effect with respect to performance periods commenced prior to the effective date of this new Omnibus Management Incentive Plan.

II. Definitions

“Annual Base Salary” shall mean for any Participant an amount equal to the actual base salary paid during the year, or base salary in effect at the beginning of the applicable Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) the 90th day after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

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“Award” shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed as a fixed cash amount or pursuant to a formula that is consistent with the provisions of the Plan.

“Award Agreement”means the agreement or other writing that sets forth the terms and conditions of each Award, including any amendment or modification thereof. A Participant is bound by the terms of an Award Agreement and this Plan by reason of accepting the benefits of the Award.

“Beneficial Owner”shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Board” shall mean the Board of Directors of the Company.

“Change of Control”shall be deemed to have occurred if:

(i)         any person (other than a trustee or other fiduciary holding securities under an employee benefit plan in which employees of the Company participate) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii)         during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board, including for this purpose any new Director of the Company (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this definition) whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(iii)         there is a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or there is a complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Management Development and Compensation Committee of the Board, or such other committee designated by the Board that consists solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act.

“Company” shall mean AK Steel Holding Corporation., a Delaware corporation, and any successor thereto.

“Equity Plan” shall mean the AK Steel Holding Corporation Stock Incentive Plan or any successor equity plan or plans.

“Exchange Act”shall mean the Securities Exchange Act of 1934, as amended.

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“Executive Management Committee” or “EMC”shall consist of the Company’s Chief Executive Officer, President, Vice President – Human Resources, and such other individuals as may be designated from time to time by the Chief Executive Officer.

“Participant” shall mean an Officer or other employee of the Company or any of its subsidiaries who is designated by the Committee or the EMC to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Period” shall mean any period for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan”shall mean this Omnibus Management Incentive Plan, as it may be amended from time to time.

“Retires” or “Retirement”shall mean termination of employment with the Company or any subsidiary of the Company with eligibility to immediately commence to receive a pension under the Company’s noncontributory defined benefit pension plan as in effect on the Employee’s termination date, or termination of employment with the Company or any subsidiary of the Company after: (1) completion of at least 30 years of employment with the Company; (2) attainment of age 60 and completion of at least 5 years of employment with the Company; or (3) attainment of age 55 and completion of at least 10 years of employment with the Company.

III. Administration

3.1.         General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including, without limitation, in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2.         Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1 or elsewhere within the Plan.

(a)         to designate within the Applicable Period the Participants for one or more Performance Periods;

(b)         to certify in writing prior to the payment with respect to any Award that the performance goals for the applicable Performance Period and other material terms applicable to the Award have been satisfied;

(c)         subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, any Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(d)         to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3.         Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer, President, and Vice President, Human Resources

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(the Executive Management Committee or EMC) or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person subject to the reporting requirements of Section 16 of the Exchange Act or who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Awards for such person, or (c) certify the achievement of such performance goals.

IV. Performance Goals

The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals (the outcome of which, when established, shall be substantially uncertain) for each Participant or for any group of Participants (or both). To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: net sales; net revenue; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus and excluding special unusual, and extraordinary items); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including without limitation earnings or loss before interest and/or taxes, or earnings before interest, taxes, depreciation and/or amortization, including without limitation, in each case, subject to specified adjustments and as applied as a ratio to revenue or other measures or on a per ton or other per unit basis); economic value-added models or equivalent metrics; economic profit; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including without limitation cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and innovation achievements; regulatory achievements (including without limitation submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing inspections); safety achievements, including without limitation those related to injuries and injury rates, accidents and other safety-related metrics; objectives related to environmental or sustainability metrics, including without limitation objectives relating to compliance under environmental permits (whether related to air, water or other objective metrics), environmental audit performance, or environmental-related events such as deviations, exceedances, violations, releases and the like; quality objectives, including without limitation metrics related to internal retreats, internal rejects, customer claims, process loss and similar quality-related measurements; financial ratios, including without limitation those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including without limitation sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the company’s assets, including without limitation its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the foregoing

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performance measures applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, special, unusual, extraordinary or infrequent events, realized investment gains or losses, acquisitions or dispositions, asset write downs, litigation or claim judgments or settlements, discontinued operations, business interruption events, reserve changes, catastrophes, tax law or accounting changes and restructuring expenses) occurring during the Performance Period that affect the applicable performance goal or goals; accordingly, performance measures based on one or more financial metrics may be established on a GAAP or adjusted GAAP basis. Performance measures may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, business segments, plants, locations, departments or other operating units. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.

With respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, are likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following the Performance Period, the performance goals shall be set by the Compensation Committee within the Applicable Period, and shall otherwise comply with the requirements of Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or business unit, division, subsidiary, business segment, plant, location, department, operating unit or individual measures, whether or not listed in this Plan, and such performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time.

V. Terms of Awards

5.1.         Performance Goals and Targets; Determination of Awards. At the time one or more performance goals are established for one or more Performance Periods, the Committee also shall establish in writing an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of such specified performance goals for each such Performance Period. The amount payable to a Participant upon achievement of the applicable performance goals shall be expressed in terms of an objective formula or standard, including a fixed cash amount, the allocation of a bonus pool or a percentage of the Participant’s Annual Base Salary. The Committee reserves the discretion to reduce or increase the amount of any payment with respect to any Award that would otherwise be made to any Participant pursuant to the performance goals established in accordance with Article IV, and may exercise such discretion based on the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in this Plan or are assessed on an objective or subjective basis. With respect to each Award, the Committee may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets.

5.2.         Payments. Unless otherwise determined by the Committee, payment of an Award is subject to the Participant’s continuous employment with the Company until the applicable payment date. As established by the Committee, payment of Awards shall be made in (i) cash, (ii) Company common stock or stock units under the Equity Plan or (iii) a combination of (i) and (ii), in each case subject to such restrictions as the Committee shall determine; provided, however, that the timing of such payments shall in all instances either (A) satisfy the conditions of an exception from Section 409A

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of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

5.3.         Maximum Awards. No Participant shall receive a payment under the Plan with respect to any Performance Period of one year having a value in excess of $5 million; provided, however, that (i) such maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration, and (ii) if there are two or more Performance Periods that commence during any calendar year, in no event shall the aggregate amount payable to any Participant with respect to all such Performance Periods commencing in such calendar year exceed $10 million.

VI. General

6.1.         Effective Date. The Plan was adopted by the Board on March 16, 2017 and shall become effective January 1, 2018, subject to stockholder approval. For purposes of clarity, the terms and conditions of the Management Incentive Plan and Long-Term Performance Plan, each as amended from time to time, continue in effect with respect to performance periods commenced prior to the effective date of this Omnibus Management Incentive Plan.

6.2.         Amendments and Termination. The Board may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code; provided, however, that no amendment may materially impair the rights of a Participant with respect to an outstanding Performance Period without the consent of the Participant. The Board may terminate the Plan at any time.

6.3.         Non-Transferability of Awards. No Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process, except as permitted by the laws of descent and distribution. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

6.4.         Tax Withholding. The Company shall have the right to withhold from the payment of any Award hereunder or require prior to the payment of any amount pursuant to an award, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award.

6.5.         No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any Award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6.         Termination of Employment. If during a Performance Period a Participant dies, becomes totally and permanently disabled, or Retires, the Participant (or his estate in the case of death) shall be entitled under this Plan to a prorated Award, if any, based on his or her period of participation during such Performance Period. If during a Performance Period a participant’s employment with the Company involuntarily terminates for any reason other than for cause, the Participant may receive, in the sole discretion of the Committee or the EMC, a prorated Award, if any,

A-6	2017 Proxy Statement

based on his or her participation during such Performance Period. If a Participant is terminated for cause, as cause may be defined by the Committee or the EMC, or if a Participant voluntarily terminates before any Award is paid, no Award shall be paid under the Plan. Payments made pursuant to this Section shall be made at the time they are made to participants employed by the Company.

6.7.         Awards are Subject to Company’s Clawback Policy. All Awards granted under the Plan will be subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback or similar policy that may be implemented by the Company from time to time, including such policies that may be implemented after the date an Award is granted, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with a Participant.

6.8         Change of Control Election. Subject to the requirements of Section 409A of the Code, if applicable, and unless otherwise provided in an Award Agreement, upon the occurrence of a Change of Control:

(a)         the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award;

(b)         outstanding Awards which are not assumed or otherwise continued by the Acquiror shall accelerate and become fully vested effective immediately prior to, but contingent upon, the consummation of the Change in Control, and thereafter, all Awards which become vested as a result of this sentence shall terminate to the extent not exercised or selected as of the date of the Change in Control; and

(c)         any Awards which are assumed, continued, or substituted for pursuant to clause (a) above shall become fully vested upon a qualifying termination of employment that occurs in connection with or following such Change in Control, pursuant to the terms set forth in the applicable Award Agreement.

6.9.         Governing Law. The Plan and each Award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.10.         Other Plans. Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.11.         Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

6.12.         Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of

A-7	2017 Proxy Statement

any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

AK STEEL HOLDING CORPORATION AK STEEL CORPORATION

By:	/s/ Joseph C. Alter
Joseph C. Alter, Vice President, General Counsel and Corporate Secretary

Adopted March 16, 2017 (subject to stockholder approval at the May 25, 2017 Annual Meeting of Stockholders)

A-8	2017 Proxy Statement

ANNEX B

Non-GAAP Financial Measures

In certain of our disclosures in this Proxy Statement, we have reported adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) that exclude the effects of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges for the termination of a pellet offtake agreement and related transportation costs, impairment charges for our investments in Magnetation and AFSG and charges for temporarily idling facilities. We believe that reporting adjusted net income (loss) attributable to AK Holding (as a total and on a per share basis) with these items excluded more clearly reflects our current operating results and provides investors with a better understanding of our overall financial performance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this report, we have made adjustments to EBITDA to also exclude the effect of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges for the termination of a pellet offtake agreement and related transportation costs, impairment charges for our investments in Magnetation and AFSG and charges for temporarily idling facilities. The adjusted results, although not financial measures under generally accepted accounting principles in the United States (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze our financial results in relation to those of our competitors and to our prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

We recognize in our results of operations, as a corridor adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Amounts inside this 10% corridor are amortized over the plan participants’ life expectancy. The need for a corridor charge is considered at any remeasurement date, but has generally only been recorded in the fourth quarter at the time of the annual remeasurement. After excluding the corridor charge, the remaining pension and OPEB expenses included in the non-GAAP measure are comparable to the accounting for pension and OPEB expenses on a GAAP basis in the first three quarters of the year and we believe this is useful to investors in analyzing our results on a quarter-to-quarter basis, as well as analyzing our results on a year-to-year basis. As a result of the corridor method of accounting, our subsequent financial results on both a GAAP and a non-GAAP basis do not contain any amortization of prior period actuarial gains or losses that exceeded the corridor threshold because those amounts were immediately recognized as a corridor adjustment in the period incurred. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when we perform a valuation. The two most significant of those assumptions are the discount rate we use to value projected plan obligations and the rate of return on plan assets. In addition, changes in other actuarial assumptions and the degree by which the unrealized gains or losses are within the corridor threshold before remeasurement will affect the corridor adjustment calculation. The effect of prevailing interest rates on the discount rate as of a measurement date and actual return on plan assets compared to the expected return will have a significant impact on our liability, corridor adjustment and following year’s expense for these benefit plans. For example, actuarial assumptions we made to remeasure the funded status of our pension and OPEB obligations in the fourth quarter of 2016 affected actuarial losses and the related pension/OPEB net corridor charge. The net corridor charge reflected (i) a decrease in the discount rate assumption used to determine pension liabilities from 4.15% at

B-1	2017 Proxy Statement

December 31, 2015 to 3.35% at the October 2016 remeasurement (an actuarial loss of approximately $221.1), partially offset by (ii) gains from changes in pension and OPEB mortality assumptions, lower claims costs and other demographic factors (netting to a gain of approximately $76.4) and (iii) the net effect of the difference between the expected annualized return on assets of 7.25% ($129.4) and the actual annualized return on assets of 12.7% as of the October 2016 remeasurement ($228.8) (netting to a gain of $99.4). We believe that the corridor method of accounting for pension and OPEB obligations is rarely used by other publicly traded companies. However, because other companies use different approaches to recognize actuarial gains and losses, our resulting pension and OPEB expense on a GAAP basis or a non-GAAP basis may not be comparable to other companies’ pension and OPEB expense on a GAAP basis. Although the net corridor charge reduces reported operating and net income, it does not affect our cash flows in the current period. However, we expect to ultimately settle the pension and OPEB obligations in cash.

Neither current shareholders nor potential investors in our securities should rely on adjusted EBITDA, adjusted EBITDA margin or adjusted net income (loss) as a substitute for any GAAP financial measure and we encourage investors and potential investors to review the following reconciliations of adjusted EBITDA and adjusted net income (loss).

Reconciliation of Adjusted EBITDA

	2016	2015	2014
Net income (loss) attributable to AK Holding	$(7.8)	$(509.0)	$(96.9)
Net income attributable to noncontrolling interests	66.0	62.8	62.8
Income tax expense	3.2	63.4	7.7
Interest expense	163.9	173.0	144.7
Interest income	(1.6)	(1.3)	(0.7)
Depreciation	216.6	216.0	201.9
Amortization	4.8	8.4	9.1

EBITDA	445.1	13.3	328.6
Less: EBITDA of noncontrolling interests (a)	80.8	77.1	77.2
Pension and OPEB net corridor and settlement charges	68.1	131.2	5.5
Charges for termination of pellet agreement and related transportation costs	69.5	—	—
Impairment of Magnetation investment	—	256.3	—
Impairment of AFSG investment	—	41.6	—
Charge for facility idling	—	28.1	—
Acquisition-related expenses	—	—	23.3

Adjusted EBITDA (b)	$501.9	$393.4	$280.2

Adjusted EBITDA margin	8.5%	5.9%	4.3%

(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	2016	2015	2014
Net income attributable to noncontrolling interests	$66.0	$62.8	$62.8
Depreciation	14.8	14.3	14.4

EBITDA of noncontrolling interests	$80.8	$77.1	$77.2

B-2	2017 Proxy Statement

(b)

Included in adjusted EBITDA for the year ended December 31, 2016, was $45.6 of unrealized gains on iron ore derivatives. See Note 17 to the consolidated financial statements for additional information.

Reconciliation of Adjusted Net Income (Loss)

	2016	2015	2014
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(7.8)	$(509.0)	$(96.9)
Pension and OPEB net corridor and settlement charges	68.1	131.2	5.5
Charges for termination of pellet agreement and related transportation costs	69.5	—
Impairment of Magnetation investment	—	256.3	—
Impairment of AFSG investment	—	41.6	—
Charge for facility idling	—	28.1	—
Acquisition-related expenses (net of tax)	—	—	31.7

Adjusted net income (loss) attributable to AK Steel Holding Corporation	$129.8	$(51.8)	$(59.7)

Reconciliation to Diluted Earnings (Loss) per Share
Diluted earnings (loss) per share, as reported	$(0.03)	$(2.86)	$(0.65)
Pension and OPEB net corridor charge/settlement loss	0.29	0.74	0.04
Charges for termination of pellet agreement and related transportation costs	0.30	—	—
Impairment of Magnetation investment	—	1.44	—
Impairment of AFSG investment	—	0.23	—
Charge for facility idling	—	0.16	—
Acquisition-related expenses	—	—	0.21

Adjusted diluted earnings (loss) per share	$0.56	$(0.29)	$(0.40)

B-3	2017 Proxy Statement

☐   Mark this box with an X if you have made

       changes to your name or address details above.

  Annual Meeting Proxy Card

A.	Proposal No. 1 – Election of Directors.

The Board of Directors recommends a vote FOR the listed nominees.

	For	Against	Abstain		For	Against	Abstain
01 – Dennis C. Cuneo	❑	❑	❑	07 – Roger K. Newport	❑	❑	❑

02 – Sheri H. Edison	❑	❑	❑	08 – Dr. James A. Thomson	❑	❑	❑

03 – Mark G. Essig	❑	❑	❑	09 – Dwayne A. Wilson	❑	❑	❑

04 – William K. Gerber	❑	❑	❑	10 – Vicente Wright	❑	❑	❑

05 – Gregory B. Kenny	❑	❑	❑	11 – Arlene M. Yocum	❑	❑	❑

06 – Ralph S. Michael, III	❑	❑	❑

B.	Proposal No. 2 – Advisory vote to ratify the appointment of independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017.

❑    For                 ❑    Against                ❑    Abstain

C.	Proposal No. 3 – Advisory vote to approve Named Executive Officer compensation.

The Board of Directors recommends a vote FOR the resolution to approve the compensation of the Named Executive Officers.

❑    For                 ❑    Against                ❑    Abstain

D.	Proposal No. 4 – Advisory vote on the frequency of future stockholder votes concerning Named Executive Officer compensation.

The Board of Directors recommends a vote for the option of ONE YEAR on the frequency of future stockholder advisory votes on Named Executive Officer compensation:

One year	Two years	Three years	Abstain
❑	❑	❑	❑

Note: Proxies that are signed and returned but which do not make an election on the frequency of stockholder advisory votes on Named Executive Officer compensation will be voted for “ONE YEAR”, as recommended by the Board of Directors.

E.	Proposal No. 5 – Approval of the material terms of the performance goals under the new Omnibus Management Incentive Plan.

The Board of Directors recommends a vote FOR the approval of the material terms of the performance goals under the new Omnibus Management Incentive Plan.

☐    For                 ☐    Against                ☐    Abstain

F.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Title:	Title:

Proxy – AK Steel Holding Corporation

Annual Meeting of Stockholders

Proxy Solicited on behalf of the Board of Directors of the Company for the Annual Meeting to be held on May 25, 2017

The undersigned stockholder of AK Steel Holding Corporation (the “Company”) hereby appoints Roger K. Newport, Kirk W. Reich and Joseph C. Alter, and each of them, as attorneys-in-fact and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 25, 2017, and at any adjournment thereof, with authority to vote at such meeting all shares of Common Stock of the Company owned by the undersigned on March 27, 2017, in accordance with the directions indicated herein:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION AS A DIRECTOR OF EACH OF THE ELEVEN NOMINEES NAMED ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017, “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR THE OPTION OF “ONE YEAR” ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION, AND “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE NEW OMNIBUS MANAGEMENT INCENTIVE PLAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ELEVEN NOMINEES NAMED FOR ELECTION AS A DIRECTOR.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “ONE YEAR” ON THE FREQUENCY OF FUTURE STOCKHOLDER VOTES CONCERNING NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE NEW OMNIBUS MANAGEMENT INCENTIVE PLAN.

Please sign, date and return this proxy card promptly using the enclosed envelope.

(Continued and to be voted on reverse side.)